As filed with the Securities and Exchange Commission on January 10, 2001
                                                      Registration No. 333-41070


                     U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                             -----------------------

                                 AMENDMENT NO. 2

                                       TO

                                    FORM SB-2

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                             -----------------------


                           MCGLEN INTERNET GROUP, INC.
                 (Name of Small Business Issuer in its Charter)

         Delaware                          7374                  13-3779546
    ------------------            ----------------------       --------------
 (State or jurisdiction of     (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)

                                16700 Gale Avenue
                       City of Industry, California 91745
                                 (626) 923-6019
                       ----------------------------------
        (Address and telephone number of principal executive offices and principal place of business or intended principal place of business)

                                   George Lee
                             Chief Executive Officer
                           Mcglen Internet Group, Inc.
                                16700 Gale Avenue
                       City of Industry, California 91745
                                 (626) 923-6019
                       ----------------------------------
                       (Name, address and telephone number
                              of agent for service)

                        Copies of all communications to:

                               J. Jay Herron, Esq.
                            Michael L. Hawkins, Esq.
                              O'Melveny & Myers LLP
                             114 Pacifica, Suite 100
                          Irvine, California 92618-3318
                                 (949) 737-2900

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

         If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. [_]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, please check the following box. [X]


                                         CALCULATION OF REGISTRATION FEE


                                                         Proposed
                                                         Maximum          Proposed Maximum       Amount of
  Title of Each Class of             Amount to           Offering         Aggregate Offering   Registration
Securities To Be Registered        be Registered     Price Per Share(1)        Price(1)            Fee
-----------------------------------------------------------------------------------------------------------
Common Stock, $0.03 par
value                              3,457,000(2)                 (3)       $2,536,830(3)       $    69.21(3)
Common Stock, $0.03 par
value                              2,526,235(4)       $     1.13          $2,854,646                    (5)
Common Stock, $0.03 par
value                                 44,622(4)       $     1.11          $   49,530                    (5)
Common Stock, $0.03 par
value                              7,377,500(6)       $     0.19          $1,401,725          $   350.43
-------------------------         -------------       -------------       -------------       -------------
Total                             13,405,357                              $6,842,731          $   419.64

------------------
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended (the "Act"). Original filing fee in the registration statement on Form SB-2 (the "Registration Statement") was based on the average of the high and low prices of the common stock on July 7, 2000, which was $1.13. Additional filing fee in Amendment No. 1 to the Registration Statement was based on the average of the high and low prices of the common stock on September 25, 2000, which was $1.11. Additional filing fee in this Amendment No. 2 to the Registration Statement is based on the average of the high and low prices of the common stock on January 8, 2001, which was $0.19.

(2) Represents the maximum number of shares issuable as of January 9, 2001 upon conversion of the 10% convertible debenture issued to AMRO International, S.A. The number of shares to be issued upon conversion will vary according to changes in the volume-weighted average daily price of our common stock during the pricing period provided for in the agreement. The debenture also permits, at the holder's election, the conversion of accrued but unpaid interest into shares at the same time the principal is converted. However, under the terms of the debenture, AMRO may not convert the debenture at any one time for an amount of shares that would equal or exceed 9.9% of the number of shares of the outstanding common stock without prior notice of no less than 75 days.

(3) In Amendment No. 1 to the Registration Statement, 2,000,000 shares were proposed to be registered at a proposed maximum offering price per share of $1.13, for a proposed maximum aggregate offering price of $2,260,000. A registration fee of $596.64 was previously paid with respect to such shares. An additional 1,457,000 shares are proposed to be registered due to a decrease in the market price of the common stock and consequent increase in the number of shares issuable under the convertible debenture. The 1,457,000 additional shares are to be issued at a proposed maximum offering price per share of $0.19, for a proposed maximum aggregate offering price of $276,830.

(4) Includes shares previously included in the Registration Statement and/or Amendment No. 1 to the Registration Statement. These shares may be offered for sale and sold from time to time during the period the registration statement remains effective, by or for the accounts of the respective selling stockholders.

(5)      Previously paid.

(6) Includes 7,050,000 shares issuable pursuant to our financing agreement with Dillow & Dillow, Inc., including 2,800,000 shares issuable upon conversion of promissory notes issued to certain lenders, up to 3,200,000 shares issuable to certain investors, up to 750,000 shares issuable upon the conversion of incentive warrants granted to Dillow & Dillow and up to 300,000 shares issuable to Dillow & Dillow as a finder's fee. Also includes 140,000 shares issuable upon the exercise of warrants granted to Global Integrated Business Solutions, and shares proposed to be registered for the following selling stockholders in addition to the shares already included in the Registration Statement and Amendment No. 1 to the Registration Statement, as follows: Michael Culver (15,000 additional shares); Deutsche Financial Services Corporation (172,500 additional shares).

         The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                  SUBJECT TO COMPLETION, DATED JANUARY 10, 2001

                                   PROSPECTUS

                           Mcglen Internet Group, Inc.

                                  Common Stock

         All of the shares of common stock being sold are offered by selling stockholders. We will not receive any proceeds from the sale of the shares by the selling stockholders. However, we will receive the exercise price of options and warrants held by selling stockholders who exercise their options and warrants and pay the exercise price in cash. We will pay the costs of registering the shares under this prospectus, including legal fees.

         This prospectus is part of a registration statement that covers (i) 1,595,000 shares held by the selling stockholders and (ii) up to 11,810,357 shares issuable by us pursuant to warrants, options, convertible notes and our financing agreement with Dillow & Dillow, Inc.

         Our common stock is traded on the Nasdaq SmallCap Market System under the symbol "MIGS." On January 9, 2001, the last reported sales price of our common stock was $0.25. As of January 9, 2001, our stock did not meet the continued listing requirements for the Nasdaq SmallCap Market.

         The selling stockholders may offer shares of our common stock on The Nasdaq SmallCap Market, in negotiated transactions or otherwise, or by a combination of these methods. The selling stockholders may sell the shares through broker-dealers who may receive compensation from the selling shareholders in the form of discounts or commissions.

                             -----------------------

          THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                     SEE "RISK FACTORS" BEGINNING AT PAGE 5.

                             -----------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
      COMMISSION HAS APPROVED OR DISAPPROVED THE COMMON STOCK OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.



        In this prospectus, references to the "Company," "Mcglen," "we,"
            "us," and "our" all refer to Mcglen Internet Group, Inc.

                The date of this prospectus is___________, 2000.

         The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----

Disclosure Regarding Forward-Looking Statements                            1
Prospectus Summary                                                         2
Summary Financial Information                                              4
Risk Factors                                                               5
Use of Proceeds                                                            17
Dividend Policy                                                            17
Selected Historical Financial Data                                         18
Management's Discussion and Analysis of Financial
 Condition and Results of Operations                                       19
Our Business                                                               24
Management                                                                 31
Principal Stockholders                                                     35
Certain Transactions                                                       37
Description of Capital Stock                                               40
Selling Stockholders and Plan of Distribution                              45
Shares Eligible for Future Sale                                            48
Legal Matters                                                              49
Experts                                                                    49
Disclosure of Commission Position on Indemnification
 for Securities Act Liabilities                                            50
Market for Our Common Equity                                               51
Where You Can Find More Information                                        52
Financial Statements                                                       53
Index to Consolidated Financial Statements                                 F-1

         Until ______________, 2000 (25 days after the commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. When we use words like "intend," "anticipate," "believe," "estimate," "plan" or "expect," we are making forward-looking statements. We believe that the assumptions and expectations reflected in such forward-looking statements are reasonable, based on information available to us on the date of this prospectus, but we cannot assure you that these assumptions and expectations will prove to have been correct or that we will take any action that we may presently be planning. We have disclosed certain important factors that could cause our actual results to differ materially from our current expectations under "Risk Factors" and elsewhere in this prospectus. You should understand that forward-looking statements made in connection with this offering are necessarily qualified by these factors. We are not undertaking to publicly update or revise any forward-looking statement if we obtain new information or upon the occurrence of future events or otherwise.

                               PROSPECTUS SUMMARY

         Since this is a summary, it does not contain all the information that may be important to you in evaluating your investment. You should read the following summary, and the "Risk Factors" section, along with the more detailed information and Financial Statements and the notes to the Financial Statements appearing elsewhere in this prospectus or incorporated by reference in this prospectus, before you decide whether to participate in this offering.

OUR BUSINESS

         We are an Internet operating company focused on creating multiple on-line business divisions targeting specific business-to-business and business-to-consumer markets. Our centralized technology backbone and operations infrastructure allow us to rapidly create focused on-line business divisions, operate at low overhead cost, and maximize return on investment by creating synergy among our business divisions. Our operations division, which includes a call center, sourcing, warehousing, fulfillment, accounting, business development and information technology, supports order processing, logistics, customer service, financial transactions and core technology for our business divisions located in the City of Industry, California. Our business divisions include sales, marketing, content management, product management and service management teams focused on building unique customer experiences for each business division.

         We currently offer more than 150,000 computer products on our three operating on-line retail websites: Mcglen.com, AccessMicro.com and Techsumer.com. We offer different mixtures of computing technology, entertainment and communications products on these three websites based on the different target market segments' buying patterns. Mcglen.com, launched in May 1996, and AccessMicro.com, launched in June 1996, both have achieved Customer Certified Gold Merchant status on BizRate.com, an independent on-line retail rating guide. Moreover, Gomez Advisor, an independent business rating guide, consistently ranks Mcglen.com and AccessMicro.com among the best sites to purchase computing products on the Web in their Internet Computer Store Scorecard. Techsumer.com was launched in November 1999.

OUR HISTORY

         We were incorporated in Delaware in May 1994. In March 1995, we changed our name to Wanderlust Interactive, Inc. and in May 1998, we changed our name to Adrenalin Interactive, Inc. On December 2, 1999, we completed a reverse acquisition with Mcglen Micro, Inc. in which the stockholders of Mcglen Micro, Inc. acquired control of the company. As a result of the acquisition, each share of Mcglen Micro, Inc. was converted into 0.988961 shares of the company, with approximately 25,485,527 shares being issued. On December 17, 1999, we changed our name to Mcglen Internet Group, Inc., and changed our ticker symbol on the Nasdaq SmallCap Market from "ADRN" to "MIGS."

         Our executive offices are located at 16700 Gale Avenue, City of Industry, California 91745. Our Internet address is http://www.Mcglen.com. Information contained on our website is not, and should not be considered, part of this prospectus.

THE OFFERING

Securities offered by the selling         Up to 13,405,357 shares.
stockholders

Common stock to be outstanding after      37,056,322 shares.
the offering (assuming exercise of all
options, warrants or convertible notes
for which shares are being registered
in this prospectus)

Use of proceeds                           Promotion of our websites and general
                                          corporate purposes.

Nasdaq SmallCap System trading symbol     MIGS.

RECENT DEVELOPMENTS

         On October 11, 2000, we entered into an agreement and plan of merger with Lan Plus Corporation. Lan Plus is a manufacturer of both private-label and branded turnkey computer products and services, with over nine years of operating history. The merger is subject to certain closing conditions. See "Risk Factors - Our proposed merger with Lan Plus may not occur." Our management anticipates that the merger will close in the first half of 2001. At the closing of the merger, Lan Plus shareholders will receive a number of shares such that the Lan Plus shareholders will own 50.1% of shares of the post merger combined entity. Upon completion of the merger, Andy Teng, founder, Chairman and Chief Executive Officer of Lan Plus, will become the Chief Executive Officer and Chairman of the Board of the combined company and Richard Shyu, currently President and Chief Operating Officer of Lan Plus, will become President of the combined company. Both will be added to the Board of Directors at closing. Grant Trexler, currently Mcglen's Chief Financial Officer, will become Chief Financial Officer of the combined company. Mcglen's founders, Mike Chen, George Lee and Alex Chen, will assume management and executive positions within the new company.

         On December 22, 2000, we entered into a financing agreement with Dillow & Dillow, Inc. Under the agreement, Dillow & Dillow arranged for us to receive loans totaling $700,000 from certain lenders identified by Dillow & Dillow. The promissory notes for the loans are secured by a first priority security interest on all of our assets, and will convert into shares of our common stock automatically upon the date this registration statement becomes effective at a conversion price of $0.25 per share. Pursuant to the agreement, the loan amounts were placed into escrow; $400,000 was released to us on December 28, 2000, and the remainder will be released to us before January 8, 2001. We have also sold to certain purchasers identified by Dillow & Dillow up to an aggregate of 3,200,000 shares of our common stock at a price of $0.25 per share, with the proceeds therefor to be held in escrow until this registration statement becomes effective. The agreement provides Dillow & Dillow with a one-year warrant to purchase one share of our common stock for every eight shares of our common stock issued to lenders and investors under the financing agreement, for a maximum of 750,000 shares. In addition, Dillow & Dillow will receive a finders fee equal to 10% of any loan or investment proceeds under the agreement, half payable in cash and half payable in stock at a price of $0.25 per share, for a total of 300,000 shares. The financing agreement requires us to file this registration statement covering 7,050,000 shares.

                          SUMMARY FINANCIAL INFORMATION

         The following financial information should be read together with the "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                                        YEAR ENDED DECEMBER 31,               NINE MONTHS ENDED SEPTEMBER 30,
                                                 -------------------------------------     -------------------------------------
                                                       1998                 1999                 1999                 2000
                                                 ----------------     ----------------     ----------------     ----------------
                                                 (in thousands, except per share data)     (in thousands, except per share data)

STATEMENT OF OPERATIONS DATA:
Net sales..................................      $        11,525      $        27,494      $        18,477      $        24,549
Gross profit...............................                1,818                2,069                1,616                2,367
Income (loss) before income taxes..........                   60               (3,511)                (951)              (4,450)
Net income (loss)..........................                   58               (3,512)                (951)              (4,450)
Net income (loss) per share, basic
   and diluted (1).........................      $            --      $         (0.11)     $         (0.05)     $         (0.14)
Weighted average shares used in
   net loss per share, basic
   and diluted.............................               20,750               31,734               20,200              31,689


                                                             AT DECEMBER 31,                 AT SEPTEMBER 30,
                                                 -------------------------------------     ------------------
                                                       1998                  1999                 2000
                                                 ----------------     ----------------     ------------------
                                                             (in thousands)                   (in thousands)
BALANCE SHEET DATA:

Cash and cash equivalents..................      $           437      $           962      $              46
Working capital (deficit)..................                  168               (1,557)                (4,639)
Total assets...............................                1,101                3,304                  1,874
Long-term debt and capital leases..........                   --                  216                    162
Total stockholders' equity (deficit).......                  211                 (864)                (4,122)


--------------------------------------------------------------------------------------------------------------------------------

         (1) For a description of the computation of the net loss per share and the number of shares used in the per share calculations, see Note 1 of Notes to Financial Statements.

                                  RISK FACTORS

         An investment in our common stock involves a high degree of risk. You should carefully review and consider the information below, as well as the other information contained in this prospectus and incorporated by reference, before you make an investment in our common stock.

WE INCURRED A SIGNIFICANT LOSS IN 1999.

         We incurred a loss of $3.5 million in 1999 and a loss of nearly $4.5 million for the nine months ended September 30, 2000. As of December 31, 1999, we had a working capital deficit of approximately $1.6 million and a stockholders' deficit of approximately $864,000. Our auditors have included an explanatory paragraph in their report for the year ended December 31, 1999, indicating there is substantial doubt regarding our ability to continue as a going concern. As of September 30, 2000, we had a working capital deficit of over $4.6 million and a stockholders' deficit of approximately $4.1 million. There can be no assurance that we will be profitable in the future. Furthermore, future profits, if any, will be dependent on many factors, including, but not limited to, our ability to return our operations to profitability in a timely manner, the need for additional financing, and competition from other electronic commerce retailers. If we are not able to significantly improve our operating results, we may be required to cease or substantially curtail our operations.

WE WILL NEED TO OBTAIN ADDITIONAL FINANCING IN THE NEAR FUTURE.

         Our capital requirements associated with the expanding operations have been and will continue to be substantial. We anticipate, based on management's internal forecasts and assumptions related to operations, that our existing capital resources will not be sufficient to permit us to maintain and expand operations and marketing. We are, therefore, likely to require additional financing to execute our business plan. However, no assurance is given that we will be able to obtain additional financing when needed, or that, if available, such financing will be on terms acceptable to us. In any such financing, the interests of our existing security holders could be substantially diluted.

         We anticipate that we will need to raise additional funds in 2001 in order to fund our current operations, pursue sales growth opportunities, develop new websites or enhance our existing ones, respond to competitive pressures, or acquire other businesses. If adequate funds are either not available or not available on acceptable terms, we may be unable to accomplish these objectives. Any inability to do so would have a negative effect on our business, revenues, financial condition and results of operations.

         If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders will be reduced. Moreover, these securities may have powers, preferences and rights that are senior to those of the rights of our common stock.

WE HAVE A LIMITED ON-LINE OPERATING HISTORY THAT PROVIDES LITTLE INFORMATION WITH WHICH TO EVALUATE OUR ELECTRONIC COMMERCE BUSINESS.

         There is little information on which to evaluate our business and prospects as an electronic commerce company. An investor in our common stock must consider the risks and difficulties that early-stage companies frequently encounter in the new and rapidly evolving market of electronic commerce. Such risks for us include:

         o   our evolving and unpredictable business model;

         o our competitors that have more established electronic commerce operations;

         o   our need and ability to manage growth; and

         o   the rapid evolution of technology in electronic commerce.

         To address these risks and uncertainties, we must take various steps, including:

         o improving our customer service and providing outstanding order fulfillment;

         o continuing to develop and upgrade our technology, infrastructure and systems that support our on-line stores;

         o expanding the number of products and categories of merchandise offered at our on-line stores;

         o   increasing our customer base to achieve economies of scale;

         o   attracting, retaining and motivating qualified personnel; and

         o making our on-line stores more user-friendly and appealing to customers.

WE MAY NOT BE SUCCESSFUL IN IMPLEMENTING ANY OF OUR STRATEGIES OR IN ADDRESSING THESE RISKS AND UNCERTAINTIES, AND EVEN IF WE ACCOMPLISH THESE OBJECTIVES, WE STILL MAY NOT BE PROFITABLE IN THE FUTURE.

         We incurred substantial losses from operations in 1999, and for the nine months ended September 30, 2000. As of December 31, 1999, we had an accumulated deficit of approximately $3.4 million. We expect to continue to incur substantial net losses in the foreseeable future. We plan to continue to enhance our brand name through competitive pricing, marketing and advertising programs, offering additional categories of merchandise for sale at our on-line stores and improving and enhancing our technology, infrastructure and systems. These initiatives will likely result in operating expenses that are higher than current operating expenses. We will need to generate significant revenues to achieve profitability, and to maintain that profitability if it is achieved. Although our revenues from electronic commerce have grown in recent quarters, such growth rates may not be sustainable and we may not become profitable in the future.

OUR FUTURE REVENUES ARE UNPREDICTABLE AND OUR OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY.

         Because electronic commerce is a new, emerging market, we cannot accurately forecast our revenues. While our revenues from electronic commerce may increase in certain quarters, an investor should not use these past results to predict our future results. We base our current and future expenditures on our plans and estimates of future revenues. Our expenses are, to a large degree, fixed. We may be unable to adjust spending in a timely manner if we experience an unexpected shortfall in our revenues.

         We expect that our future quarterly operating results will fluctuate significantly because of many factors, many of which we do not control. These factors include:

         o our ability to satisfy and retain existing customers and attract new customers at a sufficient rate;

         o pricing competition, including, but not limited to, pricing which results in no gross margin on certain products;

         o our ability to acquire, price and market merchandise inventory such that we maintain gross margins in our existing business and in future product lines and markets;

         o   our ability to fulfill customer orders;

         o   the level of traffic at our websites;

         o the development, announcement or introduction of new sites, services or products by us or by our competitors;

         o the amount the Internet is used generally and, more specifically, for the purchase of products such as those that we offer;

         o our ability to upgrade and develop our systems and infrastructure and attract new employees;

         o the occurrence of technical or communications failures, system downtime and Internet disruptions;

         o the amount and timing of operating costs and capital expenditures that we incur to expand our business;

         o   governmental regulation and taxation policies;

         o disruptions in service by common carriers such as United Parcel Service or unanticipated increases in shipping and transaction-processing costs; and

         o general economic conditions and economic conditions specific to the Internet, electronic commerce and the computer industry.

OUR REVENUES DEPEND ON THE NUMBER OF TIMES CUSTOMERS MAKE PURCHASES AT OUR ON-LINE STORES.

         The amount of sales at our on-line stores depends in part on the number of customers, the competitiveness of our prices and the availability of merchandise from our suppliers. We cannot forecast the number of our future customers, the future pricing strategies of our competitors or the future availability of merchandise with any degree of certainty. It is clear, however, that if the number of customers does not increase, if our gross margins decrease or if the amount of merchandise available to us decreases substantially, our business will suffer. Because of these and other factors, we believe that period-to-period comparisons of our historical results of operations are only partial indicators of our future performance.

OUR OPERATING RESULTS MAY FLUCTUATE DEPENDING ON THE SEASON.

         We expect to experience fluctuations in our operating results because of seasonal fluctuations in traditional retail patterns. Retail sales in the traditional retail industry tend to be significantly higher in the fourth calendar quarter of each year than in the preceding three quarters. As a result of this and other factors, our operating results in one or more future quarters may fluctuate and, therefore, period-to-period comparisons of our historical results of operations may not be good indicators of our future performance.

WE MAY SUFFER SYSTEMS FAILURES AND BUSINESS INTERRUPTIONS.

         Our success, especially our ability to receive and fulfill customer orders, largely depends on the efficient and uninterrupted operation of our computer and telephone communications systems. Almost all of our computer and communications systems are located at a single leased facility. We have experienced temporary power failures and telecommunications failures from time to time at this facility. Our systems are vulnerable to damage from fire, earthquakes, floods, power loss, telecommunications failures, break-ins and other events. Despite any precautions we may take, the occurrence of natural disasters or other unanticipated problems could cause system interruptions, delays and loss of critical data and could prevent us from providing services. Moreover, although we have implemented network security measures, our servers are vulnerable to computer viruses, physical or electronic break-ins, attempts by third parties deliberately to exceed the capacity of our systems and similar disruptions. Any of these events could lead to interruptions or delays in service, loss of data or the inability to accept and confirm customer orders. Generally, we do not have redundant systems or a formal disaster recovery plan, and our coverage limits on our property and business interruption insurance may not be adequate to compensate us for losses that may occur.

WE FACE RISKS OF CAPACITY CONSTRAINTS.

         Our revenues depend to a significant degree on the number of customers who use our on-line stores to buy merchandise. We depend on the satisfactory performance, reliability and availability of our websites, transaction-processing systems, network infrastructure, customer support center, and delivery and shipping systems. These factors are critical to our reputation, our ability to attract and retain customers and to maintain adequate customer service levels, and our operating results. Our on-line stores have experienced periodic temporary capacity constraints from time to time, and we continue to experience capacity constraints at our customer support center primarily related to inbound customer telephone inquiries. Capacity constraints could prevent customers from gaining access to our on-line stores or our customer support center for extended periods of time and decrease our ability to fulfill customer orders or decrease our level of customer acquisition or retention. Such constraints would also decrease the appeal of our on-line stores and decrease our sales. If the amount of traffic, the number of orders or the amount of traffic to our websites increases substantially, we may experience capacity constraints and may need to further expand and upgrade our technology, transaction-processing systems and network infrastructure. We may be unable to sufficiently predict the rate or timing of increases in the use of our on-line stores to enable us to quickly upgrade our systems to handle such increases. In addition, we may be unable to increase our capacity at our customer support center to handle the amount of current or future customer telephone inquiries.

WE FACE RISKS RELATING TO SYSTEMS DEVELOPMENT.

         We are heavily dependent on our technological systems, some of which were not designed for electronic commerce but have been modified by us for that use. Although we upgrade and expand these systems on an ongoing basis, in the near future we will need to significantly upgrade and expand or replace our transaction-processing systems to handle increased traffic at our on-line stores. We will also need to upgrade our systems to improve their scalability. We also plan to upgrade and expand our systems to add automated customer service, proactive e-mail and customer feedback features to provide enhanced customer service, more complete customer data and better management reporting information. These efforts will require us to integrate newly developed and/or purchased technologies into our existing systems and to hire more engineering and information technology personnel in the near future. If we are unable in a timely manner to hire required personnel, to add new software and hardware, or to develop and upgrade our existing systems to handle increased traffic, we could experience unanticipated system disruptions, slower response times, degraded customer service and a decrease in our ability to fulfill customer orders.

WE MAY BE UNABLE TO MANAGE OUR GROWTH.

         Since our formation in 1996, we have experienced rapid growth. We intend to pursue the continuation of this growth by further developing our marketing programs, hiring additional technical support and operations personnel, and investing in additional facilities and systems. However, we cannot be certain that our growth will continue at a rapid pace even if we effectively implement these programs and initiatives. Our ability to successfully implement our business plan in a rapidly evolving market requires an effective planning and growth-management process. If we are unable to manage our growth, we may not be able to implement our business plan, and our business may suffer as a result. We expect that we will have to expand our business to address potential growth in the number of customers, to expand our product and service offerings and to pursue other market opportunities. We expect that we will need to expand existing operations, particularly those relating to information technology, customer service and merchandising. We expect that we will also need to continue to improve our operational, financial and inventory systems, procedures and controls, and will need to expand, train and manage our workforce, particularly our information technology staff. Furthermore, we expect that we will need to continue to manage multiple relationships with various suppliers, freight companies, warehouse operators, websites, Internet service providers and other third parties to keep control over our strategic direction as our electronic commerce business evolves.

THE ELECTRONIC COMMERCE MARKET IS INTENSELY COMPETITIVE.

         The electronic commerce industry is new, rapidly evolving and intensely competitive. We may not be successful in competing against our present and future competitors. It is not difficult to enter the electronic commerce market, and current and future competitors can launch new electronic commerce websites at relatively low cost. We expect competition in electronic commerce to increase as retailers, suppliers, manufacturers and direct marketers who have not traditionally sold computer products and consumer goods directly to consumers through the Internet enter this market segment. Furthermore, competition may increase to the extent that mergers and acquisitions result in electronic commerce companies with greater market share and revenues. Increased competition, or failure by us to compete successfully, is likely to result in price reductions, fewer customer orders, reduced gross margins, increased marketing costs, loss of market share, or any combination of these problems.

         We believe that the principal competitive factors affecting our market are brand name recognition, competitive pricing, quality of customer service, quality of product information, breadth of merchandise offerings, cost of customer acquisition and ease of use of electronic commerce sites. Although we believe we compete adequately with respect to such factors, we cannot assure you that we can maintain our competitive position against current and potential competitors, especially those with greater financial, marketing, customer support, technical and other resources. For instance, recently some competitors have begun selling certain products at or near the purchase price paid by them to acquire the products. To improve our competitive position, we are focused on increasing our level of customer service and maintaining competitive pricing.

         Current and potential competitors have established or may establish cooperative relationships among themselves or directly with suppliers to obtain exclusive or semi-exclusive sources of merchandise. New competitors or alliances among competitors, or among competitors and suppliers, may emerge and rapidly acquire market share. For example, Dell Computer Corporation and Amazon.com, Inc. have agreed to provide links from their websites to new Web pages that advertise their respective products. Many of our current and potential competitors have significantly greater financial, marketing, customer support, technical and other resources than we do. As a result, they may be able to secure merchandise from suppliers on more favorable terms than we can, and they may be able to respond more quickly to changes in customer preferences or to devote greater resources to the development, promotion and sale of their merchandise than we can.

WE RELY HEAVILY ON CERTAIN MANUFACTURERS, DISTRIBUTORS AND SUPPLIERS.

         We rely heavily on certain manufacturers, distributors and suppliers to supply us with merchandise for sale at our on-line stores. We cannot assure you that we will be able to develop and maintain satisfactory relationships with such parties on acceptable commercial terms, or that we will be able to obtain sufficient quality and quantities of merchandise at competitive prices. Also, the quality of service provided by such parties may fall below the standard needed to enable us to conduct our business effectively. We acquire products for sale both directly from manufacturers and indirectly through distributors and suppliers. Purchases from Ingram Micro Inc., a distributor of computers and related products, accounted for approximately 35% of our aggregate merchandise purchases for 1999. We have no long-term contracts or arrangements with manufacturers, distributors or suppliers that guarantee availability of merchandise for our on-line stores. We cannot assure you that current manufacturers, distributors and suppliers will continue to sell merchandise to us or otherwise provide merchandise for sale by us or that we will be able to establish new manufacturer, distributor or supplier relationships that ensure merchandise will be available for sale by us. We also rely on many of our distributors and suppliers to ship merchandise to customers. We have limited control over the shipping procedures of these distributors and suppliers, and such shipments have often been subject to delays.

WE RELY HEAVILY ON CERTAIN OTHER THIRD PARTIES, INCLUDING INTERNET SERVICE PROVIDERS AND TELECOMMUNICATIONS COMPANIES.

         Our operations depend on a variety of third parties for Internet access, telecommunications, operating software, order fulfillment, merchandise delivery and credit card transaction processing. We have limited control over these third parties, and we cannot assure you that we will be able to maintain satisfactory relationships with any of them on acceptable commercial terms. We cannot assure you that the quality of products and services that they provide will remain at the levels needed to enable us to conduct our business effectively.

         We rely on Internet service providers to connect our website to the Internet. From time to time, we have experienced temporary interruptions in our website's connections and also our telecommunications access. Frequent or prolonged interruptions of these website connection services could result in significant losses of revenues. Our website software depends on operating systems, database and server software that were produced by and licensed from third parties. From time to time, we have discovered errors and defects in such software and, in part, we rely on these third parties to correct these errors and defects promptly.

         Third-party distribution centers fulfill a significant portion of the sales for which we are responsible. Accordingly, any service interruptions experienced by these distribution centers as a result of labor problems or otherwise could disrupt or prevent the fulfillment of some of our customers' orders. In addition, we use United Parcel Service as the primary delivery service for our products. Our business would suffer if labor problems or other causes prevented this carrier from delivering our products for significant time periods. Furthermore, we rely on a single credit card processing service for the processing of credit card transactions. If computer systems failures or other problems were to prevent our credit card service from processing our credit card transactions, we would experience delays and business disruptions. Any such delays or disruptions in customer service may damage our reputation or result in a loss of customers.

WE MAY EVENTUALLY BE REQUIRED TO COLLECT SALES TAX FROM MOST OR ALL OF OUR CUSTOMERS.

         We currently collect sales tax on sales of products delivered to residents in the state of California and drop-shipped from Ingram Micro to residents of Massachusetts. Various states have tried to impose on direct marketers the burden of collecting sales taxes on the sale of products shipped to state residents. The United States Supreme Court affirmed its position that it is unlawful for a state to impose sales tax collection obligations on an out-of-state mail order company whose only contacts with the state are the distribution of catalogs and other advertising materials through the mail and subsequent delivery of purchased goods from out-of-state locations by parcel post and interstate common carriers. It is possible that legislation may be passed to supersede the Supreme Court's decision, or that the Court may change its position. Additionally, it is uncertain whether any new rules and regulations may be adopted, in terms of sales tax collection obligations, to govern electronic commerce companies as the industry continues on its explosive pace of growth. The imposition of new sales tax collection obligations on us in states to which we ship products would result in additional administrative expenses to us. More importantly, though, we may lose one of our most competitive advantages because of a higher total price of products for our customers.

SHIPPING AND POSTAGE COULD INCREASE OUR OPERATING EXPENSES.

         We ship our products to customers generally by United Parcel Service and other overnight delivery and surface services. We generally invoice customers for shipping and handling charges. If we are unable to pass on to our customers future increases in the cost of commercial delivery services, our operating results will be adversely affected. Moreover, any increases in postal costs could have an adverse effect on our operating results.

WE FACE RISKS RELATING TO OUR INVENTORY.

         We directly purchase the majority of the merchandise that we sell at our on-line stores. We assume the inventory, inventory obsolescence and price erosion risks for products that we purchase directly. These risks are especially significant because much of the merchandise we sell at our on-line stores (for example, computer hardware, software and consumer electronics) is characterized by rapid technological change, obsolescence and price erosion. In the recent past we have recorded charges for obsolete inventory and have had to sell certain merchandise at a discount or loss. It is impossible to determine with certainty whether an item will sell for more than the price we pay for it. Because we rely heavily on purchased inventory, our success will depend on our ability to liquidate our inventory rapidly, the ability of our buying staff to purchase inventory at attractive prices relative to its resale value, and our ability to manage customer returns and the shrinkage resulting from theft, loss and misrecording of inventory. If we are unsuccessful in any of these areas, we may be forced to sell our inventory at a discount or loss.

MOST MERCHANDISE SOLD BY US CARRIES A WARRANTY FROM THE MANUFACTURER OR THE SUPPLIER, AND WE ARE NOT OBLIGATED TO ACCEPT MERCHANDISE RETURNS.

         Nevertheless, we in fact have accepted returns from customers for which we did not receive reimbursements from our manufacturers or suppliers, and the levels of returned merchandise in the future might exceed our expectations. We may also find that we have to accept more returns in the future to maintain customer satisfaction.

WE FACE RISKS RELATED TO EXPANSION INTO NEW SERVICES AND BUSINESS AREAS.

         To increase our revenues, we will need to expand our operations over time by promoting new or complementary products or by expanding the breadth and depth of our product or service offerings. If we expand our operations in this manner, we will require significant additional development resources and such expansion may strain our management, financial and operational resources. We may not significantly benefit in such expansion from the Mcglen brand name or from the early entry advantage that we have experienced in the on-line computer products market. Gross margins attributable to new business areas may be lower than those associated with our existing business activities. We cannot assure you that our expansions into new product categories, on-line sales formats or products or service offerings will be timely or will generate enough revenue to offset their costs. Also, any new product category or product or service offering that is not favorably received by consumers could damage our brand reputation.

ELECTRONIC COMMERCE POSES SECURITY RISKS TO US.

         A significant barrier to electronic commerce and communications is the secure transmission of confidential information over public networks. We rely upon encryption and authentication technology licensed from third parties to provide secure transmission of confidential information. We cannot assure you that our security measures will prevent security breaches, and such breaches could expose us to operating losses, litigation and possible liability. Advances in computer capabilities, new discoveries in the field of cryptography or other events or developments may result in a compromise or breach of the algorithms that we use to protect customer transaction data. A party who is able to circumvent our security measures could steal proprietary information or interrupt our operations. We may need to spend a great deal of money and use other resources to protect against the threat of such security breaches or to alleviate problems caused by such breaches. Concerns over the security of on-line transactions and the privacy of users may also inhibit the growth of the Internet generally, and the World Wide Web in particular, especially as a means of conducting commercial transactions.

WE ARE DEPENDENT ON INTELLECTUAL PROPERTY.

         Our performance and ability to compete are dependent to a significant degree on our proprietary technology. We rely on a combination of trademark, copyright and trade secret laws to establish and protect our proprietary rights. Although we have applied for trademark protection for the Mcglen.com name, this name is not currently a registered trademark in the United States. We cannot assure you that we will be able to secure significant protection for this trademark and our other trademarks or service marks. It is possible that our competitors or others will adopt product or service names similar to "Mcglen.com" or other service marks or trademarks of ours, thereby impeding our ability to build brand identity and possibly confusing customers.

         Copyright laws protect our proprietary software. The source code for our proprietary software also is protected under applicable trade secret laws. We cannot assure you that the steps we take to protect our software will prevent misappropriation of our technology or that the agreements we enter into for that purpose will be enforceable. It might be possible for a third party to copy or otherwise obtain and use our software or other proprietary information without authorization, or to develop similar software independently. Policing unauthorized use of our technology is difficult, particularly because the global nature of the Internet makes it difficult to control the ultimate destination or security of software or other data transmitted. The laws of other countries may not adequately protect our intellectual property.

         In the systems and software industries, it is common that companies receive notices from time to time alleging infringement of patents, copyrights or other intellectual property rights of others. We may from time to time be notified of claims that we may be infringing upon patents, copyrights or other intellectual property rights owned by third parties. Companies may pursue claims against us with respect to the alleged infringement of patents, copyrights or other intellectual property rights owned by third parties. Although we believe we have not violated or infringed upon any intellectual property rights and have taken measures to protect our own rights, there is no assurance that we will avoid litigation. Litigation may be necessary to protect our intellectual property rights and trade secrets, to determine the validity of and scope of the proprietary rights of others or to defend against third party claims of invalidity. Any litigation could result in substantial costs and diversion of resources away from the day-to-day operation of our business.

         Existing copyright, trademark, patent and trade secret laws afford only limited protection. Existing laws, in combination with the steps we have taken to protect our proprietary rights, may be inadequate to prevent misappropriation of our technology or other proprietary rights. Also, such protections do not preclude competitors from independently developing products with functionality or features similar or superior to our products and technologies.

         We also rely on a variety of technologies that we license from third parties, such as the database and Internet commerce server applications that we license. We cannot assure you that these third-party technology licenses will continue to be available to us on commercially reasonable terms. If we lose any such licenses, or if we are unable to maintain or obtain upgrades to any of these licenses, it could delay completion of our proprietary software enhancements until equivalent technology is identified, licensed or developed, and integrated.

WE ARE VULNERABLE TO THE RAPID EVOLUTION OF ELECTRONIC COMMERCE AND RELATED TECHNOLOGY.

         The Internet and the electronic commerce industry are characterized by rapid technological change, changes in user and customer requirements, frequent new service or product introductions embodying new technologies, and the emergence of new industry standards and practices. Changes in the Internet, electronic commerce and related technology could render our website and technology obsolete. To remain competitive, we must continue to enhance and improve the customer service features, responsiveness and functionality of our website. Our success in achieving these goals depends on our ability to develop or license new technologies and respond promptly and cost-effectively to technological advances and emerging industry standards and practices. The development and licensing of technologies relating to the Internet and electronic commerce involve significant technical, financial and business risks. We may not be successful in developing, licensing or integrating new technologies or promptly adapting our websites, proprietary technology and transaction-processing systems to customer needs or emerging industry standards.

WE MAY BECOME SUBJECT TO MORE BURDENSOME GOVERNMENT REGULATION.

         We are subject, both directly and indirectly, to various laws and governmental regulations relating to our business. There are currently few laws or regulations directly applicable to commercial on-line services or the Internet. However, due to the increasing popularity and use of commercial on-line services and the Internet, it is possible that new laws and regulations may be adopted. These laws and regulations may cover issues including, for example, user privacy, pricing and characteristics and quality of products and services. Moreover, the applicability to commercial on-line services and the Internet of existing laws governing issues including, for example, property ownership, libel and personal privacy, is uncertain and could expose us to substantial liability. Any new legislation or regulation or the application of existing laws and regulations to the Internet could have a material and adverse effect on our business.

         In addition, because our services and products are available over the Internet anywhere in the world, multiple jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each of those jurisdictions. Our failure to qualify as a foreign corporation in a jurisdiction where we are required to do so could subject us to taxes and penalties for the failure to qualify. It is possible that state and foreign governments might also attempt to regulate our transmissions of content on our website or prosecute us for violations of their laws. There can be no assurance that violations of local laws will not be alleged or charged by state or foreign governments, that we might not unintentionally violate these laws or that these laws will not be modified, or new laws enacted, in the future.

         For a period of three years, the Internet Tax Freedom Act (ITFA) effectively bars state or local governments from imposing taxes that would subject on-line commerce transactions to taxation in multiple states. The ITFA does not prohibit state or local taxation of on-line commerce products or services that would otherwise be taxed, such as in states where a company has a physical presence. The ITFA also provides for the establishment of a commission to study on-line commerce and to recommend a fair method of taxing Internet transactions. We cannot be certain that upon expiration of the ITFA, we will not be subject to further taxation by state or local governments on the sale of merchandise.

WE ARE DEPENDENT ON THE CONTINUED DEVELOPMENT OF THE INTERNET INFRASTRUCTURE.

         We depend almost entirely on the Internet for revenue and the increased use of the Internet for commerce is essential for our business to grow. Accordingly, our success depends in large part on the continued development of the infrastructure for providing Internet access and services. The Internet could lose its viability or its usage could decline due to many factors beyond our control, including:

         o   delays in the development of the Internet infrastructure;

         o   power outages;

         o   the adoption of new standards or protocols for the Internet; or

         o   changes or increases in governmental regulation.

         We cannot be certain that the infrastructure or complementary services necessary to maintain the Internet as a useful and easy means of buying goods will be developed or that, if they are developed, the Internet will remain a viable marketing and sales channel for the types of products and services that we offer at our on-line stores.

WE FACE RISKS ASSOCIATED WITH MAINTAINING THE VALUE OF OUR DOMAIN NAMES.

         We currently hold various Web domain names relating to our brand, including the Mcglen.com, AccessMicro.com and Techsumer.com domain names. We cannot assure you that we will be able to acquire or maintain relevant domain names in all jurisdictions in which we conduct business. Governmental agencies and their designees generally regulate the acquisition and maintenance of domain names. The regulation of domain names in the United States and in foreign countries is subject to change. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. The relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, we may be unable to prevent third parties from acquiring domain names that are similar to, infringe on or otherwise decrease the value of our brand and our trademarks and other proprietary rights.

VOLATILITY IN THE UNITED STATES STOCK MARKET, NASDAQ SMALLCAP MARKET AND THE TECHNOLOGY SECTOR, AS WELL AS OTHER FACTORS, MAY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

         The trading price of our common stock has been and may continue to be subject to fluctuations in response to quarter-to-quarter variations in operating results, changes in earnings estimates by analysts, announcements of technological innovations or new products introduced by us or our competitors and other events or factors. The stock market in general, and the shares of technology companies in particular, have experienced extreme price fluctuations in recent years. This volatility has had a substantial impact on the market prices of securities issued by many companies for reasons unrelated to the operating performance of the companies affected. These broad market fluctuations may adversely affect the market price of our common stock.

OUR STOCK IS HELD BY RELATIVELY FEW PERSONS.

         George Lee, Mike Chen and Alex Chen influence all fundamental matters affecting Mcglen. As of December 27, 2000, these three persons controlled approximately 60% of the total combined voting power of the outstanding common stock. Accordingly, these individuals are able to, among other things, determine the outcome of all corporate decisions, effect all corporate transactions (including mergers, consolidations and the sale of all or substantially all of our assets), or prevent or cause a change in control in the company, without the consent of the other holders of the common stock.

THE CONVERSION OF OUTSTANDING CONVERTIBLE NOTES AND EXERCISE OF OUTSTANDING WARRANTS BY THEIR HOLDERS MAY CAUSE SIGNIFICANT DILUTION.

         A significant number of shares of our common stock are, or may in the future become, issuable upon exercise of outstanding options or warrants previously granted by us. We cannot predict whether or when any outstanding options and warrants will be exercised in whole, in part or at all. However, if our stock price rises and holders of outstanding options and warrants elect to exercise these instruments, purchasers of our common stock could experience immediate substantial dilution in percentage voting power, pro forma net tangible book value per share of our common stock and earnings (loss) per share of our common stock.

THE ISSUANCE OF SHARES UNDER OUTSTANDING CONVERTIBLE NOTES MAY DEPRESS OUR STOCK PRICE.

         The shares issued under outstanding convertible notes convert at floating rates based upon formulas tied to the market price of our common stock. As such, the lower our stock price is at the time the holder of a convertible note converts, the more shares will have to be issued as a result of that transaction. For example, as illustrated in more detail by the table presented under "Description of Capital Stock - Potential Dilution", if the market price of our stock were to fall by 50% from present levels, AMRO and other holders of convertible debt would be entitled to convert their notes for twice as many shares of our common stock as they would at today's level. Although AMRO may not convert its note at any one time for a number of shares that, combined with shares already owned by AMRO, would exceed 9.9% of our total outstanding stock as of the conversion date, the note allows AMRO to convert the principal and accrued interest in an unlimited number of installments, such that there is effectively no absolute limit on the number of shares that may be issued on multiple conversions of the note. Thus the conversion of outstanding convertible notes when our stock price is low may greatly increase the number of outstanding shares, which may cause our stock price to fall further, allowing the selling noteholders in turn to convert their convertible notes into even greater amounts of common stock, the sale of which could yet further depress our stock price.

In addition, downward price pressure caused by the sale of shares issued on the conversion of convertible notes could encourage short sales by the selling shareholders or others, placing yet more downward pressure on the price of our common stock.

WE ARE EXPOSED TO THE RISKS OF A GLOBAL MARKETPLACE.

         A portion of our products are either produced in, or have major components produced in, the Asia Pacific region. We have business relationships with companies located in the region directly, and we engage in U.S. Dollar denominated transactions with these companies and U.S. divisions and subsidiaries of these companies. As a result, we may be indirectly affected by risks associated with international events, including economic and labor conditions, political instability, tariffs and taxes, availability of products and currency fluctuations in the U.S. Dollar versus the regional currencies. Countries in the Asia Pacific region, including Japan, have experienced weaknesses in their currency, banking and equity markets from time to time. These weaknesses could adversely affect the supply and prices of products and components and, ultimately, our results of operations.

WE MAY ENCOUNTER PROBLEMS WITH RESPECT TO OUR CONTINUED LISTING ON THE NASDAQ SMALLCAP MARKET IN THE FUTURE.

         Although our securities are quoted on the Nasdaq SmallCap Market, we cannot assure you that a trading market for our stock will be maintained. In addition, we cannot assure you that we will in the future meet the maintenance criteria for continued quotation of our securities on the Nasdaq SmallCap Market. The maintenance criteria for the Nasdaq SmallCap Market include, among other things:

         o $2,000,000 in net tangible assets; or $35,000,000 in market capitalization; or $500,000 net income in the latest fiscal year or two of the last three fiscal years;

         o a public float of 500,000 shares with a market value equal to $1,000,000;

         o   two market makers;

         o   a minimum bid price of $1.00 per share of common stock; and

         o 300 shareholders (defined as round lot holders who own 100 or more shares of our common stock).

         As of January 9, 2001, our stock did not meet the above requirements for continued listing on the Nasdaq SmallCap Market. We have received a letter from Nasdaq stating that our stock will be delisted at the opening of business on February 8, 2001 unless it maintains a bid price of at least $1.00 for a minimum of 10 consecutive trading days prior to February 6, 2001.

         If we were removed from the Nasdaq SmallCap Market, trading, if any, in our securities would thereafter have to be conducted in the over-the-counter market in the so-called "pink sheets" or, if then available, the NASD's OTC Electronic Bulletin Board. As a result, an investor would find it more difficult to purchase, dispose of, and obtain accurate quotations as to the value of, our securities.

         In addition, if our common stock is delisted from trading on the Nasdaq SmallCap Market and the trading price of the common stock is less than $5.00 per share, trading in the common stock would also be subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934. Under that rule, broker/dealers who recommend such low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements, including requirements that they

         o make an individualized written suitability determination for the purchaser; and

         o   receive the purchaser's written consent prior to the transaction.

         The Securities Enforcement Remedies and Penny Stock Reform Act of 1990 also requires additional disclosure in connection with any trades involving a stock defined as a penny stock (generally, any equity security not traded on an exchange or quoted on Nasdaq SmallCap that has a market price of less than $5.00 per share), including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated with that market. Such requirements could severely limit the market liquidity of our securities and the ability of purchasers in this offering to sell their securities in the secondary market. We cannot assure purchasers of our securities that our securities will not be delisted or treated as a penny stock.

OUR PROPOSED MERGER WITH LAN PLUS MAY NOT OCCUR.

         Although we have signed an agreement to merge with Lan Plus Corporation and believe that this merger will take place, our completion of the merger is subject to a number of conditions, and we cannot assure you that all of the conditions will be met and that the merger will be consummated. In particular, there are conditions over which we have limited or no control, for instance, we must be able to demonstrate to the reasonable satisfaction of Lan Plus that between the date of the agreement and plan of merger and the closing we have either reduced our outstanding indebtedness by at least $4 million or raised additional capital that, when combined with the aforementioned debt reduction, exceeds $4 million and leaves the combined company with at least $2 million in working capital upon consummation of the merger. This condition may be waived by Lan Plus, but there can be no assurances that Lan Plus will agree to any such waiver or waivers, if necessary to consummate the transaction. In addition, either party may unilaterally terminate the agreement if the merger has not been consummated on or before January 31, 2001. We are currently in the process of seeking an extension to this deadline.

         If the merger is not completed for any reason, Mcglen may experience a number of adverse consequences, including the following:

         o the price of our common stock may decline to the extent that the current market price of our common stock currently reflects a market assumption that the merger will be completed;

         o an adverse reaction from investors and potential investors in our company may reduce future financing opportunities; and

         o our costs related to the merger, including legal and accounting fees, must be paid even if the merger is not completed.

OUR PROPOSED MERGER WITH LAN PLUS WILL REQUIRE US TO REAPPLY FOR NASDAQ LISTING.

         Our proposed merger with Lan Plus may constitute a "reverse merger" within the meaning of Rule 4330 of Nasdaq's Marketplace Rules and in such event we will need to reapply for listing on Nasdaq upon completion of the merger. In order to requalify for listing on Nasdaq's SmallCap Market:

         o our common stock must continue to be registered under Section 12(g) of the Securities Exchange Act of 1934, as amended;

         o we must initially either have (i) at least $4,000,000 of net tangible assets, (ii) net income in two of the last three years of at least $750,000, or (iii) a market capitalization of $50,000,000; and

         o we must initially have a minimum bid price of $4.00 per share, at least 300 round lot shareholders, a public float of at least 1,000,000 shares, and at least three active market makers for our common stock.

         We anticipate that we will satisfy all of Nasdaq's listing requirements at the time of the completion of our proposed merger with Lan Plus, except possibly the $4.00 per share minimum bid price for shares of our common stock. Depending upon the market price of our shares of common stock between now and the time that Nasdaq rules on our listing reapplication, we may be forced to effect a reverse stock split to support the minimum bid price of our common stock at $4.00 or more. Reverse stock splits usually cause drops in the price of a stock and the market price of our common stock may drop as a result thereof, even if our merger with Lan Plus is completed. While a reverse stock split does not change a stockholder's percentage ownership in us, it may well lessen public confidence in us and our common stock.

THE ISSUANCE OF PREFERRED STOCK COULD AFFECT VOTING RIGHTS OR DELAY OR PREVENT A CORPORATE TAKEOVER.

         Our Board of Directors is authorized to determine the rights and restrictions granted to and imposed upon our preferred stock. They can decide the number of shares of any series of preferred stock and the designation of any such series. Our Board of Directors may authorize and issue preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. In addition, the potential issuance of preferred stock may:

         o have the effect of delaying, deferring or preventing a change in control of the company;

         o discourage bids for the common stock at a premium over the market price of the common stock; and

         o   adversely affect the market price of the common stock.

SHARES ELIGIBLE FOR PUBLIC SALE AFTER THE OFFERING COULD ADVERSELY AFFECT OUR STOCK PRICE.

         The issuance of further shares and the eligibility of issued shares for resale will dilute our common stock and may lower the price of our common stock. There were 31,465,965 common shares issued and outstanding as of January 9, 2001, which does not include all of the shares covered by this prospectus. In addition, 2,643,000 stock options and warrants are outstanding. Excluding the warrants issued to Plumrose Holdings, Inc., approximately 2,464,000 of these stock options and warrants were vested as of December 31, 2000. Moreover, we may issue additional shares in acquisitions and may grant additional stock options to our employees, officers, directors and consultants under our stock option plan.

                                 USE OF PROCEEDS

         Since the only securities being offered are those of the selling stockholders, we will not receive any of the proceeds from the sale of the shares covered by this prospectus. However, we will receive the exercise price of options and warrants held by selling stockholders who exercise their options and warrants and pay the exercise price in cash. As some warrants contain a cashless exercise feature, however, there is no assurance that we will receive any proceeds from the exercise of warrants.

         The use of any proceeds from the exercise of warrants or options, and the timing of such use, will depend on the availability to us of cash from other sources. Proceeds not immediately required for the purposes described above will be invested by us principally in United States government obligations, short term certificates of deposit, money market funds or other short term, interest-bearing investments.

                                 DIVIDEND POLICY

         The payment by us of dividends, if any, in the future rests within the discretion of our Board of Directors and will depend, among other things, upon our earnings, capital requirements and financial condition, as well as other relevant factors. We have not declared or paid any dividends since our inception and do not contemplate or anticipate paying any dividends upon our common stock in the foreseeable future.

                       SELECTED HISTORICAL FINANCIAL DATA

         The following selected financial data should be read in conjunction with our financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The statement of operations data for the years ended December 31, 1998 and December 31, 1999, and the balance sheet data as of December 31, 1998 and 1999, are derived from the audited financial statements included elsewhere in this prospectus. The statement of operations data for the nine months ended September 30, 1999 and September 30, 2000, and the balance sheet data as of September 30, 2000, are derived from the unaudited financial statements included elsewhere in this prospectus. The historical results are not necessarily indicative of results to be expected for future periods.

                                                        YEAR ENDED DECEMBER 31,               NINE MONTHS ENDED SEPTEMBER 30,
                                                 --------------------------------------    --------------------------------------
                                                       1998                 1999                 1999                 2000
                                                 -----------------    -----------------    -----------------    -----------------
                                                 (in thousands, except per share data)     (in thousands, except per share data)
STATEMENT OF OPERATIONS DATA:

Net sales..................................      $         11,525      $        27,494     $         18,477      $        24,549
Cost of sales..............................                 9,707               25,424               16,861               22,182
Gross profit...............................                 1,818                2,069                1,616                2,367
Operating expenses
     Selling, general and administrative
     (including $769,079 amortization of
     deferred compensation in 1999 and
     $157,351 amortization of deferred
     compensation in 2000).................                 1,779                5,549                2,555                6,638
     Interest expense (income).............                   (20)                  31                   12                  179
                                                 -----------------    -----------------    -----------------    -----------------
         Total operating expenses..........                 1,758                5,580                2,567                6,817
                                                 -----------------    -----------------    -----------------    -----------------
(Loss) income before income taxes..........                    60               (3,511)                (951)              (4,450)
Provision for income taxes.................                     1                    1                   --                   --
                                                 -----------------    -----------------    -----------------    -----------------
Net income (loss)..........................                    58               (3,512)                (951)              (4,450)
                                                 =================    =================    =================    =================

Basic and diluted net income(loss)
     per share.............................      $             --     $          (0.11)    $          (0.05)    $          (0.14)
                                                 =================    =================    =================    =================
Weighted average shares of common stock
     outstanding:
     Basic and diluted.....................                20,750               31,734               20,200               31,689
                                                 =================    =================    =================    =================




                                                          AS OF DECEMBER 31,                 AS OF SEPTEMBER 30,
                                                 --------------------------------------    ------------------------
                                                       1998                 1999                    2000
                                                 -----------------    -----------------    ------------------------
                                                            (in thousands)                     (in thousands)
BALANCE SHEET DATA:

Cash and cash equivalents..................      $            437     $            962     $             46
Working capital............................                   168               (1,557)              (4,639)
Total assets...............................                 1,101                3,304                1,874
Long-term debt and capital leases..........                    --                  216                  162
Total stockholders' equity (deficit).......                   211                 (864)              (4,122)

                                       18

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion should be read in conjunction with our consolidated financial statements and the related notes that appear elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this prospectus, particularly in "Risk Factors."

OVERVIEW

         Mcglen Internet Group, formerly Adrenalin Interactive, Inc. ("Adrenalin"), was acquired by Mcglen Micro, Inc. in December 1999 through a transaction in which the stockholders of Mcglen Micro, Inc. acquired control of us through a reverse acquisition. As a result of the acquisition, each share of Mcglen Micro, Inc. was converted into 0.9889611 shares of our common stock, with 25,485,527 shares being issued.

         In connection with the acquisition, our Board of Directors adopted a formal plan to discontinue the operations of Western Technologies, Inc., the operating subsidiary of Adrenalin that developed video games. As such, the accounting treatment for the reverse acquisition is that of a recapitalization. The net liabilities of Western have been reclassified as discontinued operations on the balance sheets for all periods presented. The operations of Adrenalin and Western are not included in the tables below. See Note 12 to the December 31, 1999 consolidated financial statements included in this prospectus.

         Mcglen Micro, Inc. was formed in May 1996 to sell computer products over the Internet. We have since grown into a global Internet retailer of computer hardware and peripheral products servicing individuals, small offices/home offices and the corporate market. As a leading aggregator of hi-tech products, we offer over 150,000 stock keeping units (SKUs) at our virtual superstore, www.Mcglen.com. The Mcglen.com superstore has been in operation for more than three years and already has brand recognition across 120,000 current customers.

         We purchased AMT Component, Inc. in March 1999 (operating under the dba AccessMicro.com), which had been selling similar products at typically lower price points. In November 1999, we opened the Techsumer.com website which focuses on "technically-minded consumers."

         We have a marketing and promotion program in place that includes web advertising, hyperlink allegiances, portal alliances and direct one-to-one marketing. For website development, we plan to enhance our virtual superstore to provide a community-like experience while shopping on-line. The objectives behind the website enhancement will be to increase customer interaction and to offer a more comprehensive array of value-added services.

         Our net sales are primarily derived from the sale of personal computer hardware, software, peripherals and accessories to individual consumers, small offices and home offices, small and large corporations, and the government through the Internet. Gross profit consists of net sales less product and shipping costs.

         We derived a substantial percentage of our inventory from a single provider, Ingram Micro. We have no long-term contracts or arrangements with our vendors that guarantee the future availability of merchandise. Our management believes that other suppliers could provide similar inventory on comparable terms. A change in suppliers, however, could cause a delay in fulfillment of customer orders and a possible loss of sales, which would affect our operating results adversely.

RESULTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 1999 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 2000

         The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our unaudited condensed consolidated financial statements and the notes thereto included elsewhere herein for the periods ended September 30, 1999 and 2000.

         Net sales increased by $6.1 million, or 32.9%, to $24.6 million for the nine months ended September 30, 2000, compared to $18.5 million for the nine months ended September 30, 1999. The increase in net sales was a result of the acquisition of AMT Components, Inc. (AccessMicro.com) by Mcglen in March 1999, as well as our attaining overall sales and customer growth through our other two websites, Mcglen.com and Techsumer.com. This growth was achieved through increased product offerings, an increase in our linking programs with targeted Mcglen sites, personalized direct marketing programs designed to generate repeat sales from existing customers, and strategic alliances with Internet content providers and portal sites.

         Gross profit increased by $750,000, or 46.4%, to $2.4 million for the nine months ended September 30, 2000, compared to $1.6 million for the nine months ended September 30, 1999. The increase in gross profit was due to increased sales in 2000 as a result of our marketing efforts, which were described in the preceding paragraph, and the acquisition of AMT Components, Inc. in March 1999. Gross profit as a percentage of net sales increased to 9.6% for the nine months ended September 30, 2000 from 8.7% for the same period in 1999. The increase in gross profit margin was the result of favorable product marketing and pricing strategies in Q1 - 2000, a change in our sales mix during the three months ending September 30, 2000 focusing on sales of higher margin products sold to our core customers.

         Operating expenses increased by $4.1 million, or 157.7%, to $6.6 million for the nine months ended September 30, 2000, from $2.6 million for the same period in the prior year. The increase in operating expenses was attributable to an increase in personnel costs associated with the increased sales volume, an increase in advertising costs to market our websites, increased credit card processing fees with higher sales as well as an increase in the rate charged by our credit card processor, and increased rent, telephone charges and deferred compensation charges. Advertising increased by approximately $1.2 million, or 316.0%, as we increased spending to promote our brand name awareness and acquire customers. We conducted almost all of our advertising on the Internet, primarily through price comparison search engines and product placements on websites. Payroll and related costs increased by approximately $966,000, or 138.4%, for the nine months ended September 30, 2000 compared to the same period of 1999, as we hired senior and mid-level management to support our growth. Deferred compensation charges of approximately $736,000 were recorded during the nine months ended September 30, 2000 resulting from options and stock granted to management and consultants; no such charges occurred during the nine months ended September 30, 1999. Rent increased as we increased the size of our facilities in April 2000 to support the growth in sales. Depreciation and amortization increased by approximately $296,000 due to the infrastructure development during 1999 and 2000 and the amortization of the AMT intangible assets. Finally, as a result of our growth, credit card processing and phone charges increased by approximately $338,000 and $62,000, respectively, or 77.4% and 44.7%, respectively, for the nine months ended September 30, 2000, compared to the same period in 1999.

DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

         The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our audited consolidated financial statements and the notes thereto included elsewhere herein for the periods ended December 31, 1999 and 1998, respectively.

         Net sales increased by $16.0 million, or 138.6%, to $27.5 million for the year ended December 31, 1999, compared to $11.5 million for the year ended December 31, 1998. The increase in net sales was primarily a result of the acquisition of AMT Components, Inc. by Mcglen Micro in March 1999, as well as our aggressively seeking to increase our customer base through increased advertising expenditures. Proforma net sales, including AMT for all of 1998 and 1999, increased by $13.2 million or 81.8%, to $29.4 million for the year ended December 31, 1999, compared to $16.2 million for the year ended December 31, 1998.

         Gross profit increased by $251,000 or 13.8% to $2,069,000 for the year ended December 31, 1999, compared to $1,818,000 for the year ended December 31, 1998. The increase in gross profit was due primarily to the AMT Components, Inc. acquisition in March 1999, which resulted in increased sales. Gross profit, and proforma gross profit as a percentage of net sales declined to 7.5% and 7.8%, respectively, for 1999 from 15.8% and 14.1%, respectively, in 1998. The decrease in gross profit margin was the result of increased margin pressure in the overall marketplace, particularly in the fourth quarter of 1999, combined with a shift in our product mix to a higher proportion of complete systems and CPUs which traditionally have a lower gross profit as a percentage of sales. Many of our larger competitors were selling their products at or below cost for most of the year, for example, Buy.com and eCost.com. We responded with price decreases of our own, especially in the fourth quarter of 1999, combined with an aggressive customer acquisition plan. Open account sales, which typically have a lower gross margin, also increased in 1999.

         Operating expenses increased by $3,822,000 or 217.4%, to $5,580,000 for the year ended December 31, 1999, from $1,758,000 for the prior year. The increase in operating expenses resulted from an increase in personnel costs associated with the increased sales volume, an increase in advertising costs resulting from increased spending on the AccessMicro.com website acquired in March 1999 and the launch of the Techsumer.com website in November 1999. Advertising increased by approximately $557,000 on a proforma basis as we increased spending to promote our brand name awareness. We conducted almost all of our advertising on the Internet, primarily through price comparison websites. Additionally, we added additional facilities, staff and capital infrastructure to support growth in 1999 and the future. Depreciation and amortization increased by approximately $120,000 due to the development of our infrastructure.

LIQUIDITY AND CAPITAL RESOURCES

         Our primary capital need has been the funding of operations and working capital requirements. Historically, our primary sources of financing have been private placements of stock and borrowings from our stockholders, private investors and financial institutions. Cash used by operations was approximately $2.6 million for the nine months ended September 30, 2000.

         We have incurred a loss from operations during the last fifteen months and had a working capital deficit and shareholders' deficit at September 30, 2000. For the year ended December 31, 1999, our independent certified public accountants included a modification to their opinion, which indicated there is substantial doubt about our ability to continue as a going concern. We are attempting to raise additional capital to meet future working capital requirements, but may not be able to do so. Should we not be able to raise additional capital, we may have to severely curtail operations.

         During the nine months ended September 30, 2000, our capital expenditures were approximately $73,000, compared to $75,000 in 1999, primarily for computer software and hardware. During the three months ended September 30, 1999, we also entered into capital leases of approximately $327,000, primarily for computer hardware and software.

         We had two credit facilities of up to $1.0 million with a financial institution and a supplier (the "Creditors"). The credit facilities functioned in lieu of a vendor trade payable for inventory purchases and are included in accounts payable at September 30, 2000. The facilities were cancelled in October 2000. One of the credit facilities is secured by substantially all of our assets and personally guaranteed by our majority shareholders. This credit facility also required us to maintain a minimum level of subordinated debt plus tangible net worth. In September 2000, the credit facility was converted to a note payable and the related security, guarantees, and covenants were transferred to the note. At September 30, 2000, we were not in compliance with these covenants. However, at October 31, 2000, we were in compliance with these covenants.

         Since computer retailers typically have low product gross margins, our ability to regain profitability is dependent upon our ability to increase net sales. To the extent that our marketing efforts do not result in significantly higher net sales, we will be materially adversely affected. There can be no assurance that sufficient revenues will be generated from the sale of our products to enable us to regain profitability on a quarterly or annual basis. In view of the rapidly evolving nature of our business and our limited operating history, we believe that period-to-period comparisons of our operating results, including gross profit and operating expenses as percentage of net sales, are not necessarily meaningful and should not be relied upon as an indication of future performance.

         We believe the key factor affecting our long-term financial success is our ability to attract and retain customers in a cost-effective manner. Currently, we seek to expand our customer base and encourage repeat buying through internal and other sales and marketing programs. Such programs include:
(i) brand development, (ii) on-line and off-line marketing and promotional campaigns, (iii) linking programs with targeted Mcglen sites, (iv) personalized direct marketing programs designed to generate repeat sales from existing customers, (v) strategic alliances with Internet content providers and portal sites, and (vi) the development of a one-stop on-line marketplace.

         We expect to experience significant fluctuations in our future operating results due to a variety of factors, many of which are outside our control. Factors which may affect our operating results include the frequency of new product releases, success of strategic alliances, mix of product sales and seasonality of sales typically experienced by retailers. Sales in the computer retail industry are significantly affected by the release of new products.

         Infrequent or delayed new product releases can negatively impact the overall growth in retail sales. Gross profit margins for hardware, software and peripheral products vary widely, with computer hardware generally having the lowest gross profit margins. While we have some ability to affect our product mix through effective up-selling of high margin products, our sales mix will vary from period to period and our gross margins will fluctuate accordingly.

         We incurred a net loss from operations for the three and nine months ended September 30, 2000, and had a working capital deficit of over $3.2 million and shareholders' deficit of approximately $2.5 million at September 30, 2000. We will require additional equity and/or debt capital in order to meet future working capital needs and to accomplish our combined short-term and long-term business objectives. We have identified several corporate finance consultants who have signed agreements to assist us in raising additional capital. In April 2000, we signed agreements which provided a $1.5 million bridge loan and a $24 million equity line of credit. The $24 million equity line of credit was terminated in January 2001.

         On December 22, 2000, we entered into a financing agreement with Dillow & Dillow, Inc. Under the agreement, Dillow & Dillow arranged for us to receive loans totaling $700,000 from certain lenders identified by Dillow & Dillow. The promissory notes for the loans are secured by a first priority security interest on all of our assets, and will convert into shares of our common stock automatically upon the date this registration statement becomes effective at a conversion price of $0.25 per share. Pursuant to the agreement, the loan amounts were placed into escrow; $400,000 was released to us on December 28, 2000, and the remainder will be released to us before January 8, 2001. We have also sold to certain purchasers identified by Dillow & Dillow up to an aggregate of 3,200,000 shares of our common stock at a price of $0.25 per share, with the proceeds therefor to be held in escrow until this registration statement becomes effective. The agreement provides Dillow & Dillow with a one-year warrant to purchase one share of our common stock for every eight shares of our common stock issued to lenders and investors under the financing agreement, for a maximum of 750,000 shares. In addition, Dillow & Dillow will receive a finders fee equal to 10% of any loan or investment proceeds under the agreement, half payable in cash and half payable in stock at a price of $0.25 per share, for a total of 300,000 shares. The financing agreement requires us to file this registration statement covering 7,050,000 shares.

         Our ability to complete any such future equity and/or debt financing will depend upon our then financial condition, results of operations and future business prospects as well as market conditions at the time such additional equity and/or debt financing is consummated. Many of the factors that will influence our ability to conduct any such future financing will be outside of our control. For these reasons, we cannot make any assurances that we will successfully complete the equity financing discussed above. Should we be unable to raise additional capital, we may have to severely curtail operations.

         We have recently taken a number of steps to conserve our available cash and eliminate unprofitable business. In July 2000, we refocused our efforts on our key customer base and on SKU's where we believe we have a competitive advantage. As a result, sales have declined and we laid-off approximately 35% of our workforce. During July 2000, we also stopped making payments to the Creditors and our largest supplier. Management has successfully negotiated to convert the then outstanding balance with our largest supplier to a note with weekly payments beginning August 4, 2000. Interest is at 18% and the note is scheduled to be repaid prior to December 31, 2000. As a result of the covenant violation discussed above, and being in arrears on our payments to the Creditors, the Creditors can initiate a default notice on the facilities at any time. However, management is currently in discussions with both Creditors and believes that the overdue balances can be converted to notes which will be repaid over time.

         Management is in the process of redesigning its AccessMicro.com and Mcglen.com websites to focus on our core business-to-business customers. Management expects the new websites to be deployed in the third quarter of 2000.

         If we are successful in securing additional capital, we anticipate expenditures of up to $1.5 million for improvements in software, hardware, and other infrastructure investments.

         As part of our growth strategy we may, in the future, acquire other companies or websites, in the same or complementary lines of business. Any such acquisition and the ensuing integration of the operations of the acquired company with those of Mcglen would place additional demands on our management and operating and financial resources. Additionally, we are engaged in an ongoing evaluation of potential new websites, which may be created internally.

Any such development and the ensuing integration of the operations of the new website with those of Mcglen would place additional demands on our management and operating and financial resources. Management has been approached by several acquisition candidates over the past three months and will continue to evaluate each potential candidate as they are presented. Management cannot be certain any such acquisition will occur, or the outcome if one were to occur.

INCOME TAXES

         Prior to March 1999, we elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code and California Franchise tax reporting purposes. Accordingly, our results of operations for the year ended December 31, 1998 and the period ended March 15, 1999 are reported on our stockholders' federal income tax returns. No federal income tax is therefore reported in the Statement of Operations for 1998. Income taxes in 1998 and 1999 represent the California franchise tax applied to S Corporations at a rate of 1.5% and minimum taxes due.

         For the period from March 16, 1999 to December 31, 1999, the difference between the amount of income tax benefit recorded and the amount of income tax benefit calculated using the federal statutory rate of 34% is due to net operating losses having a valuation allowance, due to uncertainties regarding our realization of these benefits in future years. Accordingly, no tax benefit has been provided for the period ended December 31, 1999.

         As of December 31, 1999, we had federal and state net operating loss carryforwards of approximately $8,759,000 and $3,803,000, respectively. The net operating loss carryforwards will expire at various dates beginning in 2012 through 2014 for federal purposes and 2002 through 2004 for state purposes, if not utilized. Utilization of the net operating loss carryforwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of net operating loss carryforwards prior to utilization.

INFLATION

         Inflation has not had a material impact upon operating results, and we do not expect it to have such an impact in the future. There can be no assurances, however, that our business will not be affected by inflation.

NEW ACCOUNTING PRONOUNCEMENTS

         In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which we are required to adopt effective in our fiscal year 2000. SFAS No. 133 will require us to record all derivatives on the balance sheet at fair value. We do not currently engage in hedging activities. We will adopt SFAS No. 133, as amended by SFAS 137 and 138, for the year ending December 31, 2000 and we expect the adoption to have no effect.

         In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition" (SAB 101), which broadly addresses how companies report revenues in their financial statements. We do not expect this standard will have a material effect, if any, on our financial position, results of operations or cash flows.

                                  OUR BUSINESS

GENERAL

         As used herein, "Mcglen," "we," "us," "the Company" and "our" refer to Mcglen Internet Group, Inc. and our subsidiaries including Western Technologies, Inc., Mcglen Micro, Inc. and AMT Components, Inc. unless the context requires otherwise. Western is the operating subsidiary of Adrenalin Interactive, Inc.

         We were incorporated in Delaware in May 1994. In March 1995, we changed our name to Wanderlust Interactive, Inc., and in May 1998, we changed our name to Adrenalin Interactive, Inc. On December 2, 1999, we completed a reverse acquisition with Mcglen Micro, Inc. in which the stockholders of Mcglen Micro, Inc. acquired control of us. As a result of the acquisition, each share of Mcglen Micro, Inc. was converted into 0.988961 shares of our common stock, with approximately 25,485,527 shares being issued. On December 17, 1999, we changed our name to Mcglen Internet Group, Inc., and changed our ticker symbol listed under the Nasdaq SmallCap System to "MIGS."

BUSINESS

         We are an Internet operating company focused on creating multiple on-line business divisions targeting specific business-to-business and business-to-consumer markets. Our centralized technology backbone and operations infrastructure allow us to rapidly create focused on-line business divisions, operate at low overhead cost, and maximize return on investment by creating synergy among our business divisions. Our operations division, which includes call center, sourcing, warehousing, fulfillment, accounting, business development and information technology, supports order processing, logistics, customer service, financial transactions, and core technology for our business divisions. Our business divisions include sales, marketing, content management, product management and service management teams focused on building unique customer experiences for each business division.

         We currently offer more than 150,000 computer products on our three operating on-line retail websites: Mcglen.com, AccessMicro.com, and Techsumer.com. We offer different mixtures of computing technology, entertainment and communications products on these three websites based on the different target market segment's buying patterns. Mcglen.com, launched in May 1996, and AccessMicro.com, launched in June 1996, both have achieved Customer Certified Gold Merchant status on BizRate.com, an independent on-line retail rating guide. Gomez Advisor, an independent business rating guide, consistently rank Mcglen.com and AccessMicro.com among the best sites to purchase computing products on the web in their Internet Computer Store Scorecard. Techsumer.com was launched in November 1999. Our net sales increased from $11.5 million for the year ended December 31, 1998 to $27.5 million for the year ended December 31, 1999 with the Company's acquisition of AccessMicro.com in March 1999 and the launch of Techsumer.com in November 1999.

         We operate in one industry segment.

DISCONTINUED OPERATIONS

         In connection with the reverse acquisition of Adrenalin Interactive, Inc. in December 1999, our Board of Directors voted to discontinue the operations of Western Technologies, Inc., Adrenalin's operating subsidiary. Western principally developed video games for use with Sony, Nintendo and Sega video game consoles pursuant to funded contracts with video game developers, entertainment titles for PCs and electronic toys including interactive, Web-powered toys that are refreshed from a PC via the Internet. Western also created interactive television games for digital set-top boxes and published or licensed PC games in 24 countries and 15 languages. We completed two of the software development contract obligations conducted by Western during the second quarter of this year. Western has requested that two other contracts be terminated. An additional contract has been assigned to Western's former Vice President of Operations for completion, releasing Mcglen from any further contractual liability. However, we will still be responsible for any product liability issues that may arise from the two completed contracts.

INDUSTRY BACKGROUND

         The Internet allows millions of consumers and businesses to share information and conduct business electronically. International Data Corporation

("IDC") estimates that the worldwide Internet economy will grow past $1 trillion in 2001, and reach $2.8 trillion by 2003. IDC also predicts that the number of users who make purchases over the Web will jump from 31 million in 1998 to more than 183 million in 2003.

         The growth of the Internet is dependent upon a number of factors, including:

         o Increased install-base and usage of personal computers and Internet devices;

         o   Widely available and affordable access to the Internet;

         o Awareness and acceptance of Internet among consumers and businesses; and

         o Increase in the capability and availability of network infrastructure.

STRATEGY

         Our goal is to create and operate market-focused on-line businesses. We will continue to expand our existing operating business divisions by enhancing brand recognition, building awareness to our websites, and increasing the products and services offerings provided on the websites. We intend to capitalize on our existing technology backbone and operations infrastructure by developing and operating new businesses targeting specific market segments worldwide. We intend to create synergy among our operating businesses to maximize return on investment.

WEBSITES

         We believe our market-focused websites provide unique on-line experiences to different target market segments. Based on the target market segment's expectations and requirements, each of our websites' content design and product mixture maximizes the perceived value of our offerings. Mcglen.com offers computing technology products, targeting information technology professionals. AccessMicro.com offers computing technology products, targeting small businesses. Techsumer.com offers computing technology, communication products and entertainment products, targeting technologically-proficient consumers. We believe ease of use is essential in any successful website. To provide a simple and convenient purchasing experience, we developed key features for our operating websites. The key features of our websites include:

         o BROWSING - We have categorized our current offering of more than 150,000 products into product groups, categories and subcategories. Links to product groups and categories are placed on each page for convenient "one-click" access. Special sections are created for special offers and promotional products to enhance exposure for hot selling, high margin products that we update daily.

         o SPECIALIZED BROWSING - Conventional categorization systems assign one department, category and subcategory to each product. For certain product groups, finding the desired product under this categorization system is difficult. We have developed a specialized categorization system for certain product groups to minimize the search effort.

         o SEARCHING - We have developed general keyword search, specific product identification number search and interactive guided criteria search to facilitate precise product selection with minimal effort.

         o PRODUCT INFORMATION - We provide detailed technical information for many of the products we offer. Manufacturer technical support and contact information is also provided.

         o CUSTOM CONFIGURATION - We have developed a configuration engine that allows our customers to interactively configure a personal computer based on the customer's specification.

         o CUSTOMIZABLE DISPLAY FORMAT - To facilitate the purchasing decision process, visitors can customize the display format, sorting order and selection criteria for product listings.

         o RELATED PRODUCTS LINKS - At each product detail page, links to related categories are conveniently placed for one-click access to relevant products. Links to selected products' options and accessories are placed on the same page for easy access.

         o ON-LINE ACCOUNT AND ORDERING SYSTEM - Our on-line ordering engine is designed for intuitive usage and minimal data entry for first-time and repeat customers. Customers can create an on-line account as they make a purchase for the first time. On each subsequent visit the customer will be able to check order status, review past orders, and place new orders without entering shipping, billing and credit card information again.

         Our websites also incorporate features that allow us to leverage website traffic to generate additional revenue sources:

         o Advertising - Several locations on each page of our websites are available for advertisers seeking exposure to our targeted audience base. These locations are also available for in-house promotions and cross-promotional activities.

         o Manufacturer Stores - We offer manufacturers the promotional opportunity to create a "manufacturer store" within our websites. Each manufacturer store is dedicated to one manufacturer's product offerings. Manufacturers can create promotional programs, detailed literature and enhanced product images to merchandise their products.

PRODUCTS, SERVICES AND EXPANSION

         We intend to offer additional products and services on our existing on-line stores, and to create additional on-line stores for different market segments. We also intend to expand into Asia/Pacific regions by forming strategic partnerships with established companies in the region.

MARKETING

         Our marketing strategy is to promote and increase brand awareness of our current storefronts, including AccessMicro.com (a marketplace for small business), Mcglen.com (a marketplace for IT professionals), and Techsumer.com (a marketplace for technology consumers). Through various incentive programs and excellent customer care and support, we also intend to build customer loyalty and encourage repeat purchases.

         We are executing this strategy through the following channels:

         o   forming alliances with various shopping portals;

         o   actively maintaining opt-in customer mailing list;

         o   broadening product offerings;

         o   creating repeat buyer incentive programs; and

         o   building partnerships with manufacturers and vendors.

         We believe that the use of multiple marketing channels reduces reliance on any one source of customers, lowers customer acquisition costs and maximizes brand awareness.

         ON-LINE AND TRADITIONAL ADVERTISING

         We have implemented a broad-based, multi-media advertising campaign that includes both on-line and traditional advertising, designed to drive high-value traffic to our website. Our current on-line advertising focuses on a variety of websites that have a proven ability to drive buyers to our site. These partners include Ziff Davis, CNET and various smaller partner sites. In April 1999, we began deploying various brand-building print ads. We plan to increase our brand exposure by moving part of our acquisition program into catalog printings. We believe these traditional advertising venues can increase awareness of our websites, increase customer loyalty and repeat customer buy rates, and promote the benefits of e-commerce to a much broader audience than can be addressed on the Internet alone. Additionally, efforts in direct marketing in 1999 resulted in high levels of success through e-mail marketing as well as a weekly promotional newsletter. We are currently working with our advertising vendors to bring more content and choice to enhance existing mailers. We believe our newsletter to be very effective in informing subscribers of the latest and the best products available today. Our no-nonsense approach has met with great success and in 2000 we intend to increase our effort to personalize these offerings based on specific customer shopping habits.

         Clicktrade.com, a site of Link-Exchange, is our primary outsource partner to support our affiliate program. We pay Link-Exchange on a per-click basis to affiliate partners. Our affiliate program has been in place since early 1998, and we intend to increase our exposure in the Link-Exchange network to align ourselves with additional affiliate partners in 2000.

         MERCHANDISING

         We currently host three sites with product compositions including computing, entertainment and communication products. By utilizing these three sites (www.Mcglen.com, www.AccessMicro.com and www.Techsumer.com), we have the ability to gear our marketing campaigns to three different segments of the market--the consumer market, the small office/home office market and the IT professionals market.

         Our approach to merchandising allows us to offer each segment of our target audience a unique shopping experience, giving us the advantage of pricing flexibility, the ability to offer our customers only what is relevant to their needs, focused cross-selling and up-selling of products, and the potential of expanding our products and services to each one of these niche markets.

         By utilizing three distinct websites, we are also able to tailor a unique shopping experience for each segment of our target audience. For example, targeting IT professionals, our Mcglen.com site offers a clean design and easy access, together with a no-nonsense functionality, that allows these customers to find their desired products and purchase them in the shortest amount of time possible.

         Because each website is targeted to a specific audience, we are able to cross-sell and up-sell our products more effectively than our competitors. For example, knowing that the customers from our AccessMicro.Com site are of the small office/home office market segment, we may "up-sell" a customer who is purchasing an ink-jet printer an entry-level laser printer because speed of print jobs would be a major concern of these customers.

         Since Mcglen already has three concentrated customer bases, we are able to expand our services to best benefit each individual market. For example, Techsumer.com offers and will continue to expand its offering of DVDs, while Mcglen.com and AccessMicro.com will not carry this product line. Mcglen will continue to add products and services that will enhance, rather than fragment, the shopping experience of each individual market segment.

         These advantages are in addition to the advantages Mcglen and other e-tailers already enjoy over traditional retailers, such as: the ability to instantly change prices when our costs change, a virtually unlimited amount of display and shelf space, and the ability to offer our customers much greater access to product information.

CUSTOMER SERVICE

         We believe that our ability to establish and maintain long-term relationships with our customers, and to encourage repeat visits and purchases, depends, in part, on the strength of our customer support and service operations as well as our staff. We seek to achieve frequent automated e-mail communication with our customers to continually improve customer service for our stores and services. We offer toll-free phone numbers and e-mail addresses for sales, technical support, return merchandise and general customer service. We will continue to acquire new tools and technology to improve customer satisfaction.

WAREHOUSING, FULFILLMENT AND DISTRIBUTION

         We obtain our products from a network of distributors, wholesalers, manufacturers and software publishers. We carry a limited amount of our most popular products in inventory. A substantial amount of products that we carry in inventory is purchased and shipped "on demand" (that is, after we receive orders, we purchase products required to fill orders received). We "cross dock" on a daily basis (that is, receive products from vendors and ship those same products to customers the same day). We carry approximately four days' worth of inventory in house. We also rely on our distributors and wholesalers to ship products directly to our customers. Our distribution partners, such as Ingram Micro, Tech Data and Synnex Technologies, have multiple distribution centers throughout the United States and can fulfill a majority of in-stock products within 24 hours. We have established strategic partnerships with manufacturers to custom-configure personal computers based on our customer's requirement and ship the configured system directly to our customers.

TECHNOLOGY

         Our site management, search, customer interaction, transaction processing and fulfillment systems consist of a combination of our own proprietary technologies and third-party technology. We plan to enhance the capability and scalability of our systems through acquisition of new third-party technologies and in-house development. The software applications we use have the capability for accepting and verifying orders, managing orders, creating customer interaction instructions, automatically selecting fulfillment methods, assigning inventory to customer orders, managing shipment of products to customers, recording tracking numbers, and authorizing and charging customer credit cards with address verification.

         The hosting of our Web servers is subcontracted to an Internet data center specialist, Exodus Communications, Inc. Exodus an extensive national network backbone with redundant Internet connections to multiple Internet access points, a secure physical environment, climate control and redundant power supply. Exodus provides us access to the facility 24 hours a day, seven days a week. Exodus also monitors our Web servers continuously.

         We have acquired third-party technology to track customer buying patterns and make additional purchase recommendations. We are in the process of implementing this technology.

COMPETITION

         Although the electronic commerce industry is still in its infancy, it has matured substantially in recent years as witnessed by the consolidation of its major players. Furthermore, we have seen competition arise from manufacturers and suppliers who have not traditionally sold their products through the Internet. This has resulted in our being wedged in between the large, market-share dominating, razor-thin profit margin, money-losing "e-giants" and the small, low-cost, high-profit-margin, mom-and-pop "e-shops."

         We currently compete with a variety of companies that sell computer, electronics and communication products to consumers and businesses through a variety of media. These companies are larger and have more financial resources than we do and include:

         o Traditional catalog-based merchants that have developed a significant electronic commerce offering, such as CDW Computers Centers, Inc., Micro Warehouse, Inc., Insight Enterprises, Inc., Multiple Zones International, Inc. and Creative Computers, Inc.;

         o Companies with electronic commerce sites such as Beyond.com Corporation, Buy.com Inc., Outpost.Com, Dell Computer Corporation and NECX Office and Personal Technology Center (in which Gateway 2000, Inc. has a minority stake), and electronic software distributors such as Digital River, Inc.;

         o Companies offering Internet auctions, such as ONSALE, Inc., uBid, Inc., Amazon.com, Inc., Yahoo! Inc., Internet Shopping Network, Inc. and eBay Inc.;

         o Companies whose primary business is not on-line retailing but who derive significant revenue from electronic commerce, including America Online, Inc., Yahoo! Inc. and QVC, Inc.;

         o Traditional retailers of personal computer products such as CompUSA, Inc. and Computer City;

         o Manufacturers such as Dell Computer Corporation and Gateway 2000, Inc. who sell directly to the consumer via the Internet;

         o Mass merchandisers such as Wal-Mart Stores, Inc., Costco Wholesale Corporation and Best Buy Co., Inc. that primarily sell through traditional retail channels but have also developed an Internet presence; and

         o Office product retailers such as Office Depot Inc. and Staples, Inc. that primarily sell through traditional retail channels but also sell over the Internet.

         We believe the principal competitive factors affecting our market are competitive pricing, quality of customer service, accuracy of technical product information, quality and ease of use of websites, breadth of product offerings, brand recognition and cost of customer acquisition. We believe we compete adequately in all these areas with the exception of brand recognition, where companies with much greater financial and marketing resources have made the establishment of a strong brand name much more costly and difficult. To maintain and improve our competitive position, we must continue to be competitive in all the areas mentioned above, while boosting our brand recognition without significantly increasing our cost of customer acquisition.

SALES TAX

         We currently collect sales tax on sales of products delivered to residents in the state of California and dropped shipped from Ingram Micro to residents of Massachusetts. Various states have tried to impose on direct marketers the burden of collecting sales taxes on the sale of products shipped to state residents. The United States Supreme Court affirmed its position that it is unlawful for a state to impose sales tax collection obligations on an out-of-state mail order company whose only contacts with the state are the distribution of catalogs and other advertising materials through the mail and subsequent delivery of purchased goods from out of state locations by parcel post and interstate common carriers. It is possible that legislation may be passed to supersede the Supreme Court's decision, or that the Court may change its position. Additionally, it is uncertain whether any new rules and regulations may be adopted, in terms of sales tax collection obligations, to govern electronic commerce companies as the industry continues on its explosive pace of growth. The imposition of new sales tax collection obligations on us in states to which we ship products would result in additional administrative expenses to us. More importantly, though, we may lose one of our most competitive advantages in terms of a higher total price of products for our customers.

GOVERNMENT REGULATION

         We are subject, both directly and indirectly, to various laws and governmental regulations relating to our business. There are currently few laws or regulations directly applicable to commercial on-line services or the Internet. However, due to the increasing popularity and use of commercial on-line services and the Internet, it is possible that a number of laws and regulations may be adopted. These laws and regulations may cover issues including, for example, user privacy, pricing and characteristics and quality of products and services. Moreover, the applicability to commercial on-line services and the Internet of existing laws governing issues including, for example, property ownership, libel and personal privacy is uncertain and could expose us to substantial liability. Any new legislation or regulation or the application of existing laws and regulations to the Internet could have a material and adverse effect on our business.

         In addition, because our services and products are available over the Internet anywhere in the world, multiple jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each of those jurisdictions. Our failure to qualify as a foreign corporation in a jurisdiction where we are required to do so could subject us to taxes and penalties for the failure to qualify. It is possible that state and foreign governments might also attempt to regulate our transmissions of content on our Web site or prosecute us for violations of their laws. There can be no assurance that violations of local laws will not be alleged or charged by state or foreign governments, that we might not unintentionally violate these laws or that these laws will not be modified, or new laws enacted, in the future.

         For a period of three years, the Internet Tax Freedom Act (ITFA) effectively bars state or local governments from imposing taxes that would subject on-line commerce transactions to taxation in multiple states. The ITFA does not prohibit state or local taxation of on-line commerce products or services that would otherwise be taxed, such as in states where a company has a physical presence. The ITFA also provides for the establishment of a commission to study on-line commerce and to recommend a fair method of taxing Internet transactions. We cannot be certain that upon expiration of the ITFA, we will not be subject to further taxation by state or local governments on the sale of merchandise.

EMPLOYEES

         As of January 3, 2001, we employed 33 full-time employees and 6 part-time employees. We consider our employee relations to be good. None of our employees is represented by a labor union, and we have experienced no work stoppages. Competition for qualified personnel in the electronic commerce industry is intense, particularly for software development and other technically-oriented positions.

RESEARCH AND DEVELOPMENT

         During the years ended December 31, 1999 and 1998, $91,000 and $63,000 was expensed, respectively, for research and development related to our websites. As of December 31, 1999, there was $229,000 capitalized software development costs, net of accumulated amortization of $21,000.

BACKLOG

         At December, 31, 1999 and 1998, we did not have a significant backlog of customer orders.

PROPERTIES

         We lease approximately 4,000 square feet of office and warehouse space in Tustin, California, pursuant to a non-cancelable lease expiring in 2003. This facility serves as our call center.

         In December 2000, we moved our administrative offices and warehouse facility to a 50,000 square foot warehouse in which we are subleasing space from Lan Plus Corporation pursuant to our Interim Operating Agreement with Lan Plus.

         We also lease approximately 13,140 square feet of office space in Los Angeles, California, pursuant to a non-cancelable lease expiring on January 31, 2002. Approximately 50% of such office space is currently subleased to a former Vice President of Western Technologies, Inc. under a sublease which expires in March 2001. The remaining office space is subleased through the end of the lease term.

         We believe that our present facilities are adequate for our current needs.

LEGAL PROCEEDINGS

         There is no material litigation currently pending against us.

                                   MANAGEMENT

         The following table sets forth certain information regarding our executive officers and directors:


   Name                     Age   Position
   ----                     ---   --------

   George Lee                30   Chief Executive Officer and Director

   Mike Chen                 28   President, Chief Technology Officer, Secretary

   Peter Janssen             58   Chairman of the Board

   Calbert Lai               44   Director

   David P. Jones            52   Director

   Grant Trexler             39   Chief Financial Officer

   Jiunn-Cheng (Alex) Chen   27   Executive Vice President, Business Development


         GEORGE LEE is one of our founders and has served as our Chief Executive Officer and a Director since May 1996. He is responsible for capital growth, organizational growth, development of sales, marketing and internal operations of the company. From March 1994 to May 1995, he was a sales representative for Eva Airways, and prior to that he was employed at Immortal Service Inc. Mr. Lee received his Bachelor of Arts in Economics from the University of California at Irvine in 1993.

         MIKE CHEN is one of our founders and has served as our President, Chief Technology Officer, Secretary and Director since May 1996. He is responsible for capital growth, organizational growth coordination of corporate activities, and development of proprietary technologies. Prior to founding the Company in 1996, he was an independent software programmer. Mr. Chen received his Bachelor of Science in Electrical Engineering and Computer Science in 1995 from the University of California at Berkeley.

         PETER JANSSEN has served as our Chairman of the Board since December 1999. In September 1995, he founded Peter Janssen & Associates, a technology consulting firm specializing in sales marketing and channel marketing strategies. From October 1993 to September 1995, Mr. Janssen was head of Merchandising and Marketing at Egghead Software, where he helped implement one of the first Internet retail sites, Egghead.com. Before joining Egghead, Mr. Janssen headed sales and marketing for several technology start-ups including Mindset, Amdek (a division of Wyse), Nexgen Microsystems and Acer. Early in his career, Mr. Janssen spent 18 years at Sears, where he helped develop the Sears Business System Center. He received his Bachelor of Arts in Economics from UCLA.

         CALBERT LAI has served as a Director since December 1999. A 15-year veteran of Silicon Valley, Mr. Lai has been the President, co-founder and senior business strategist at I-Storm, a publicly traded e-commerce consulting firm, and a founding partner and Chief Executive Officer of Lai, Venuti and Lai Advertising ("LVL") since 1986. At LVL, he provided strategic marketing and consulting services for technology clients such as IBM, HP, Sun Microsystems, Cisco and NEC. LVL underwent a pre-packaged Chapter 11 bankruptcy reorganization while Mr. Lai was an executive officer, prior to merging with I-Storm in 1999. Mr. Lai was also responsible for the launch into the U.S. retail channel of the Acer PC in 1993 and the Palm Pilot in 1996. Mr. Lai previously held executive positions in the Business Affairs and Community Relations Department at Stanford University, where he previously received a Bachelor of Arts in English and Creative Writing.

         DAVID P. JONES, PH.D., has served as a director since April 2000. From 1995 to the present, Dr. Jones has been the President of Aon Consulting Inc.'s Human Resources Consulting Group, which is recognized as a premier organization dedicated to employee assessment and workforce development. Prior to joining Aon, Dr. Jones was the President and founder of HRStrategies, a human resources consulting firm, which was acquired by the Aon family of companies in 1995.

         GRANT TREXLER joined us as Chief Financial Officer in January 2000. Prior to this, Mr. Trexler served as the Director of Finance and Administration for El Monte RV, the nation's second largest motor home rental dealer, beginning in July 1996. >From August 1994 through May 1996, Mr. Trexler was the CFO of Creative Computers, which completed its initial public offering and one follow-on offering during this period. At Creative Computers, he was responsible for implementing internal accounting and budgeting systems, financial reporting, and financial due diligence. Prior to joining Creative, Mr. Trexler spent nine years at PricewaterhouseCoopers, most recently as a Senior Manager in its Mergers and Acquisitions group. Mr. Trexler holds a Masters in Business Administration and a Bachelor of Arts from California Polytechnic State University - San Luis Obispo, and is a Certified Public Accountant.

         ALEX CHEN has served since March 1999 as our Executive Vice President, Business Development. In July 1996, he founded, and until March 1999 he served as President and Chief Executive Officer of, AMT Components, Inc., which was acquired by us in March 1999. In 1998, Mr. Chen was selected by Entrepreneur Magazine as one of the "Top 100 Entrepreneurs." He received his Bachelor of Arts in Economics from the University of California at Berkeley in 1996.

         * There are no family relationships among any of our directors or executive officers.

COMMITTEES OF THE BOARD OF DIRECTORS

         The Audit Committee is responsible for making recommendations to the Board of Directors as to the selection of our independent auditor, maintaining communication between the Board and the independent auditor, reviewing the annual audit report submitted by the independent auditor, and determining the nature and extent of issues, if any, presented by such audit warranting consideration by the Board. The current members of this Committee are Peter Janssen, Calbert Lai and David P. Jones.

DIRECTORS' COMPENSATION

         Non-employee directors receive a fee of $750 for each meeting of the Board attended, no additional fees for any meetings of any committee of the Board attended, and reimbursement of their actual expenses.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

         Upon completion of the reverse merger with Mcglen Micro, Inc. on December 2, 1999, we entered into five-year employment agreements with George Lee and Mike Chen. The agreements provide that Mr. Lee serve as our Chief Executive Officer and that Mr. Chen serve as our President and Vice President of Technology. Each is to receive a base salary of $80,000 per year for his services plus certain benefits (company automobile, four weeks of vacation, paid medical insurance, and reimbursement for out-of-pocket expenses incurred in the course of our business). Each is also entitled to receive bonuses and stock options as determined by our Board of Directors. Mr. Lee and Mr. Chen are to use their reasonable efforts to manage our business and affairs. Each may be terminated by us for cause, but is to be paid in the amount of the full value of the agreement if he is terminated without cause. Each agreement automatically terminates if the respective executive becomes permanently disabled or dies.

         Upon completion of the reverse merger with Mcglen Micro, Inc., we entered into a three-year employment agreement with Alex Chen. The terms and conditions of this agreement are substantially identical with those of our agreements with George Lee and Mike Chen, other than that the term of our agreement with A. Chen is three years, and A. Chen is to serve as our Vice President of Business Development.

         On January 17, 2000 we entered into a three-year employment agreement with Grant Trexler. The agreement provides that Mr. Trexler serve as our Chief Financial Officer for a base salary of $130,000 per year and certain benefits (automobile allowance, two weeks of vacation, and reimbursement for medical insurance.). He is also entitled to receive a bonus of up to 10% of his salary and the option to purchase up to 120,000 shares of our common stock with an exercise price of $1.25 per share. Mr. Trexler is to devote his full time and efforts to his duties and use his best efforts to manage our financial business and affairs. He may be terminated by us for cause, but must be paid three months' salary as severance if he is terminated without cause. His agreement automatically terminates if he becomes permanently disabled or dies.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

(a) The following Summary Compensation Table sets forth the names, positions and annual compensation paid by us for the years ended December 31, 1999, 1998, and 1997 to George Lee, our Chief Executive Officer. No other current executive officer or key employee had compensation which exceeded $100,000 in these years.


                                                   SUMMARY COMPENSATION TABLE
                                                  ANNUAL COMPENSATION           LONG TERM COMPENSATION AWARDS
                                                                               Securities
                                       Fiscal                              Underlying Options         All Other
Name and Position                       Year    Salary ($)    Bonus ($)            (#)             Compensation ($)
-----------------                       ----    ----------    ---------       ------------         ----------------
George Lee, Chief Executive Officer     1999       49,000            -          500,000(1)                 1,800(2)
                                        1998       48,000            -                -                        -
                                        1997       12,000            -                -                        -

     (1) In connection with the Company's reverse acquisition of Adrenalin in December 1999, all unvested options were canceled. Mr. Lee had 400,000 options canceled as a result thereof.

     (2) Reflects health insurance costs paid by the Company on Mr. Lee's behalf.

(b) The following table sets forth certain information with respect to all stock options granted by us during 1999 to Mr. Lee:


                                          OPTION GRANTS IN LAST FISCAL YEAR
                                                  INDIVIDUAL GRANTS
                                   Number of Securities    % of Total Options
                                    Underlying Options    Granted to Employees   Exercise Price
Name                                  Granted (#)            in Fiscal Year         ($/Sh)       Expiration Date
----                                  -----------            --------------         ------       ---------------
George Lee                              500,000                  17.5%              $0.10          2/28/05(1)

     (1) In connection with the Company's reverse acquisition of Adrenalin in December 1999, all unvested options were canceled. Mr. Lee had 400,000 options canceled as a result thereof.

(c) The following table sets forth certain information with respect to the exercise of stock options during 1999 and the value of unexercised stock options held by Mr. Lee at December 31, 1999:

                                         AGGREGATED OPTION EXERCISES IN LAST
                                        YEAR AND YEAR-END (YE) OPTION VALUES
                       Value of Unexercised          Shares                       Number of Securities Underlying
                     In-the-Money Options YE ($)    Acquired On       Value         Unexercised Options at YE
Name                 Exercisable/Unexercisable     Exercise (#)      Realized       Exercisable/Unexercisable
----                 -------------------------     ------------      --------       -------------------------
George Lee                  $400,000/0                None             N/A                  100,000/0


INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION OF LIABILITY

         Our certificate of incorporation provides that none of our directors shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability

         o for any breach of the director's duty of loyalty to us or our stockholders;

         o acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

         o   under section 174 of the Delaware General Corporation Law; or

         o for any transaction from which such director derives improper personal benefit.

         The effect of this provision is to eliminate our rights and those of our stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of his or her fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described above. The limitations summarized above, however, do not affect our ability or that of our stockholders to seek non-monetary remedies, such as an injunction or rescission, against a director for breach of his or her fiduciary duty.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         No dealer, salesperson, or other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof or that the information contained herein is correct as of any date subsequent to the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making the offer is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth, as of January 9, 2001, the number of shares of our common stock held of record or beneficially: (i) by each person who held of record, or was known by us to own beneficially, more than 5% of the outstanding shares of the our common stock; (ii) by each of our current executive officers and directors; and (iii) by all of our current executive officers and directors as a group:

                                                          PERCENT OF OUTSTANDING
    NAME AND ADDRESS OF               NUMBER OF                 SHARES OF
     BENEFICIAL OWNER                SHARES OWNED(1)         COMMON STOCK(2)

Mike Chen                              8,212,018(3)                  26.0%
16700 Gale Avenue
City of Industry, CA 91745

George Lee                             7,979,146(3)                  25.3%
16700 Gale Avenue
City of Industry, CA 91745

AMRO International, S.A.               3,457,000(4)                   9.9%
c/o Ultra Finanz
P.O. Box 4401
Zurich CH-8022
Switzerland

Alex Chen                              2,350,526(3)                   7.5%
16700 Gale Avenue
City of Industry, CA 91745

MacKenzie Shea, Inc.                   1,760,932                      5.6%
657 Third Street
San Francisco, CA 94107

David P. Jones                           693,334(5)                   2.2%
16700 Gale Avenue
City of Industry, CA 91745

Grant Trexler                            503,438                      1.6%
16700 Gale Avenue
City of Industry, CA 91745

Peter Janssen                            450,000                      1.4%
16700 Gale Avenue
City of Industry, CA 91745

Calbert Lai                              100,000                        *
16700 Gale Avenue
City of Industry, CA 91745

All current executive officers and    20,026,795                     61.9%
directors as a group (7 persons)

*        Less than 1%.

(1) Except as otherwise indicated and subject to applicable community property and similar statutes, the persons listed as beneficial owners of the shares of our common stock have sole voting and dispositive power with respect to such shares.

(2) For purposes of computing the percentages, the number of shares of common stock outstanding includes shares purchasable within 60 days upon exercise of outstanding stock options, as follows:

         Mr. A. Chen (70,000 shares), Mr. Lee and Mr. Lai (100,000 shares each), Mr. M. Chen (120,000 shares), Mr. Trexler (150,000 shares), Mr. Janssen (225,000 shares), Mr. Jones (366,667 shares), and all executive officers and directors as a group (865,000 shares).

(3) On August 15, 2000 the Company entered into an agreement with George Lee, Mike Chen and Alex Chen (the "Founders") under which the Founders agreed to provide up to 10 million shares of their Mcglen common stock, comprising approximately one-half of their total holdings, to assist us in raising capital to fund our operations, growth and development. See "Certain Transactions - Founders Agreement." The individual commitments of the Founders under the agreement are as follows: George Lee 4,666,667 shares; Mike Chen 4,666,667 shares; and Alex Chen 666,666 shares. The Founders made the shares available for an 18-month period and any shares not used for permitted purposes at the end of that period will be retained by the Founders.

(4) Represents the maximum number of shares issuable as of January 9, 2001 upon conversion of a convertible note in the principal amount of $1,500,000. Under the terms of the note, AMRO may not convert the note at any one time for a number of shares that, combined with shares already owned by AMRO, would exceed 9.9% of our total outstanding stock as of the conversion date; however, this limitation may be waived by AMRO upon not less than 75 days' prior notice. As of the date hereof, AMRO does not directly hold any of our shares.

                              CERTAIN TRANSACTIONS

ACQUISITION OF AMT

         On March 15, 1999, Mcglen Micro, Inc. ("Mcglen Micro") completed the acquisition of AMT Components, Inc. (AMT). Alex Chen, Mcglen Micro's Vice President of Business Development, was a principal shareholder of AMT. Under the terms of the acquisition, Mcglen Micro exchanged 450,000 shares of Mcglen Micro's common stock (calculated prior to Mcglen Micro's 10 for 1 stock split), which constituted approximately 17.5% of Mcglen Micro's common stock at the time of the acquisition, for all of AMT's assets.

REVERSE ACQUISITION (MERGER) WITH MCGLEN MICRO

         On December 2, 1999, Adrenalin consummated a reverse acquisition with Mcglen Micro. The resulting reorganization was to form Mcglen Internet Group, Inc. ("Mcglen"). Under the terms of the Agreement and Plan of Merger (the "Merger Agreement"), Adrenalin agreed to exchange approximately 87.5% of the shares of Adrenalin common stock for all of the outstanding shares of Mcglen Micro. One share of Mcglen Micro's common stock was converted into approximately one share of Adrenalin's common stock. The Merger Agreement is set forth in full in Adrenalin's Form 8-K, dated April 30, 1999.

MACKENZIE SHEA, INC.

         Mcglen Micro was introduced to Adrenalin by MacKenzie Shea, Inc. ("MSI"). Pursuant to its engagement letter, MSI received 2,010,932 of the outstanding shares of Mcglen, for coordinating the Merger and advising and assisting Adrenalin and Mcglen Micro in raising a minimum of $3,000,000. Mcglen Micro was also required to pay MSI $7,500 per month during the term of MSI's engagement with Mcglen Micro.

CONVERTIBLE NOTES

         On June 16, 1999, Mcglen Micro borrowed $200,000 from two investors. As a result of this transaction, Mcglen Micro executed two Convertible Promissory Notes (the "Notes") with identical terms and conditions whereby Mcglen Micro promised to repay each investor the loan amount 18 months from the execution of the Notes (the "Due Date"), plus 10% interest per annum payable quarterly in arrears. The investors have the right to convert the loan amount into the common stock of Mcglen at $2.00 per share at any time prior to the Due Date. The Notes grant the investors "piggyback" registration rights with respect to the shares issuable upon conversion of the Notes. For arranging the loans, Mcglen Micro paid Pacific Rim Access a commission of $20,000 and issued a warrant to Keiji Miyagawa, President of Pacific Rim Access, to purchase 10,000 shares of Mcglen Micro's common stock for $2.00 per share (pre-reverse merger split), which shares also had "piggyback" registration rights, subject to underwriter approval, limitation and lockups. Each of the rights to receive shares of Mcglen Micro common stock related to the Notes is an obligation of Mcglen following the Merger. Mcglen has recently agreed to reduce the exercise price of this warrant to $1.00 per share.

FINANCE TRANSACTION WITH SYNNEX INFORMATION TECHNOLOGIES, INC.

         On May 11, 1999, Mcglen Micro entered into an alliance with Synnex Information Technologies, Inc. ("Synnex"), which is the wholly-owned U.S. subsidiary of Synnex, one of the largest computer manufacturers in Taiwan. Pursuant to the terms of the Synnex agreement, Synnex will provide payment terms of net 30 days on up to $1,000,000 in trade payables and will provide us with favorable pricing terms on products Synnex distributes in the United States and other markets serviced by us. In exchange, we have provided to Synnex the following: (i) the option to elect a member of our Board of Directors; (ii) the ability to convert the entire $1,000,000 into common stock at the price of $4.172 at any time for 3 years; (iii) demand and "piggyback" registration rights; (iv) information rights; (v) antidilution rights; and (vi) certain other favorable rights. Mcglen Micro promised to pay a commission consisting of cash and warrants to Triangle Associates, LLC, as described below. On October 2, 2000, we entered into a conversion and registration rights agreement pursuant to which $344,861 of our outstanding accounts payable to Synnex was converted into shares of our common stock at the price of $1.00 per share. We also paid Synnex $200,000 in cash to close out the remainder of our accounts payable. We agreed to register 250,000 of the shares issued to Synnex on this registration statement, and to provide piggyback registration rights with respect to the remaining shares. In addition, we agreed to reduce the exercise price on a previously-issued warrant covering 239,699 shares to $1.00 per share.

BROKERS FEES FOR THE SYNNEX TRANSACTION

         Mcglen Micro paid a commission to Triangle Associates, LLC, in the form of warrants to purchase Mcglen Micro's common stock at various prices between $4.1719 and $5.5625 per share up to a maximum aggregate exercise price of $337,500, at any time for three years. Mcglen Micro also agreed to pay Triangle Associates, LLC, a cash commission equal to 5% of the amount of a trade credit line extended or investment made by Synnex over an 18 month period. The cash commission was paid in 1999. Steve Chang is the principal owner and manager of Triangle Associates, LLC.

PRE-MERGER MCGLEN FINANCINGS

         In September 1999, Mcglen Micro entered into an agreement with Pacific Rim Access (the "PacRim Agreement") to raise $800,000. Pursuant to the PacRim Agreement, Mcglen Micro sold 320,000 shares of common stock to a group of Japanese investors for $2.50 per share. These shares will have "piggyback" registration rights, subject to underwriter approval, limitations and lockups. For arranging the investments, Mcglen Micro paid Pacific Rim Access a commission of $80,000 and issued warrants to Keiji Miyagawa, President of Pacific Rim Access, to purchase 32,000 shares of Mcglen Micro's common stock for $2.50 per share (pre-reverse acquisition split). Mcglen has recently agreed to reduce the exercise price of this warrant to $1.00 per share for 11,000 shares and $2.00 per share for the remaining 21,000 shares. These shares also have "piggyback" registration rights, subject to underwriter approval, limitations and lockup.

         Immediately prior to the Merger, Mcglen Micro sold 600,000 shares of common stock for $2.50 per share in a private placement pursuant to Rule 506. Redstone Securities, Inc., acted as placement agent in the offering, for which Redstone received a commission equal to 10% of the gross proceeds of the offering.

PRE-MERGER ADRENALIN FINANCING BY ESCALADE

         Prior to the Merger, Adrenalin consummated a financing pursuant to a purchase agreement to sell 293,255 shares of common stock to Escalade Investors, LLC ("Escalade") for gross proceeds of $1,250,000 ($4.2625 per share, which was 110% of the closing price of Adrenalin's common stock on July 9, 1999) and received an irrevocable commitment from Escalade to purchase an additional $750,000 of Adrenalin's common stock upon the completion of the Merger. The $750,000 was placed into escrow until the SEC approved the proxy statement soliciting the consent of the Company's shareholders for the Merger and was released upon the closing of the Merger. The price per share of common stock paid by Escalade for the $750,000 in escrow, $5.43, was equal to 110% of the closing price for the common stock on the trading day prior to such funding. 138,090 shares were issued to Escalade in the $750,000 financing.

         Escalade received a three-year warrant to purchase 29,325 additional shares of common stock at an exercise price of $4.843 per share (which was 125% of the closing price of the common stock on July 9, 1999). Upon the funding of the $750,000, Escalade also received an additional three-year warrant to purchase 13,809 additional shares of common stock at an exercise price of $6.79 per share (which was 125% of the closing price of the common stock for the common stock on the trading day prior to such funding).

         The warrants issued by the Company to Escalade may be exercised on a "cashless exercise" basis to the extent that the average market value of the shares of common stock issuable upon exercise of such warrants for the five trading days prior to exercise exceeds the aggregate exercise price for the shares as to which the warrants are being exercised.

         The agreement with Escalade allowed for repricing rights if the average closing price for Mcglen's common stock for the two 90-day periods immediately subsequent to October 10, 1999 (subject to certain adjustments) did not equal 115% and 118%, respectively, of the aggregate price paid by Escalade for the stock. These rights required the Company, if these price targets were not met, to issue additional shares to Escalade for no additional consideration so that the value of the purchased shares plus the additional shares equaled 115% or 118%, as applicable, of the aggregate purchase price paid by the Escalade for the stock. Escalade exercised its repricing rights relating to two-thirds of the shares it obtained in the financing in January 2000 and received an additional 103,775 shares of the Company's common stock. Escalade exercised its repricing rights relating to the final one-third of the shares it obtained in the financing in April 2000 and received an additional 39,352 shares of the Company's common stock. Escalade has no more repricing rights under the agreement.

BRIDGE LOAN FROM AMRO INTERNATIONAL, S.A.

         On April 10, 2000, we received a bridge loan in the amount of $1,500,000 from AMRO International, S.A., and simultaneously issued a 10% Convertible Debenture (the "Debenture") whereby we promised to repay to AMRO the whole amount of the loan on September 30, 2001, plus 10% interest per annum payable quarterly. AMRO has the right, at any time after September 14, 2000, to convert the principal or any portion thereof, and any accrued but unpaid interest, into our common stock at a conversion price per share equal to 90% of the market price of the stock on the date of conversion. In connection with the same transaction we issued a warrant (the "Warrant") to AMRO to purchase up to 372,449 shares of our common stock for $2.316 per share, which is equal to 115% of the daily volume weighted average price of our common stock on April 14, 2000, the last trading day prior to the closing of the loan. Two-thirds of the shares covered by the Warrant were immediately exercisable, and the remaining one-third of shares became exercisable on July 26, 2000. In addition, since we did not redeem the Debenture in full on or prior to July 26, 2000, AMRO can demand that we file a registration statement to register any shares covered by the Warrant as well as at least 200% of the number of shares issuable upon conversion of the Debenture and any additional shares we consider necessary to cover any accrued interest on the Debenture.

FOUNDERS AGREEMENT

         On August 15, 2000 we entered into an agreement with George Lee, Mike Chen and Alex Chen (the "Founders") under which the Founders agreed to provide up to 10 million shares of their Mcglen common stock, comprising approximately one-half of their total holdings, to assist us in raising capital to fund our operations, growth and development without causing additional dilution for our other shareholders. Under the agreement, our Board of Directors may use the pool for specified purposes including capital creation, mergers or acquisitions, business development, management incentives, growth related activities and remittance to treasury. The Founders made the shares available for an 18-month period and any shares not used for permitted purposes at the end of that period will be retained by the Founders. Under the agreement, the Founders are entitled to receive a fee equal to 5% of the amount of cash we raise using the shares included in the pool. George Lee and Mike Chen are members of our Board of Directors.

MERGER AGREEMENT WITH LAN PLUS CORPORATION

         On October 11, 2000, we entered into an agreement and plan of merger with Lan Plus Corporation. Lan Plus is a manufacturer of both private-label and branded turnkey computer solutions and services, with over nine years of operating history.

         The merger is subject to customary closing conditions, including shareholder and regulatory approval. Management anticipates the merger closing in the first half of 2001. At the closing of the merger, Lan Plus shareholders will receive a number of shares such that the Lan Plus shareholders will own 50.1% of shares of the post merger combined entity.

         Andy Teng, founder, Chairman and Chief Executive Officer of Lan Plus, will become the Chief Executive Officer and Chairman of the Board of the combined company. Richard Shyu, currently President and Chief Operating Officer of Lan Plus, will become President of the combined company. Both will be added to the Board of Directors at closing. Grant Trexler, currently Mcglen's Chief Financial Officer, will become Chief Financial Officer of the combined company. Mcglen's founders, Mike Chen, George Lee, and Alex Chen, will assume management and executive positions within the new company.

                          DESCRIPTION OF CAPITAL STOCK

         Our authorized capital stock consists of 50,000,000 shares of common stock, $0.03 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share. As of January 9, 2001, there were 31,465,965 shares of common stock and no shares of preferred stock outstanding.

COMMON STOCK

         Subject to preferences that may be applicable to any prior rights of holders of outstanding preferred stock having prior rights as to dividends, the holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board from time to time may determine. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders. Cumulative voting for the election of directors is not authorized by our certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

         The common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to stockholders are distributable ratably among the holders of the common stock after payment of liquidation preferences, if any, on any outstanding stock having prior rights on such distributions and payment of other claims of creditors. Each outstanding share of common stock is, and all shares of common stock to be outstanding upon completion of this offering will be upon payment therefor, duly and validly issued, fully paid and nonassessable.

PREFERRED STOCK

         The Board is authorized, subject to any limitations prescribed by Delaware law, to issue preferred stock in one or more series. The Board can fix the rights, preferences and privileges of the shares of each series and any qualifications, limitations or restrictions thereon.

         The Board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, under certain circumstances, have the effect of delaying, deferring or preventing a change in control of the Company.

         We have as of the date of this prospectus not designated any series of preferred stock.

WARRANTS

         This registration statement includes for registration shares issuable upon the exercise of warrants issued to each of the following parties:

         Plumrose Holdings Inc.
         ---------------------

         On April 26, 2000, in connection with our Common Stock Purchase Agreement with Plumrose Holdings Inc. ("Plumrose"), we issued to Plumrose a warrant to purchase 100,000 shares of our common stock at an exercise price of $1.875, which was the closing bid price of our common stock on the trading day prior to the closing date. If no registration statement for the shares covered by the warrant is effective on the date of exercise, the warrants issued by the Company to Plumrose may be exercised on a "cashless exercise" basis to the extent that the average of the high and low trading prices per share of common stock issuable upon exercise of such warrants on the trading day immediately preceding the date of exercise exceeds the aggregate exercise price for the shares as to which the warrants are being exercised.

         AMRO International, S.A.
         ------------------------

         As consideration for a bridge loan from AMRO International, S.A. in the amount of $1,500,000 pursuant to a loan agreement dated April 10, 2000, we issued to AMRO, in addition to a 10% Convertible Debenture (the "Debenture"), a warrant to purchase up to 372,449 shares of our common stock for $2.316 per share, which is equal to 115% of the daily volume weighted average price of our common stock on April 14, 2000, the last trading day prior to the closing of the loan. As of January 9, 2001, all of the shares covered by the Warrant are exercisable. Because we did not redeem the Debenture in full on or prior to July 26, 2000, AMRO can demand that we file a registration statement to register any shares covered by the Warrant as well as at least 200% of the number of shares issuable upon conversion of the Debenture and any additional shares we consider necessary to cover any accrued interest on the Debenture. The Warrant expires on April 17, 2002.

         Ladenburg Thalmann & Co. Inc.
         -----------------------------

         In consideration of its role as placement agent in the transaction with AMRO, we also issued to Ladenburg Thalmann & Co. Inc. ("Ladenburg") a warrant to purchase up to 49,660 shares of our common stock at any time between April 17, 2000 and April 17, 2002 for an exercise price of $2.0137. Other than the number of shares covered and the exercise price, the warrant issued to Ladenburg is in form and substance identical to that delivered to Plumrose.

         Keiji Miyagawa
         --------------

         On June 16, 1999 and September 22, 1999, Mcglen Micro, Inc. ("Mcglen Micro") issued warrants to Keiji Miyagawa to purchase, respectively, 10,000 shares of Mcglen Micro common stock at $2.00 per share and 32,000 shares at $2.50 per share (both pre-reverse acquisition split). In consideration of Miyagawa's assistance in the Company's discussions with certain convertible noteholders regarding conversion of their notes, the Company has recently agreed to reduce the exercise price of the June 16 warrant to $1.00 per share and the September 22 warrant to $1.00 per share for 11,000 shares and $2.00 for the remaining 21,000 shares. All of the shares subject to these warrants have "piggyback" registration rights, subject to underwriter approval, limitation and lockups. Each warrant expires two years after issuance.

         Far East Capital Management
         ---------------------------

         On May 6, 1999, in exchange for its assistance in securing the alliance with Synnex Information Technologies, Inc., Mcglen Micro issued to Far East Capital Management Ltd. three warrants to purchase its common stock worth a total of up to $75,000 as follows: $25,000 at the closing price of the reverse merger between Adrenalin Interactive, Inc. and Mcglen Micro, $25,000 at a 10% discount to the closing price, and $25,000 at a 25% discount to the closing price. Based on the reverse merger closing price of $5.5625, the three warrants give the holder the right to purchase a total of 15,480 shares. The warrants are currently exercisable and will expire on May 6, 2001.

         Escalade Investors LLC
         ----------------------

         In connection with a financing pursuant to a purchase agreement to sell $2,000,000 of common stock to Escalade Investors, LLC, we issued to Escalade two three-year warrants to purchase a total of 43,134 shares of common stock (29,325 shares at an exercise price of $4.843 per share and 13,809 shares at an exercise price of $6.79 per share). The warrants issued by us to Escalade may be exercised on a "cashless exercise" basis to the extent that the average market value of the shares of common stock issuable upon exercise of the warrants for the five trading days prior to exercise exceeds the aggregate exercise price for the shares as to which the warrants are being exercised.

         Synnex Information Technologies, Inc.
         -------------------------------------

         In connection with its entry into an alliance with Synnex Information Technologies, Inc., Mcglen Micro issued to Synnex a warrant to purchase up to $1 million of Mcglen Micro's common stock at the price of $4.1719 per share, or 239,699 shares. The initial exercise of the warrant must be for a number of shares that will result in an aggregate exercise price of at least $500,000. The warrant is currently exercisable and will expire on May 17, 2004.

         On May 6, 1999, in exchange for his assistance in securing an alliance with Synnex, Mcglen Micro issued to C. Kevin Chuang three warrants to purchase its common stock worth a total of up to $337,500 as follows: $112,500 at the closing price of the reverse merger between Adrenalin Interactive, Inc. and Mcglen Micro, $112,500 at a 10% discount to the closing price, and $112,500 at a 25% discount to the closing price. Based on the reverse merger closing price of $5.5625, the three warrants give the holder the right to purchase a total of 69,663 shares. The warrants are currently exercisable and will expire on May 6, 2001. Mr. Chuang has transferred these warrants to Synnex.

         Triangle Associates, LLC
         ------------------------

         On May 6, 1999, in exchange for its assistance in securing the alliance with Synnex, Mcglen Micro issued to Triangle Associates, LLC three warrants to purchase its common stock worth a total of up to $337,500 as follows: $112,500 at the closing price of the reverse merger between Adrenalin Interactive, Inc. and Mcglen Micro, $112,500 at a 10% discount to the closing price, and $112,500 at a 25% discount to the closing price. Based on the reverse merger closing price of $5.5625, the three warrants give the holder the right to purchase a total of 69,663 shares. The warrants are currently exercisable and will expire on May 6, 2001.

         Deutsche Financial Services Corporation
         ---------------------------------------

         On October 26, 2000, we issued a warrant to Deutsche Financial Services Corporation ("DFS") in connection with a forbearance agreement dated September 20, 2000 between us and DFS, pursuant to which we agreed to pay DFS all indebtedness owing by virtue of advances made by DFS to Mcglen Micro under a previous wholesale financing agreement. Under the terms of the warrant, DFS had the right to convert debt in an amount not to exceed $268,000 for up to 275,000 shares of our common stock at the average closing price of our common stock on the 22 trading days immediately preceding the notice of conversion ("Conversion Shares"), and for 365 days after such conversion to purchase in cash up to 50% of the number of Conversion Shares ("Warrant Shares") at a price equal to 75% of the average closing price of our common stock on the 22 trading days immediately preceding the notice of exercise. Pursuant to a settlement and release agreement dated December 28, 2000 between us and DFS, DFS exercised its rights with respect to the Conversion Shares and received 275,000 shares of our common stock. In addition, DFS retains its right to purchase up to 137,500 Warrant Shares. Pursuant to the terms of the warrant and release agreement, the Conversion Shares and Warrant Shares are included for registration in this registration statement.

         Global Integrated Business Solutions
         ------------------------------------

         On August 18, 2000, we entered into a corporate consulting agreement with Global Integrated Business Solutions ("Global"). In exchange for various corporate consulting and public relations services, we agreed to issue to Global 20,000 warrants per month to purchase an equal number of shares of our common stock at an exercise price of $0.25 per share. No warrants have been issued as of January 9, 2001. However, this prospectus covers 140,000 shares underlying warrants owed by us to Global under the agreement.

         Dillow and Dillow, Inc.
         -----------------------

         On December 22, 2000, we entered into a financing agreement with Dillow & Dillow, Inc., under which Dillow & Dillow agreed to arrange up to $1.5 million of financing for us in the form of convertible loans and cash investments by lenders and investors identified by Dillow & Dillow. The agreement provides Dillow & Dillow with a one-year warrant to purchase one share of our common stock for every eight shares of our common stock issued to lenders and investors under the financing agreement, for a maximum of 750,000 shares. The warrant entitles the holder to purchase up to 250,000 shares of common stock for an exercise price of $0.30 per share, up to 250,000 shares of common stock for an exercise price of $0.50 per share, and up to 250,000 shares of common stock for an exercise price of $0.75 per share. The financing agreement requires us to file this registration statement covering shares of common stock issuable upon exercise of Dillow & Dillow's warrant.

CONVERTIBLE DEBT

         This registration statement includes for registration shares issuable upon the conversion of convertible debt instruments issued to each of the following parties:

         AMRO International, S.A.
         ------------------------

         On April 10, 2000, we received a bridge loan in the amount of $1,500,000 from AMRO International, S.A., and simultaneously issued a 10% convertible debenture whereby we promised to repay to AMRO the whole amount of the loan on September 30, 2001, plus 10% interest per annum payable quarterly. AMRO has the right, at any time after September 14, 2000, to convert the principal or any portion thereof, and any accrued but unpaid interest, into our common stock at a conversion price per share equal to 90% of the market price of the stock on the date of conversion. Under the terms of the debenture, AMRO may not convert at any one time for a number of shares that, combined with shares already owned by AMRO, would exceed 9.9% of our total outstanding stock as of the conversion date; however, this limitation may be waived by AMRO on not less than 75 days' written notice.

         Akira Minamino
         --------------

         On June 16, 1999, Mcglen Micro issued a convertible promissory note to Akira Minamino in the principal sum of $100,000. The note carries an interest rate of 10% per annum, and matures eighteen months after the issuance date. This note may be converted by the holder at any time prior to repayment into shares of our common stock at $2.00 per share. The Company has recently agreed to convert the principal and accrued interest at $1.00 per share, or 112,514 shares. Half of these shares are included for registration in this registration statement, and the other 56,257 shares have "piggyback" registration rights.

         Masamitsu Ishihara
         ------------------

         On June 16, 1999, Mcglen Micro issued a convertible promissory note to Masamitsu Ishihara in the principal sum of $100,000. The note carries an interest rate of 10% per annum, and matures eighteen months after the issuance date. This note may be converted by the holder at any time prior to repayment into shares of our common stock at $2.00 per share. All shares issued on such conversion have "piggyback" registration rights.

         Financing Agreement
         -------------------

         Pursuant to our financing agreement with Dillow and Dillow, Inc. dated December 22, 2000, we borrowed $700,000 from certain lenders identified by Dillow & Dillow. The notes will convert automatically into shares of our common stock on the date this registration statement becomes effective, at a conversion price of $0.25 per share. The lenders will receive shares of our common stock as follows upon such conversion: SOMA Fund IX, LLC (168,000 shares), Hippo Holdings, LLC and Kohl Concerns, LLC (616,000 shares each), and Revel Holdings, Inc. and The Vertigo Fund, LLC (700,000 shares each).

TRANSFER AGENT AND REGISTRAR

         Our Transfer Agent and Registrar is American Stock Transfer & Trust Company. Their address is 590 Maiden Lane, New York, New York 10007.

         POTENTIAL DILUTION

         We have entered into certain agreements under which the number of shares issuable under those agreements varies based on the then-current market price of our common stock. Set forth below is a table indicating the potential dilution under one of these agreements, a convertible note held by AMRO International, S.A., based on hypothetical assumptions regarding declines in the market price of our common stock.


================================================================================================================
                                                                     SHARES ISSUABLE
      HOLDER              INSTRUMENT
--------------------  --------------------  --------------------------------------------------------------------
                                                             25% DECLINE IN     50% DECLINE IN    75% DECLINE IN
                                               PRESENTLY      STOCK PRICE         STOCK PRICE      STOCK PRICE
                                               ---------     --------------    --------------     --------------
AMRO INTERNATIONAL,       CONVERTIBLE          1,500,000     2,000,000         3,000,000          6,000,000(3)
 S.A.(1)                  DEBENTURE(2)
================================================================================================================

                  1. Shares issued upon conversion of the convertible debenture are priced at 90% of the volume weighted average price for the 5 lowest trading days during the 22 trading days prior to conversion. The table assumes a present conversion price of $1.00.

                  2. Assumes conversion of $1.5 million principal and no conversion of accrued interest.

                  3. Under the terms of AMRO's debenture, the holder may not convert the note for an amount of shares that would five the holder beneficial ownership of a number of shares equal to or exceeding 9.9% of the number of shares of common stock then outstanding; however, AMRO may waive this limitation on not less than 75 days' prior written notice. At January 9, 2001, based on our outstanding common stock of 31,465,965 shares and our closing stock price on January 9, 2001 of $0.25, the maximum number of shares issuable at one time under the note without waiver by AMRO of the 9.9% issuance cap was 3,457,000 shares.

                  SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

         The table below sets forth certain information, as of the date of this prospectus, with respect to the amount of shares owned by each selling stockholder, the number of shares covered by this prospectus with respect to each selling stockholder, and the percentage ownership of each selling stockholder before this offering (assuming exercise of such selling stockholder's warrants or options and conversion of such selling stockholder's convertible notes, if applicable), and the amount and percentage ownership of each selling stockholder after this offering. None of the selling stockholders has had any position, office, or other material relationship with us within the past three years, other than as disclosed in this prospectus.

--------------------------------------------------------------------------------------------------------------------------------
                                                   SELLING STOCKHOLDERS
--------------------------------------------------------------------------------------------------------------------------------
                                                                                TOTAL NUMBER OF
                                                                                 SHARES BEING
                                                                                  REGISTERED
                                                                                  PURSUANT TO
                                                                                   WARRANTS,
                                                                                   OPTIONS,            %               %
                                               TOTAL NUMBER                       CONVERTIBLE        OWNED           OWNED
                                                OF SHARES      NUMBER OF OWNED     NOTES AND         BEFORE          AFTER
                                                  OWNED         SHARES BEING       FINANCING        OFFERING        OFFERING
        NAME OF SELLING STOCKHOLDER                              REGISTERED        AGREEMENT          (1)              (2)
--------------------------------------------- ---------------  ---------------  ---------------  --------------  ---------------
Plumrose Holdings, Inc. (3)                               --               --          100,000               *               --
--------------------------------------------- ---------------  ---------------  ---------------  --------------  ---------------
AMRO International, S.A. (4)                              --               --        3,457,000             9.9%              --
--------------------------------------------- ---------------  ---------------  ---------------  --------------  ---------------
Ladenburg Thalmann & Co. Inc. (5)                         --               --           49,660               *               --
--------------------------------------------- ---------------  ---------------  ---------------  --------------  ---------------
The Lin Law Corporation(6)                           700,000          250,000               --             2.2%             1.2%
--------------------------------------------- ---------------  ---------------  ---------------  --------------  ---------------
Akira Minamino                                            --               --           56,257               *               --
--------------------------------------------- ---------------  ---------------  ---------------  --------------  ---------------
Masamitsu Ishihara                                   200,000               --           50,000               *                *
--------------------------------------------- ---------------  ---------------  ---------------  --------------  ---------------
Keiji Miyagawa                                            --               --           42,000               *               --
--------------------------------------------- ---------------  ---------------  ---------------  --------------  ---------------
Far East Capital Management(7)                            --               --           15,480               *               --
--------------------------------------------- ---------------  ---------------  ---------------  --------------  ---------------
Escalade Investors LLC(8)                                 --               --           43,134               *               --
--------------------------------------------- ---------------  ---------------  ---------------  --------------  ---------------
Robert A. Shuey, III                                  12,500           12,500               --               *               --
--------------------------------------------- ---------------  ---------------  ---------------  --------------  ---------------
Anthony F. Vaccaro, Jr.                               12,500           12,500               --               *               --
--------------------------------------------- ---------------  ---------------  ---------------  --------------  ---------------
Michael A. Colaiacovo                                 12,500           12,500           70,000               *               --
--------------------------------------------- ---------------  ---------------  ---------------  --------------  ---------------
Manuel M. Bello                                       12,500           12,500           40,000               *               --
--------------------------------------------- ---------------  ---------------  ---------------  --------------  ---------------
William Gilsing                                       50,000           25,000               --               *                *
--------------------------------------------- ---------------  ---------------  ---------------  --------------  ---------------
Michael Culver                                        70,000           30,000               --               *                *
--------------------------------------------- ---------------  ---------------  ---------------  --------------  ---------------
Grant Trexler                                        332,500          125,000               --               *                *
--------------------------------------------- ---------------  ---------------  ---------------  --------------  ---------------
Doug Foster                                          225,000          112,500               --               *                *
--------------------------------------------- ---------------  ---------------  ---------------  --------------  ---------------
Peter Janssen                                        225,000          112,500               --               *                *
--------------------------------------------- ---------------  ---------------  ---------------  --------------  ---------------
Synnex Information
Technologies, Inc.(9)                                344,861          250,000           69,663             1.3%               *
--------------------------------------------- ---------------  ---------------  ---------------  --------------  ---------------
Triangle Associates, LLC(10)                              --               --           69,663               *               --
--------------------------------------------- ---------------  ---------------  ---------------  --------------  ---------------
Deutsche Financial
Services Corporation(11)                             310,000          310,000          137,500             1.4%              --
--------------------------------------------- ---------------  ---------------  ---------------  --------------  ---------------
Ingram Micro Inc. (12)                               250,000          250,000               --               *               --
--------------------------------------------- ---------------  ---------------  ---------------  --------------  ---------------
Institutional Equity Corporation
(formerly Redstone Securities) (13)                       --               --          500,000             1.6%              --
--------------------------------------------- ---------------  ---------------  ---------------  --------------  ---------------

                                                                     45

--------------------------------------------------------------------------------------------------------------------------------
                                                   SELLING STOCKHOLDERS
--------------------------------------------------------------------------------------------------------------------------------
                                                                                TOTAL NUMBER OF
                                                                                 SHARES BEING
                                                                                  REGISTERED
                                                                                  PURSUANT TO
                                                                                   WARRANTS,
                                                                                   OPTIONS,            %               %
                                               TOTAL NUMBER                       CONVERTIBLE        OWNED           OWNED
                                                OF SHARES      NUMBER OF OWNED     NOTES AND         BEFORE          AFTER
                                                  OWNED         SHARES BEING       FINANCING        OFFERING        OFFERING
        NAME OF SELLING STOCKHOLDER                              REGISTERED        AGREEMENT          (1)              (2)
--------------------------------------------- ---------------  ---------------  ---------------  --------------  ---------------
Global Integrated Business
Solutions (14)                                            --               --          140,000               *               --
--------------------------------------------- ---------------  ---------------  ---------------  --------------  ---------------
Dillow & Dillow, Inc. (15)                            80,000           80,000          970,000             3.3%              --
--------------------------------------------- ---------------  ---------------  ---------------  --------------  ---------------
SOMA Fund IX, LLC(16)                                     --               --          360,000             1.1%              --
--------------------------------------------- ---------------  ---------------  ---------------  --------------  ---------------
Hippo Holdings, LLC(17)                                   --               --        1,320,000             4.2%              --
--------------------------------------------- ---------------  ---------------  ---------------  --------------  ---------------
Kohl Concerns, LLC(18)                                    --               --        1,320,000             4.2%              --
--------------------------------------------- ---------------  ---------------  ---------------  --------------  ---------------
Revel Holdings, Inc.(19)                                  --               --        1,500,000             4.8%              --
--------------------------------------------- ---------------  ---------------  ---------------  --------------  ---------------
The Vertigo Fund, LLC(20)                                 --               --        1,500,000             4.8%              --
--------------------------------------------- ---------------  ---------------  ---------------  --------------  ---------------

         * less than 1%.

         (1) Based upon a total number of shares of Common Stock outstanding of 31,465,965.
         (2) Based upon a total number of shares of Common Stock outstanding of 37,056,322. 6,220,000 shares issuable pursuant to our financing agreement with Dillow & Dillow, Inc. (including 220,000 shares issuable to Dillow and Dillow as a finder's fee) will be issued from a pool of founders' shares provided for this purpose and will not result in any dilution upon issuance.
         (3) Hans Gassner, Director, is the natural person having sole voting and dispositive power over the shares owned by Plumrose.
         (4) The address of AMRO is c/o Ultra Finanz, Grossmuensterplatz 6, P.O. Box 4401, Zurich CH-8022, Switzerland. Ruth Streitenberger, Michael Klee and H.U. Bachofen, Directors, are the natural persons having shared voting and dispositive power over the shares owned by AMRO.
         (5) Joseph A. Smith, Managing Director, is the natural person having sole voting and dispositive power over the shares owned by Ladenburg.
         (6) Paul Lin, President, is the natural person having sole voting and dispositive power over the shares owned by The Lin Law Corp.
         (7) Tim T. Chang is the natural person having sole voting and dispositive power over the shares owned by Far East Capital Mgmt.
         (8) Ethan Benovitz, Managing Director, is the natural person having sole voting and dispositive power over the shares owned by Escalade.
         (9) Richard Powers, Senior Vice President and Chief Financial Officer, is the natural person having sole voting and dispositive power over the shares owned by Synnex.
         (10) Steven K. Chen, President, is the natural person having sole voting and dispositive power over the shares owned by Triangle Assocs.
         (11) Christopher J. Wohlert, Operations Manager, is the natural person having sole voting and dispositive power over the shares owned by Deutsche Financial Services Corp.
         (12) Vicki Vann-Berstein, Senior Vice President and U.S. Chief Financial Officer, is the natural person having sole voting and dispositive power over the shares owned by Ingram Micro.
         (13) Robert A. Shuey, III, is the natural person having sole voting and dispositive power over the shares owned by Institutional Equity Corp.
         (14) George Garcy, President, is the natural person having sole voting and dispositive power over the shares owned by Global.
         (15) Christopher Dillow, Chief Executive Officer, is the natural person having sole voting and dispositive power over the shares owned by Dillow & Dillow.
         (16) Todd A. Ellsworth is the natural person having sole voting and dispositive power over the shares owned by SOMA.

         (17) Leon Burrows, Manager, is the natural person having sole voting and dispositive power over the shares owned by Hippo.
         (18) Mark O. Van Wagoner, Managing Member, is the natural person having sole voting and dispositive power over the shares owned by Kohl.
         (19) Jaime Askew is the natural person having sole voting and dispositive power over the shares owned by Revel.
         (20) Jack Gavlin is the natural person having sole voting and dispositive power over the shares owned by Vertigo.

         The shares and warrants or options held by the selling stockholders may be sold or otherwise disposed of from time to time by the selling stockholders, or by their pledgees, donees, transferees or other successors in interest, should they or any other parties determine to make such sales. We are unable to predict whether or when they will determine to proceed with sales of common stock, warrants and/or options, as determination will be made by the selling stockholders or other parties. The selling stockholders may sell the shares covered by this prospectus from time to time in the over-the-counter market to purchasers in certain states provided that such sales satisfy the requirements for exemption from registration or qualification under the applicable laws of such states, which may include, but are not limited to, the following requirements:

         o all sales must be made either through broker-dealers acting as agents for the selling stockholders or to broker-dealers who may purchase the securities as principals and thereafter sell the securities from time to time in the over-the-counter market, and all such broker-dealers must be registered under the laws of any state in which any sales are deemed to occur;

         o any compensation (including without limitation, any discounts, concessions or commissions from the selling stockholders or the purchasers for whom such broker-dealers may act as agents or to whom they may sell as principals) paid to broker-dealers must not exceed customary commissions; and

         o all sales must be made at market prices prevailing at the time of sale.

         Selling stockholders may not offer or sell the securities covered by this prospectus in any state where the offer or sale is not permitted.

         Under the Exchange Act and the regulations thereunder, any person engaged in a distribution of the shares of common stock offered by this prospectus may not simultaneously engage in market making activities with respect to the shares of common stock during the applicable `cooling off' periods prior to the commencement of such distribution. In addition, and without limiting the foregoing, the selling stockholders will need to comply with applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of common stock by the selling stockholders.

         The selling stockholders and any broker-dealers that act in connection with the sale of common stock and/or warrants hereunder might be deemed to be `underwriters' within the meaning of Section 2(11) of the Securities Act and any commissions received by them and any profit on the resale of common stock or warrants as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

         We have agreed to pay all expenses of registration, provided, however, that all selling and other expenses incurred by the selling stockholders will be paid by the selling stockholders.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices of our common stock. Upon the consummation of this offering, we will have 37,056,322 shares of common stock outstanding (assuming exercise of all options, warrants or convertible notes for which shares are being registered in this prospectus), of which 17,122,510 shares of common stock will be freely tradable without restriction or further registration under the Securities Act, unless such shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act.

         The remaining shares of common stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or 701 promulgated under the Securities Act. These rules are summarized below.

RULE 144

         In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

         o   1% of the number of shares of common stock then outstanding; or

         o the average weekly trading volume of the common stock on the Nasdaq SmallCap Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

         Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

         Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, "144(k) shares" may be sold immediately upon the completion of this offering.

RULE 701

         In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors who purchases shares from us in connection with a compensatory stock or option plan or other written agreement is eligible to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

                                  LEGAL MATTERS

         The validity of the shares of common stock offered hereby will be passed upon for us by O'Melveny & Myers LLP, Irvine, California.

                                     EXPERTS

         The financial statements of the Mcglen Internet Group, Inc. as of December 31, 1999 and for the year then ended included in this prospectus and in the registration statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the period set forth in their report (which contains an explanatory paragraph regarding the Company's ability to continue as a going concern) appearing elsewhere in this prospectus and in the registration statement, and are included in reliance upon such report given on the authority of said firm as experts in auditing and accounting.

         The financial statements of the Mcglen Internet Group, Inc. as of December 31, 1998 and for the year then ended included in this prospectus and in the registration statement have been audited by Singer Lewak Greenbaum & Goldstein LLP, independent certified public accountants, to the extent and for the period set forth in their report appearing elsewhere in this prospectus and in the registration statement, and are included in reliance upon such report given on the authority of said firm as experts in auditing and accounting.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Our certificate of incorporation provides that none of our directors shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability

         o for any breach of the director's duty of loyalty to us or our stockholders;

         o for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

         o   under section 174 of the Delaware General Corporation Law; or

         o for any transaction from which the director derives improper personal benefit.

         The effect of this provision is to eliminate our rights and those of our stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of his or her fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described above. The limitations summarized above, however, do not affect our ability or that of our stockholders to seek non-monetary remedies, such as an injunction or rescission, against a director for breach of his or her fiduciary duty.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers, or persons controlling our Company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         No dealer, salesperson, or other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof or that the information contained herein is correct as of any date subsequent to the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making the offer is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                          MARKET FOR OUR COMMON EQUITY

         Our common stock is traded on the Nasdaq SmallCap Market under the symbol "MIGS." In December 1999, we changed our ticker symbol from ADRN to MIGS in connection with the consummation of the reverse merger between Adrenalin Interactive, Inc. and Mcglen Micro, Inc. The following table sets forth the range of the high and low closing sales prices for our common stock, for the periods indicated, as reported by the Nasdaq SmallCap Market:

                                                 Price Range of Common Stock*
                                                 ----------------------------
                                                     High            Low
                                                 ------------    ------------
          Year Ended December 31, 1998
          ----------------------------
          FIRST QUARTER                              $0.88          $0.38
          SECOND QUARTER                              3.81           0.63
          THIRD QUARTER                               4.60           1.85
          FOURTH QUARTER                              1.85           1.50

          Year Ended December 31, 1999
          ----------------------------
          FIRST QUARTER                              $3.70          $0.75
          SECOND QUARTER                              8.50           3.38
          THIRD QUARTER                               4.63           2.25
          FOURTH QUARTER                             15.00           2.50

          Year Ending December 31, 2000
          -----------------------------
          FIRST QUARTER                              $5.31          $3.31
          SECOND QUARTER                              3.63           1.03
          THIRD QUARTER                               1.81           0.50
          FOURTH QUARTER                              1.09           0.13

          Year Ending December 31, 2001
          -----------------------------
          FIRST QUARTER (through January 9,          $0.28          $0.16
          2001)


* Figures through December 31, 1998 have been adjusted to reflect Adrenalin's 3-for-1 reverse stock split effected on December 29, 1998.

         On January 9, 2001, the closing price of our common stock as reported on the Nasdaq SmallCap Market was $0.25 per share. On January 9, 2001, there were 277 holders of record of our common stock.

         We have never paid cash dividends on our common stock, and do not anticipate paying cash dividends on our common stock. We intend to retain our earnings, if any, to finance the growth and development of our business.

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any documents we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-732-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's Web site at http://www.sec.gov.

         This prospectus is part of a registration statement we filed with the SEC. You may request a copy of the registration statement or any of the above filings, at no cost, by writing or telephoning our Chief Financial Officer at the following address and telephone number:

                                  Grant Trexler
                             Chief Financial Officer
                           Mcglen Internet Group, Inc.
                                16700 Gale Avenue
                           City of Industry, CA 91745
                                 (626) 923-6019

                              FINANCIAL STATEMENTS

         Information in response to this item is set forth in the Financial Statements, beginning on Page F-4 of this filing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


Reports of Independent Certified Public Accountants                        F-2

Consolidated Financial Statements:
Balance Sheets as of December 31, 1999 and 1998                            F-4

Statements of Operations for the Years Ended December 31, 1999
and 1998                                                                   F-5

Statements of Cash Flows for the Years Ended December 31, 1999
and 1998                                                                   F-6

Statements of Changes in Stockholders' (Deficit) Equity for the
Years Ended December 31, 1999 and 1998                                     F-7

Notes to Financial Statements                                              F-8

Balance Sheets as of September 30, 2000 and December 31, 1999             F-21

Statements of Operations for the Nine Months Ended September 30,
2000 and 1999                                                             F-22

Statements of Cash Flows for the Nine Months Ended September 30,
2000 and 1999                                                             F-23

Statement of Changes in Stockholders' Deficit for the Nine Months
Ended September 30, 2000                                                  F-24

Notes to Financial Statements                                             F-25

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

      The Board of Directors and Stockholders of the Mcglen Internet Group, Inc. Tustin, CA

           We have audited the accompanying consolidated balance sheet of the Mcglen Internet Group, Inc., as of December 31, 1999 and the related consolidated statements of operations, cash flows and changes in stockholders' (deficit) equity for the year ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

           We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

           In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Mcglen Internet Group, Inc., at December 31, 1999, and the results of their operations and their cash flows for the year ended December 31, 1999, in conformity with generally accepted accounting principles.

           The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered a loss from operations, has negative working capital, is in violation of debt covenants, and needs to raise additional funds to accomplish its objectives. These matters raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/  BDO Seidman, LLP
Los Angeles, CA
March 11, 2000

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

      The Board of Directors and Stockholders of the Mcglen Internet Group, Inc. Tustin, CA

           We have audited the accompanying balance sheet of the Mcglen Internet Group, Inc., as of December 31, 1998 and the related statements of operations, cash flows and changes in stockholders' (deficit) equity for the year ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

           We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

           In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Mcglen Internet Group, Inc., at December 31, 1998, and the results of its operations and its cash flows for the year ended December 31, 1998, in conformity with generally accepted accounting principles.


/s/  Singer Lewak Greenbaum & Goldstein LLP
Santa Ana, CA
April 14, 1999

                                     MCGLEN INTERNET GROUP, INC.
                                     CONSOLIDATED BALANCE SHEETS

                                                                                 DECEMBER 31,
                                                                              1999           1998
                                                                          ------------   ------------
                       ASSETS (Note 4)
Current Assets:
Cash and cash equivalents                                                 $   961,666    $   436,692
Accounts receivable, net of allowance for doubtful accounts and
 estimated  returns of $70,000 and $0 at December 31, 1999 and 1998           558,356        350,048
Inventories (Note 1)                                                          436,017        115,184
Prepaid expenses and other current assets                                      52,776          8,112
Deposits (Note 1)                                                             386,074        148,189
                                                                          ------------   ------------

                Total current assets                                        2,394,889      1,058,225
                                                                          ------------   ------------
Equipment, net (Note 3)                                                       519,576         41,750
Intangible assets (Note 1)                                                    337,584              -
Other assets (Note 1)                                                          52,314            700
                                                                          ------------   ------------
                                                                          $ 3,304,363    $ 1,100,675
                                                                          ============   ============

               LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
Current Liabilities:
Accounts payable (Note 4)                                                 $ 1,933,122    $   610,429
Accrued expenses                                                              379,768         79,736
Capital lease obligations - current portion (Note 3)                           96,989              -
Convertible notes payable - related parties (Note 5)                                -        200,000
Convertible notes payable (Note 5)                                            200,000              -
Net current liabilities of discontinued operations (Note 1 and 12)          1,342,620              -
                                                                          ------------   ------------
                Total current liabilities                                   3,952,499        890,165
                                                                          ------------   ------------
Capital lease obligations (Note 3)                                            216,172              -
                                                                          ------------   ------------

                Total liabilities                                           4,168,671        890,165
                                                                          ------------   ------------

Commitments and contingencies (Note 9)

Stockholders' (deficit) equity (Notes 1, 5, 7, and 12)
Preferred stock, $0.01 par value; 5,000,000 shares authorized,
  none issued or outstanding                                                        -              -
Common stock, $0.03 par value; authorized 50,000,000 shares,
31,733,893 in 1999 and 20,750,000 in 1998 shares issued and outstanding       952,017         62,250
Additional paid in capital                                                  2,204,143         72,250
Deferred compensation                                                        (575,971)             -
Accumulated (deficit) earnings                                             (3,444,497)        75,510
                                                                          ------------   ------------

                Total Stockholders' (Deficit) Equity                         (864,308)       210,510
                                                                          ------------   ------------

                                                                          $ 3,304,363    $ 1,100,675
                                                                          ============   ============

                   See accompanying notes to the consolidated financial statements

                               MCGLEN INTERNET GROUP, INC.
                          CONSOLIDATED STATEMENTS OF OPERATIONS

                                                             DECEMBER 31,    DECEMBER 31,
                                                                 1999            1998
                                                            -------------   -------------
NET SALES                                                   $ 27,493,774    $ 11,525,307

COST OF SALES                                                 25,424,325       9,707,247
                                                            -------------   -------------

GROSS PROFIT                                                   2,069,449       1,818,060
                                                            -------------   -------------

OPERATING EXPENSES
  Selling, general and administrative (including $769,079
     amortization of deferred compensation in 1999)            5,548,993       1,778,646
  Interest expense (income)                                       31,463         (20,305)
                                                            -------------   -------------
  Total operating expenses                                     5,580,456       1,758,341
                                                            -------------   -------------

(LOSS) INCOME BEFORE INCOME TAXES                             (3,511,007)         59,719
                                                            =============   =============

PROVISION FOR INCOME TAXES                                         1,000           1,300
                                                            -------------   -------------

NET (LOSS) INCOME                                           $ (3,512,007)   $     58,419
                                                            -------------   -------------


BASIC AND DILUTED NET (LOSS) INCOME PER SHARE               $      (0.11)   $          -
                                                            =============   =============

WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING:
  BASIC AND DILUTED                                           31,733,893      20,750,000
                                                            =============   =============

             See accompanying notes to the consolidated financial statements

                                 MCGLEN INTERNET GROUP, INC.
                            CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                         DECEMBER 31,
                                                                      1999           1998
                                                                  ------------   ------------
Cash flows from operating activities:
   Net (loss) income                                              $(3,512,007)   $    58,419
   Adjustments to reconcile net (loss) income to net cash
   (used in) provided by operating activities:
   Depreciation and amortization                                      171,888          6,614
   Amortization of deferred compensation                              769,079              -
   Increase in allowance for doubtful accounts                         70,000              -
   Increase in inventory reserves                                      92,949          7,608
   Common stock issued for services                                         -         75,000
   Changes in operating assets and liabilities:
   Accounts receivable                                               (278,308)       (92,575)
   Inventories                                                       (413,782)       (56,654)
   Prepaid expenses and other current assets                          (44,664)        (8,112)
   Deposits                                                          (237,885)      (145,624)
   Other assets                                                       (17,821)             -
   Accounts payable                                                 1,322,692        277,029
   Accrued expenses                                                   300,032         49,889
                                                                  ------------   ------------
   Total adjustments                                                1,734,180        113,175
                                                                  ------------   ------------
Net cash (used in) provided by operating activities                (1,777,827)       171,594
                                                                  ------------   ------------

Cash flows from investing activities:
   Purchases of equipment                                            (208,772)       (39,949)
   Acquisition of Adrenalin                                           (68,834)             -
   Notes receivable - related parties                                 (33,793)             -
                                                                  ------------   ------------

Net cash used in investing activities                                (311,399)       (39,949)
                                                                  ------------   ------------

Cash flows from financial activities:
   Borrowings under convertible notes payable                         200,000              -
   Payments on convertible notes payable - related parties           (180,000)       (24,061)
   Borrowings under convertible notes payable - related parties             -        200,000
   Distributions to stockholders'                                      (8,000)       (84,000)
   Payments on capital lease obligations                              (63,270)             -
   Net proceeds from sale of common stock                           2,665,470              -
                                                                  ------------   ------------
   Net cash provided by financing activities                        2,614,200         91,939
                                                                  ------------   ------------
   Net increase in cash and cash equivalents                          524,974        223,584
   Beginning of period                                                436,692        213,108
                                                                  ------------   ------------
   End of period                                                  $   961,666    $   436,692
                                                                  ============   ============

               See accompanying notes to the consolidated financial statements

                                                   MCGLEN INTERNET GROUP, INC.
                                    CONSOLIDATED STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY

                                                                                                                       Total
                                                                        Additional                   Accumulated    Stockholders'
                                                Common Stock             Paid-in        Deferred      Earnings        Equity
                                            Shares         Amount        Capital      Compensation    (Deficit)      (Deficit)
                                         ------------   ------------   ------------   ------------   ------------   ------------
Balance at January 1, 1998                20,000,000    $    60,000              -              -    $   101,091    $   161,091

Distributions to stockholders                      -              -              -              -        (84,000)       (84,000)
Common stock issued in exchange for
  accounts payable                           750,000          2,250         72,750              -              -         75,000
Net income                                         -              -              -              -         58,419         58,419
                                         ------------   ------------   ------------   ------------   ------------   ------------
Balance at December 31, 1998              20,750,000         62,250         72,750              -         75,510        210,510

Distributions to stockholders                      -              -              -              -         (8,000)        (8,000)
Conversion of notes payable                  200,000            600         19,400              -              -         20,000
Shares issued in acquisition of AMT
  Components, Inc.                         4,500,000         13,500        388,594              -              -        402,094
Private placements prior to reverse
  acquisition                                320,000            960        719,040        720,000
Deferred compensation relating to
  stock options                                    -              -      1,345,050    ($1,345,050)             -              -
Amortization of deferred compensation
  relating to stock options                        -              -              -        769,079              -        769,079
Stock split in connection with reverse
  acquisition                               (284,472)       687,256       (687,256)             -              -              -
Shares issued in recapitalization          3,539,343        106,179      7,384,287              -              -      7,490,466
Costs related to reverse acquisition
  transaction (Note 1)                     2,010,932         60,328     (8,962,248)             -              -     (8,901,920)
Private placements of stock                  698,090         20,943      1,924,057              -              -      1,945,470
Net loss                                           -              -              -              -     (3,512,007)    (3,512,007)
                                         ------------   ------------   ------------   ------------   ------------   ------------
Balance at December 31, 1999              31,733,893    $   952,017    $ 2,204,143    $  (575,971)   $(3,444,497)   $  (864,308)
                                         ============   ============   ============   ============   ============   ============

                                 See accompanying notes to the consolidated financial statements

1.       DESCRIPTION OF COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF COMPANY

         Mcglen Internet Group, formerly Adrenalin Interactive, Inc. ("Adrenalin"), was acquired by Mcglen Micro, Inc. in December 1999 through a transaction in which the stockholders of Mcglen Micro, Inc. acquired control of us through a reverse acquisition. As a result of the acquisition, each share of Mcglen Micro, Inc. was converted into 0.9889611 shares of our common stock, with 25,485,527 shares being issued. In addition, under the terms of the acquisition agreement between us, Mcglen Micro, Inc., and a consulting firm who arranged the acquisition, the consulting firm received 2,010,932 shares of common stock upon completion of the acquisition. The value of these shares has been accounted for as a cost of the recapitalization. The equity section of the balance sheet and earnings per share information have been retroactively restated to reflect the exchange ratio established in the acquisition agreement and the issuance of shares to the consulting firm.

         In connection with the acquisition, our Board of Directors adopted a formal plan to discontinue the operations of Western Technologies, Inc., the operating subsidiary of Adrenalin that developed video games. As such, the accounting treatment for the reverse acquisition is that of a recapitalization. The net liabilities of Western have been reclassified as discontinued operations on the balance sheets for all periods presented. See Note 12.

         In March 1999, we acquired all of the assets and assumed the liabilities of AMT Components, Inc., (AMT) dba AccessMicro.com, in exchange for 4,500,000 shares of stock (pre-recapitalization). The purchase price of the AMT acquisition was allocated to the acquired assets based on the estimated fair values at the date of acquisition. This resulted in an excess of purchase price over net assets acquired of approximately $400,000 which has been allocated to goodwill and customer lists acquired and is being amortized on a straight-line basis over 3 to 7 years. The operating results for AMT have been included in the consolidated financial statements from the date of acquisition. At December 31, 1999, included in Other Assets is a $33,793 loan, due in 2002, from Mcglen to the former President of AMT, and currently an officer of Mcglen, with interest at 5%.

         We are an Internet operating company focused on creating multiple on-line business divisions targeting specific business-to-business and business-to-consumer markets. We offer over 150,000 computer hardware, software, and peripheral products servicing individuals, small offices/home offices, and the corporate market through our three web sites: Mcglen.com, AccessMicro.com, and Techsumer.com.

GOING CONCERN

         The accompanying consolidated financial statements have been prepared assuming that we will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. We had a loss of approximately $3.5 million for the year ended December 31, 1999 and had a negative working capital of approximately $1.6 million as of December 31, 1999. Additionally, we are in violation of certain covenants related to a line of credit. As a result, our independent certified public accountants have expressed substantial doubt about our ability to continue as a going concern.

         During 1999, we relied on the proceeds from short-term loans and private placement of our common stock, which aggregated approximately $2.9 million, to fund our operating requirements. We are exploring various options to raise additional operating capital during 2000.

         We have signed agreements which provide for a $1.5 million bridge loan and a $24 million private placement of stock. The interest rate on the bridge loan is 10%, payable quarterly, or in full upon redemption or conversion, and matures eighteen months from the closing date. The bridge loan may be converted by the investor 150 days after the closing date at 90% of the daily volume weighted average price (VWAP) of the Company's common stock for the 22 trading days prior to notice of conversion.

         The investors also received warrants to purchase 472,449 shares our common stock at 115% of our closing common stock price the day prior to the closing date.

         The $24 million equity private placement will be funded through twelve $2 million draws on an equity line of credit with the same investor as the $1.5 million bridge loan, commencing on the effective date of a registration statement which we are required to file for the private placement and continuing for twelve months thereafter. The private placement will be at a price equal to 87% of the VWAP for our common stock for 22 trading days prior to the draw down. The private placement agreement contains certain conditions whereby the investor's obligation to fund the draw down is reduced if our stock price drops below a threshold price, as defined.

         We are dependent on the proceeds from the above financing effort and any other such financing efforts for the continuation and expansion of our operations. We expect that our cash on hand, combined with the funds that we expect to raise from new debt and/or equity financings during 2000, will be sufficient to fund operating and capital expenditures at least through December 2000. However, there can be no assurances that we will be able to complete such financings on a timely basis and/or under acceptable terms and conditions. To the extent that adequate working capital is not available to fund our operations, management will consider a variety of alternatives, including delaying the introduction of new marketing efforts and reducing or suspending operations.

         The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

PRINCIPLES OF CONSOLIDATION

         The consolidated financial statements include our accounts and those of our wholly-owned subsidiaries, Mcglen Micro, Inc. and Western Technologies, Inc. All significant inter-company balances and transactions have been eliminated in consolidation.

CASH EQUIVALENTS

         All highly liquid debt instruments purchased with an original maturity of three months or less are considered cash equivalents.

REVENUE RECOGNITION

         For sales of merchandise owned and warehoused by us, we recognize the sales amount as revenue upon verification of the credit card transaction authorization and shipment of the merchandise. We also sell merchandise from suppliers on a "drop-ship" basis. We take title to this merchandise from the time it is shipped by the supplier until it is received by the customer. We recognize the sale upon verification of the credit card transaction authorization and shipment of the merchandise to the customer by the supplier. In instances where the credit card authorization has been received but the merchandise has not yet been shipped, we defer revenue recognition until the merchandise is shipped.

INVENTORIES

         We account for inventory under the first-in first-out method. Inventory is carried at lower of cost or market realization. We had reserves of $101,000 and $8,000 for lower of cost or market, and potential excess and obsolete inventory at December 31, 1999 and 1998, respectively.

MERCHANDISE RETURN POLICY

         Merchandise sold by us carries the return policy of the manufacturer of the merchandise. We provide for allowances for estimated future returns at the time of shipment to the customer based on historical experience.

DEPOSITS

         Deposits represent funds held by credit card processing companies as security for potential credit card charge backs against us. Such funds can be held up to 180 days subsequent to the termination of activity between us and the processor.

EQUIPMENT

         Equipment is stated at cost. Depreciation is computed using the straight-line method based on the estimated useful lives of the assets, which range from three to five years. Leasehold improvements are stated at cost and depreciation is computed using the straight-line method over the shorter of the useful life of the asset or the term of the lease.

SOFTWARE DEVELOPMENT COSTS

         In accordance with SOP 98-1, internal and external costs incurred to develop internal-use computer software are expensed during the preliminary project stage and capitalized during the application development stage and amortized over three years. During the years ended December 31, 1999 and 1998, $91,000 and $63,000 was expensed, respectively. As of December 31, 1999, there was $229,000 capitalized software development costs, net of accumulated amortization of $21,000.

ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS

         We review long-lived assets for impairment when events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. In the event the sum of the expected undiscounted future cash flows resulting from the use of the asset is less than the carrying amount of the asset, an impairment loss equal to the excess of the asset's carrying value over its fair value is recorded.

ADVERTISING COSTS

         Advertising costs are charged to expense as incurred. Advertising expense was $905,000 and $221,000 for the years ended December 31, 1999 and 1998, respectively.

INCOME TAXES

         We follow the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements and tax returns. Deferred tax assets and liabilities are determined based upon the difference between the financial statement and tax bases of assets and liabilities, using the enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is provided when it is more likely than not that deferred tax assets will not be realized.

FAIR VALUE OF FINANCIAL INSTRUMENTS

         The carrying value of our financial instruments, consisting primarily of stock subscriptions receivable, receivables, accounts payable and notes payable, approximates fair value due to the maturity of these financial instruments and the borrowing costs to us.

STOCK-BASED COMPENSATION

         We have adopted SFAS No. 123, "Accounting for Stock-Based Compensation," which requires disclosure of the compensation cost for stock-based incentives granted after January 1, 1995 based on the fair value at grant date for awards. We account for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees."

NET (LOSS) INCOME PER SHARE

         Basic net (loss) income per share excludes dilution and is computed by dividing net loss by the weighted average number of common shares outstanding during the reported periods. Diluted net loss per share reflects the potential dilution that could occur if stock options and other commitments to issue common stock were exercised. During the year ended December 31, 1999, 2,938,275 options and 493,264 warrants to purchase common shares were anti-dilutive and have been excluded from the weighted average share computation. No options or warrants were outstanding on December 31, 1998.

CONCENTRATION OF CREDIT RISK

         Financial instruments that potentially subject us to a concentration of credit risk consist of accounts receivable from individuals and merchants, and deposits held by credit card processing companies, located in the United States. Sales are generally made through credit cards and are pre-approved. We maintain an allowance for doubtful accounts receivable based upon the expected collectibility of accounts receivable and potential credit losses. Such losses have been immaterial.

CONCENTRATION OF SUPPLIERS

         We are dependent upon key distributors for merchandise. For the years ended December 31, 1999 and 1998, one distributor accounted for approximately 34.9% and 75.0%, respectively, of total purchases. Management believes other suppliers could provide similar merchandise on comparable terms. A change in suppliers, however, could cause a delay in fulfillment of customer orders and a possible loss of sales, which would affect operating results adversely.

NEW ACCOUNTING PRONOUNCEMENTS

           In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which we are required to adopt effective in our fiscal year 2000. SFAS No. 133 will require us to record all derivatives on the balance sheet at fair value. We do not currently engage in hedging activities. The Company will adopt SFAS No. 133 for the year ending December 31, 2000 and the adoption is expected to have no effect.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the respective reporting periods. Actual results could differ from those estimates.

RECLASSIFICATIONS

         Certain reclassifications have been made to the December 31, 1998 financial statements to conform to the December 31, 1999 presentation.


2.       BUSINESS COMBINATIONS

         As discussed in Note 1, we acquired all the assets of AMT Components, Inc. in March 1999 (see Note 1).

         The following unaudited pro forma combined results of operations for us assumes that the AMT acquisition was completed on January 1, 1998:

                                                          DECEMBER 31,
                                                     1999               1998
                                                -------------      -------------
Net sales                                       $ 29,379,243       $ 16,160,050
Gross profit                                    $  2,291,545       $  2,281,557
(Loss) income before taxes                      $ (3,541,672)      $    191,129
Net (loss) income                               $ (3,541,672)      $    188,366
Net (loss) income per share                     $      (0.11)      $       0.01


3.       EQUIPMENT

         Equipment consists of the following at December 31:

                                                     1999               1998
                                                -------------      -------------
Computer hardware and equipment                 $    337,849       $     55,533
Computer software                                    291,328                  -
Other                                                 11,560                  -
                                                -------------      -------------
                                                     640,737             55,533
               Less accumulated depreciation        (121,161)           (13,783)
                                                -------------      -------------
                                                $    519,576       $     41,750
                                                =============      =============

         We lease certain equipment, computer hardware and software under capital leases. The following is a summary of this equipment at December 31:

                                                                        1999
                                                                   -------------
Computer hardware and equipment                                    $    244,232
Computer software                                                       132,200
                                                                   -------------
                                                                        376,432
               Less accumulated depreciation                            (68,170)
                                                                   -------------
                                                                   $    308,263
                                                                   =============

         The following is a schedule of future minimum payments required under capital leases, together with their estimated present values as of December 31, 1999:

2000                                                         $  124,775
2001                                                            100,874
2002                                                             76,905
2003                                                             54,314
2004                                                             17,849
                                                             -----------
Total minimum lease payments                                    374,717
Less amount representing interest                              (61,556)
                                                             -----------
Present value of minimum lease payments                         313,161
Current portion                                                (96,989)
                                                             -----------
                                                             $  216,172
                                                             ===========

         Certain of these leases are personally guaranteed by our majority stockholders.

4.       ACCOUNTS PAYABLE LINES OF CREDIT

         At December 31, 1999, we had a $500,000 and a $1 million line of credit with two finance companies to finance purchases from two of our primary suppliers. The lines of credit provide for borrowings secured by substantially all of our assets. The $500,000 line of credit is cancelable upon 30 days' or less advance notice and is personally guaranteed by our majority shareholders. The $1 million line contains an automatic renewal feature unless canceled by either party upon thirty days' written notice by either party. Amounts owed under these lines are included in accounts payable. Advances under the $1 million line do not bear interest, whereas advances under the $500,000 line do not bear interest if paid within 30 days of the inventory purchase date. Interest on the advances not paid within 30 days is charged at the finance company's prime rate plus 3.25% (11% at December 31, 1999). The $500,000 line contains certain covenants that require us to maintain a minimum level of tangible net worth (as defined). At December 31, 1999, we were not in compliance with this covenant, and, therefore, the finance company can initiate a default on the facility at any time. Management is attempting to re-negotiate the covenants.

5.       CONVERTIBLE SUBORDINATED DEBT AND RELATED PARTY CONVERTIBLE NOTES
         PAYABLE

     We were obligated under the following at December 31:                    1999       1998
                                                                           ---------  ---------
     Convertible notes payable to two individuals, dated June 18, 1999
     Interest payable at 10% per annum. Notes and accrued interest due
     December 18, 2000.  Notes are convertible at $2.00 per share          $200,000          -

     Convertible notes payable to two individuals related to our majority shareholders, dated December 15, 1998.  Interest payable at 5% per annum.  In 1999 $20,000 of the notes were converted to common stock,
     with the remaining balance being repaid                                      -   $200,000
                                                                           ---------  ---------
                                                                           $200,000   $200,000


6.       INCOME TAXES

         Prior to March 1999, we elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code and California Franchise tax reporting purposes. Accordingly, results of our operations for the year ended December 31, 1998 and the period ended March 15, 1999 are reported on our stockholders' federal income tax returns. No federal income tax is therefore reported in the Statement of Operations for 1998. Income taxes in 1998 and 1999 represent the California franchise tax applied to S Corporations at a rate of 1.5% and minimum taxes due.

         For the period March 16, 1999 to December 31, 1999, the difference between the amount of income tax benefit recorded and the amount of income tax benefit calculated using the federal statutory rate of 34% is due to net operating losses having a valuation allowance, due to uncertainties regarding our realization of these benefits in future years. Accordingly, no tax benefit has been provided for the period ended December 31, 1999.

         As of December 31, 1999, we had federal and state net operating loss carryforwards of approximately $8,759,000 and $3,803,000, respectively. The net operating loss carryforwards will expire at various dates beginning in 2012 through 2014 for federal purposes and 2002 through 2004 for state purposes, if not utilized. Utilization of the net operating loss carryforwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of net operating loss carryforwards prior to utilization.

         Under FAS 109, "Accounting for Income Taxes," deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. At December 31, 1999, we had a deferred tax asset of approximately $2,978,000 resulting from the operating loss carryforward. However, based upon uncertainties regarding our realization of this asset in future years, a valuation allowance has been provided for the full amount of the deferred tax asset.

7.       STOCKHOLDERS' EQUITY

PRE-MERGER MCGLEN FINANCINGS

         In September 1999, we entered into an agreement with a company to raise $720,000, net of commission. Pursuant to this agreement, we sold 320,000 shares of common stock for $2.50 per share.

         Immediately prior to the Merger, we sold 600,000 shares of common stock for $2.50 per share in a private placement pursuant to Rule 506. The placement agent in the offering received a commission equal to 10% of the gross proceeds of the offering; the net proceeds to us were $1,350,000.

PRE-REVERSE ACQUISITION (MERGER) ADRENALIN FINANCING

         Prior to the Merger, Adrenalin received an irrevocable commitment from an investor to purchase $750,000 of Adrenalin's common stock upon the completion of the Merger. The $750,000 was placed into escrow until the SEC approved the proxy statement soliciting the consent of our shareholders for the Merger and was released upon the closing of the Merger. 138,090 shares were issued in the $750,000 financing at $5.43 per share.

         The investor received a three-year warrant to purchase 29,325 additional shares of common stock at an exercise price of $4.843 per share. Upon the funding of the $750,000, they also received an additional three-year warrant to purchase 13,809 additional shares of common stock at an exercise price of $6.79 per share.

         This financing agreement allowed for repricing rights if our stock price dropped below certain prices as defined in the agreement. The buyer exercised its repricing rights relating to two-thirds of the shares it obtained in the financing in January 2000 and received 103,775 shares of our common stock. The buyer exercised its repricing rights relating to the final one-third of the shares it obtained in the financing in April 2000 and received 39,352 shares of our common stock, see Note 13.

         Pursuant to the purchase agreement, we filed an S-3 Registration Statement to register all shares of common stock issued or issuable, including shares of common stock issued upon exercise of the warrants described above. We are required to keep the Registration Statement effective until July 12, 2001, or until the buyer no longer holds or has the right to acquire shares or until all of its shares may be sold pursuant to Rule 144 under the Act, whichever comes first.

WARRANTS

         Warrant activity for the year ended December 31, 1999 is as follows:

                                                       Number         Warrant price      Weighted Average
                                                      of shares         per share         Price per Share
                                                      ---------         ---------         ---------------
Outstanding at January 1, 1999                              --
Issued in connection with private placements            70,829        $1.98 to $6.17           $3.65
Issued in connection with development agreements       379,102        $4.08 to $5.44           $4.37
Assumed in connection with acquisition                  43,333                $18.00          $18.00
Exercised                                                    0
                                                             -
Outstanding at December 31, 1999                       493,264       $1.98 to $18.00           $5.46
                                                       ========      ===============          ======

In 1996, we closed an initial public offering of common stock and redeemable warrants. In connection with the offering, the investment banker received, for nominal consideration, five-year warrants to purchase 43,333 shares of common stock (which are included in the table above as "assumed in connection with acquisition").

CONVERSION OF NOTES PAYABLE

         In December 1998, two individuals related to our majority stockholders loaned us $200,000 as evidenced by convertible promissory notes. The two notes bore interest at 5%, matured in January 2000, and contained a conversion option to convert $10,000 of each note into 100,000 shares of our stock (prior to applying the reverse acquisition conversion ratio). In 1999, $10,000 of each note was converted into 100,000 shares of common stock (200,000 shares in total) and the remaining balances were repaid.

EMPLOYEE STOCK OPTION PLANS

         We have several stock option plans under which options to acquire shares may be granted to our consultants, directors, officers and certain employees including the stock option plans acquired through various acquisitions. We accounts for these plans using the intrinsic value method under Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees." Terms and conditions of our option plans, including exercise price and the period in which options are exercisable, generally are at the discretion of the Board of Directors; however, no options are exercisable for more than 10 years after date of grant.

         Beginning in 1999, we granted stock options to attract and retain key employees. In connection with the grant of options to employees we recorded deferred compensation of $1,345,050 for the aggregate differences between the exercise price of the options at their date of grant and the fair market value for accounting purposes of the common shares subject to these options. Such amount is included as a reduction of stockholders' equity and is being amortized on a straight line vesting method over the option vesting periods, which range from one to three years. We recognized approximately $769,000 in compensation expense for the year ended December 31, 1999 relating to these options.

         The following table summarizes employee stock option plan activity:

                                                                       Options Outstanding
                                                   ----------------------------------------------
                                                      Number       Price per        Weighted
                                                     of shares       share       Average Price
                                                     ---------       -----         Per Share
                                                                                   ---------
     Outstanding January 1, 1999                             -                            -
     Options granted                                 3,193,790    $0.10 - $3.63       $0.54
     Assumed in connection with acquisition             92,156    $0.66 - $3.28        1.77
     Options exercised                                       -                            -
     Options forfeited                              (1,179,336)                        0.10
                                                   ------------                       ------
     Outstanding December 31, 1999                   2,106,610                        $0.91
                                                   ============                       ======

         In February 2000, our Board of Directors approved the 1999 Stock Option Plan (the "1999 Plan") for issuance of common stock to eligible participants. The 1999 Plan provides for the granting of incentive stock options and non-qualified stock options. Options generally expire after 10 years. We have granted non-qualified options to certain of our employees and directors to purchase common stock. The terms of the options provide for vesting, over a 1- to 3-year period, except for options to purchase 183,247 shares of common stock at December 31, 1999 which vested upon completion of our reverse acquisition.

NON-PLAN OPTIONS

         Non-plan option activity for the year ended December 31, 1999 is as follows:

                                                                       Options Outstanding
                                                   ----------------------------------------------
                                                      Number       Price per        Weighted
                                                     of shares       share       Average Price
                                                     ---------       -----         Per Share
                                                                                   ---------
         Outstanding January 1, 1999                        -                             -
         Options granted                                    -                             -
         Assumed in connection with acquisition       831,665    $0.75 - $15.00       $3.05
         Options exercised                                  -                             -
         Options forfeited                                  -                             -
         Outstanding December 31, 1999                831,665    $0.75 - $15.00       $3.05
                                                     =========                       =======

         We entered into an agreement with a consultant in August 1999 to perform certain market consultation and corporate finance services. In consideration for the services to be performed by the consultant, we granted 500,000 stock options with various exercise prices between $2.50 and $5.00 per share, included in the table above.

         The following table summarizes information about our stock options outstanding at December 31, 1999:

                                      Options Outstanding                 Options Exercisable
                  -------------------------------------------------------------------------------------
    Range of           Number              Weighted            Weighted        Number        Weighted
 Exercise Price    Outstanding at          Average             Average     Exercisable at    Average
 --------------     December 31,           Remaining           Exercise     December 31,     Exercise
                        1999        Contractual Life (Yrs)      Price           1999          Price
                        ----        ----------------------      -----           ----          -----
$         0.10         637,385                1.9              $ 0.10          408,936       $ 0.10
   0.75 - 1.20          53,333                  0                0.82           53,333         0.82
          0.99       1,255,981                2.7                0.99          182,958         0.99
          1.00           8,328                4.0                1.00            5,496         1.00
          1.50          25,000                1.2                1.50           25,000         1.50
          1.88          82,162                2.7                1.88           66,227         1.88
          1.88         239,999                  0                1.88          239,999         1.88
          2.47           1,088                1.8                2.50              494         2.50
   2.50 - 5.00         500,000                  0                3.45          500,000         3.45
          3.28           1,666                3.4                3.28            1,100         3.28
          3.63         120,000                3.0                3.63                0         3.63
         15.00          13,333                2.0               15.00           13,333        15.00
                     ----------                                              ----------
$0.10 - $15.00       2,938,275                1.8              $ 1.42        1,496,876       $ 1.88
==============       ==========               ===              =======       ==========      =======

         Pro forma information regarding net loss and net loss per share is required by SFAS 123, and has been determined as if we had accounted for our employee stock purchase plan and employee stock options granted under the fair value method of SFAS 123. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model for the single option approach with the following assumptions: risk-free interest rate of 5.8%, volatility factor of the expected market price of our common stock of 30%, an expected life of the options of 3 years from the grant date, a 20% forfeiture rate, and a dividend yield of zero. The average fair value of options at the date of grant was $1.69 per share during 1999.

         For purposes of pro forma disclosures, the estimated fair value of the options is amortized to pro forma net loss over the options' vesting period. Our historical and pro forma information follows:

                                                              December 31, 1999
                                                              -----------------
Net loss                              As reported             $3,512,007
                                      Pro forma               $4,293,106
Basic EPS                             As reported             $0.11
                                      Pro forma               $0.14
Diluted EPS                           As reported             $0.11
                                      Pro forma               $0.14

STOCK SPLITS

         On May 1, 1998, we effected a 33.33 for 1 split of our Common Stock. On April 30, 1999, our Board of Directors approved a 10 for 1 stock split. All common shares and per share data have been retroactively adjusted to reflect the stock splits.


8.       SEGMENT INFORMATION

         In 1998, we adopted Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information" (SFAS No. 131). SFAS No. 131 requires companies to report financial and descriptive information about its reportable operating segments, including segment profit or loss, certain specific revenue and expense items, and segment assets, as well as information about the revenues derived from our products or services, the countries in which the company earns revenues and holds assets, and major customers. SFAS No. 131 also requires companies that have a single reportable segment to disclose information about products and services, information about geographic areas, and information about major customers. SFAS No. 131 requires the use of the management approach to determine the information to be reported. The management approach is based on the way management organizes the enterprise to assess performance and make operating decisions regarding the allocation of resources. It is management's opinion that we have only one reportable segment, no concentration of customers in one specific geographic area within the United States, and no major customers, as defined.

9.         COMMITMENTS

           We lease our office facilities and equipment under non-cancelable operating leases which provide for minimum annual rentals and escalations based on increases in real estate taxes and other operating expenses. Minimum annual operating lease commitments at December 31, 1999 were as follows:


                         Year Ending December 31,
                         ------------------------
                         2000                                    $124,630
                         2001                                     110,994
                         2002                                      98,238
                         2003                                      66,026
                         2004                                      53,522
                         Thereafter                                 4,471
                                                                 ---------
                         Total minimum payments                  $346,887
                                                                 =========

         Rent expense was $90,284 and $42,462 for the years ended December 31, 1999 and 1998, respectively. In January 2000, we agreed to lease additional warehouse and office space. The amounts due under this lease are included in the commitments listed above. In March 2000, we agreed to sub-lease a certain portion of the facility previously occupied by Western to its former Vice President. The sub-lease is $7,026 per month for six months, at which time there is an option to extend the sub-lease for an additional six months.

         We have entered into employment agreements with various officers for periods of three to five years. These agreements require us to pay annual salaries of approximately $465,000 and are generally terminable with three to twelve months' severance pay.


10.      SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

                                                                                    1999           1998
                                                                                    ----           ----
Cash paid during the year ended December 31:
    Interest                                                                    $   20,614     $      285
    Income Taxes                                                                $    1,863     $    2,201
Non-cash investing and financing activities:
    Equipment acquired under capital lease obligations                          $  376,432              -
    Conversion of convertible notes payable - related parties to equity         $   20,000              -
    Conversion of accounts payable to equity                                             -     $   75,000
    Acquisition of Adrenalin Interactive, Inc.                                  $1,105,286              -
    Acquisition of AMT Components, Inc.                                         $  402,164              -
    Net current liabilities of discontinued operations assumed in               $1,342,620              -
                    connection with acquisition of Adrenalin


11.      FOURTH QUARTER ADJUSTMENTS

         In the fourth quarter of 1999, we recorded net adjustments that increased our net loss by approximately $981,000. These adjustments primarily consist of $250,000 write-off of various accounts receivable, $167,000 write-off of inventory, recording $101,000 of inventory reserves, recording $43,000 amortization of goodwill for the AMT acquisition, $344,000 of deferred compensation expense, and other accruals of $76,000.

12.      DISCONTINUED OPERATIONS

         Upon consummation of the reverse acquisition, our Board of Directors adopted a formal plan to discontinue the operations of Western Technologies, Inc. (Western). Western is our wholly-owned subsidiary and was acquired as part of the reverse acquisition between Adrenalin Interactive, Inc. and Mcglen Micro, Inc. We anticipate fulfilling two of the software development contract obligations currently being conducted by Western during April 2000. Western has requested that two other contracts be terminated. An additional contract has been assigned to Western's former Vice President of Operations for completion, releasing us from any further contractual liability. However, Mcglen would still be responsible for any product liability issues that may arise from the two completed contracts.

         As a result, we recorded an adjustment of $2,214,000 to write-down the assets of Western to their estimated net realizable value and an accrual of $650,000 for operating losses during the phase-out period. No income tax benefits have been allocated to the write-down or the losses as there are no realizable taxable benefits available to allocate to the discontinued operations.

         The operations of Western have been reclassified as net liabilities of discontinued operations on the balance sheet at December 31, 1999.

         Information relating to the operations of Western for the years ended December 31, 1999 and 1998 are as follows:

                                                          1999          1998
                                                     ------------   ------------
Net revenue                                          $ 3,234,315    $ 2,524,920
Expenses                                               6,271,714      4,660,223
                                                     ------------   ------------
Loss from discontinued operations                     (3,037,399)    (2,135,303)
Loss from disposal of Western Technologies, Inc.      (2,864,048)             -
                                                     ------------   ------------
Net loss                                             $(5,901,447)   $(2,135,303)
                                                     ============   ============

         Included in the 1999 net loss are write-offs of patents, goodwill, and property and equipment of $2,020,000, $1,579,000, and $217,000, respectively.

         The assets and liabilities of Western are included in the accompanying consolidated balance sheet as of December 31, 1999 as follows:

                                                                        1999
                                                                    ------------
Current assets:
  Cash                                                              $    17,491
  Accounts and other receivables                                          6,170
  Prepaid expenses and other assets                                      69,010
  Costs in excess of billings                                           394,134
                                                                    ============
Total current assets                                                    486,805
                                                                    ------------

Current liabilities:
  Accounts payable and accrued liabilities                              556,601
  Billings in excess of costs on contracts                              453,156
  Notes payable                                                         143,430
  Accrued losses on development contracts                               479,394
  Loss on disposal                                                      650,000
                                                                    ------------
Total current liabilities                                             1,829,425
                                                                    ------------

Net current liabilities                                             $(1,342,620)
                                                                    ============

         Included in notes payable for Western at December 31, 1999, is a $396,000 note to a finance company, interest only, at prime plus 3.5% (11.5% at December 31, 1999). The Note is personally guaranteed by our former CEO and his wife and is secured by a Second Trust Deed on their residence. In December 1999, the note was extended until December 30, 2000. Two other notes to finance companies in the amount of approximately $79,000 were repaid in January 2000.


13.      SUBSEQUENT EVENTS (UNAUDITED)

         In January 2000, we were was notified by a stockholder of his desire to reprice certain stock issued to the stockholder in July and December 1999 per the terms of a private placement agreement. As a result, an additional 103,775 shares of stock were issued to this stockholder. In April 2000, this stockholder exercised its repricing rights relating to the final one-third of the shares it obtained in the private placement agreement and received an additional 39,352 shares of our common stock.

         In March 2000, we entered into $109,000 convertible promissory note agreements with certain individuals (Lenders). If we do not have a capital infusion or any other type of financing within six months of the date of the loan, the Lenders have an option to convert the debt into our stock at 90% of the low five day VWAP of our common stock for the twenty-two consecutive trading days prior to the trading date on which notice of conversion is given by the Lenders. In connection with the agreement, we also gave the Lenders warrants to purchase our stock equal to 33% of the number of shares converted by the debt holder, at 115% of the average closing price of our common stock for 10 days prior to the date of the loan. If the loan is not repaid by the due date, the Lender's receive an additional warrant to purchase our stock equal to 17% of the number of shares converted by the debt holder, at 115% of the average closing price of our common stock for 10 days prior to the date of the loan. The debt and accrued interest thereon is due September 30, 2000 with interest payable at 10%.

                                        MCGLEN INTERNET GROUP, INC.
                                        CONSOLIDATED BALANCE SHEETS

                                                                               (unaudited)
                                                                               SEPTEMBER 30,  DECEMBER 31,
                              ASSETS                                               2000           1999
                                                                               ------------   ------------
Current Assets:
Cash and cash equivalents                                                      $    46,264    $   961,666
Accounts receivable, net of allowance for doubtful accounts and
 estimated returns of $70,000 at September 30, 2000 and December 31, 1999          312,303        558,356
Inventories                                                                        211,691        436,017
Prepaid expenses and other current assets                                           34,305         52,776
Deposits                                                                           589,560        386,074
                                                                               ------------   ------------

                Total current assets                                             1,194,123      2,394,889
                                                                               ------------   ------------
Equipment, net                                                                     390,981        519,576
Intangible assets                                                                  230,072        337,584
Other assets                                                                        58,559         52,314
                                                                               ------------   ------------
                                                                               $ 1,873,735    $ 3,304,363
                                                                               ============   ============

               LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Accounts payable                                                               $ 3,240,693    $ 1,933,122
Accrued expenses                                                                   185,279        379,768
Line of credit                                                                      90,000              -
Note Payable                                                                       120,000              -
Capital lease obligations - current portion                                         98,898         96,989
Convertible notes payable                                                        1,709,000        200,000
Net current liabilities of discontinued operations                                 389,500      1,342,620
                                                                               ------------   ------------
                Total current liabilities                                        5,833,370      3,952,499
                                                                               ------------   ------------
Capital lease obligations                                                          162,271        216,172
                                                                               ------------   ------------

                Total liabilities                                                5,995,641      4,168,671
                                                                               ------------   ------------

Stockholders' deficit
Preferred stock, $0.01 par value; 5,000,000 shares authorized,
  none issued or outstanding                                                             -              -
Common stock, $0.03 par value; authorized 50,000,000 shares,
  31,465,965 at September 30, 2000 and 31,733,893 at December 31, 1999,
  shares issued and outstanding                                                    943,980        952,017
Additional paid in capital                                                       2,828,653      2,204,143
Deferred compensation                                                                    -       (575,971)
Accumulated deficit                                                             (7,894,539)    (3,444,497)
                                                                               ------------   ------------

                Total Stockholders' Deficit                                     (4,121,906)      (864,308)
                                                                               ------------   ------------

                                                                               $ 1,873,735    $ 3,304,363
                                                                               ============   ============

                       See condensed notes to the consolidated financial statements

                                MCGLEN INTERNET GROUP, INC.
                           CONSOLIDATED STATEMENTS OF OPERATIONS
                                       (unaudited)

                                                   FOR THE NINE MONTHS ENDED SEPTEMBER 30,
                                                                  2000            1999
                                                             -------------   -------------
NET SALES                                                    $ 24,549,498    $ 18,476,787

COST OF SALES                                                  22,182,802      16,860,570
                                                             -------------   -------------

GROSS PROFIT                                                    2,366,696       1,616,217
                                                             -------------   -------------

OPERATING EXPENSES
  Selling, general and administrative (including $ 735,682
     amortization of deferred compensation for nine
     months ended September 30, 2000)                           6,638,199       2,554,715
  Loss from operations                                          4,271,503         938,498
                                                             -------------   -------------
  Interest expense                                                178,539          12,281
                                                             -------------   -------------

(LOSS) INCOME BEFORE INCOME TAXES                            $ (4,450,042)   $   (950,779)
                                                             -------------   -------------

PROVISION FOR INCOME TAXES                                              -               -

NET (LOSS) INCOME                                            $ (4,450,042)   $   (950,779)
                                                             =============   =============


BASIC AND DILUTED NET (LOSS) INCOME PER SHARE                $      (0.14)   $      (0.05)
                                                             =============   =============

WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING:
  BASIC AND DILUTED                                            31,689,388      20,200,000
                                                             =============   =============

               See condensed notes to the consolidated financial statements

                                MCGLEN INTERNET GROUP, INC.
                           CONSOLIDATED STATEMENTS OF CASH FLOWS
                                        (unaudited)

                                                       FOR THE NINE MONTHS ENDED SEPT. 30,
                                                                  2000            1999
                                                             -------------   -------------
Cash flows from operating activities:
   Net (loss) income                                         $ (4,450,042)   $   (950,779)
                                                             -------------   -------------
   Adjustments to reconcile net loss to net cash
   used in operating activities:
   Depreciation and amortization                                  327,824          34,419
   Amortization of deferred compensation                          735,682               -
   Changes in operating assets and liabilities:
   Accounts receivable                                            246,053        (641,718)
   Inventories                                                    224,326        (409,320)
   Prepaid expenses and other current assets                       18,471           2,661
   Deposits                                                      (203,486)       (353,999)
   Other assets                                                    (6,245)        (36,226)
   Accounts payable                                             1,307,572         860,528
   Accrued expenses                                              (181,976)        212,637
   Net current liabilities of discontinued operations            (608,871)              -
                                                             -------------   -------------
   Total adjustments                                            1,859,350        (331,018)
                                                             -------------   -------------
Net cash used in operating activities                          (2,590,692)     (1,281,797)
                                                             -------------   -------------

Cash flows from investing activities:
                Purchases of equipment                            (72,845)        (74,658)

Net cash used in investing activities                             (72,845)        (74,658)
                                                             -------------   -------------

Cash flows from financial activities:
   Borrowings under convertible notes payable                   1,609,000         200,000
   Borrowings under line of credit                                 90,000               -
   Borrowings under note payable                                  120,000         450,000
   Payments on related party notes payable                              -        (180,000)
   Distributions to stockholders                                        -          (8,000)
   Proceeds from issuing common shares                                  -         720,000
   Payments on capital lease obligations                          (70,865)              -
                                                             -------------   -------------
   Net cash provided by financing activities                    1,748,135       1,182,000
                                                             -------------   -------------
   Net decrease in cash and cash equivalents                     (915,402)       (174,455)
   Beginning of period                                            961,666         436,692
                                                             -------------   -------------

   End of period                                             $     46,264    $    262,237
                                                             =============   =============

               See condensed notes to the consolidated financial statements

                                                    MCGLEN INTERNET GROUP, INC.
                                          CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
                                                            (unaudited)

                                                                                                                          TOTAL
                                                    COMMON STOCK           ADDITIONAL                   ACCUMULATED    STOCKHOLDERS'
                                                    ------------            PAID-IN        DEFERRED      EARNINGS        EQUITY
                                               SHARES         AMOUNT        CAPITAL      COMPENSATION    (DEFICIT)      (DEFICIT)
                                            ------------   ------------   ------------   ------------   ------------   ------------


Balance at December 31, 1999                 31,733,893    $   952,017    $ 2,204,143    $  (575,971)   $(3,444,497)   $  (864,308)

Issuance of stock under private
  placement agreement                           143,140          4,296         (4,296)                                           0

Stock taken into treasury                      (523,582)       (15,708)        15,708                                            0

Conversion of debt to common stock              112,514          3,375        109,139                                      112,514

Adjustment to deferred compensation
  as a result of terminated employees                                        (218,071)       218,071                             0

Stock compensation relating to stock
  grants                                                                      377,781        377,781                             0

Reversal of provision on loss for
  discontinued operations                                                     344,249                                      344,249

Amortization of deferred compensation                                                        735,681                       735,681

Net loss                                                                                                 (4,450,042)    (4,450,042)
                                            ------------   ------------   ------------   ------------   ------------   ------------
Balance at September 30, 2000                31,465,965    $   943,980    $ 2,828,653    $         0    $(7,894,539)   $(4,121,906)
                                            ============   ============   ============   ============   ============   ============


MCGLEN INTERNET GROUP, INC.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.       BASIS OF PRESENTATION

         The consolidated interim financial statements include the accounts of Mcglen Internet Group, Inc. (a Delaware corporation) and its wholly owned subsidiaries (the "Company") and have been prepared, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (SEC). Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such regulations. These financial statements should be read in conjunction with the audited financial statements and the notes thereto included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1999.

         In the opinion of management, the accompanying financial statements contain all adjustments necessary to present fairly the financial position of the Company at September 30, 2000 and the results of operations and cash flows for the nine months ended September 30, 2000 and 1999. The results of operations for the interim periods are not necessarily indicative of the results of operations for the full year.

2.       OVERVIEW AND RECENT DEVELOPMENTS

         Mcglen Internet Group, Inc., formerly Adrenalin Interactive, Inc. (Adrenalin), was acquired by Mcglen Micro, Inc. in December 1999 through a transaction in which the stockholders of Mcglen Micro, Inc. acquired control of the Company through a reverse acquisition. As a result of the acquisition, each share of Mcglen Micro, Inc. was converted into 0.9889611 shares of the Company, with 25,485,527 shares being issued. In addition, under the terms of the acquisition agreement between the Company, Mcglen Micro, Inc., and a consulting firm, who arranged the acquisition, the consulting firm received 2,010,932 shares of common stock upon completion of the acquisition. The value of these shares has been accounted for as a cost of the recapitalization. The equity section of the balance sheet and earnings per share information have been retroactively restated to reflect the exchange ratio established in the acquisition agreement and the issuance of shares to the consulting firm.

         In connection with the acquisition, the board of directors of the Company adopted a formal plan to discontinue the operations of Western Technologies, Inc. (Western), the operating subsidiary of Adrenalin that developed video games. As such, the accounting treatment for the reverse acquisition is that of a recapitalization. The net liabilities of Western have been reclassified as discontinued operations on the balance sheets for all periods presented.

         In March 1999, the Company acquired all of the assets and assumed the liabilities of AMT Components, Inc. (AMT) dba AccessMicro.com, in exchange for 4,500,000 shares of stock (pre-recapitalization). The purchase price of the AMT acquisition was allocated to the acquired assets based on the estimated fair values at the date of acquisition. This resulted in an excess of purchase price over net assets acquired of approximately $400,000 which has been allocated to goodwill and customer lists acquired and is being amortized on a straight-line basis over 3 to 7 years. The operating results for AMT have been included in the consolidated financial statements from the date of acquisition.

         Mcglen Internet Group, Inc. is an Internet operating company focused on creating multiple on-line business divisions targeting specific business-to-business and business-to-consumer markets. The Company offers over 150,000 computer hardware, software, and peripheral products servicing individuals, small offices/home offices, and the corporate market through its three web sites: Mcglen.com, AccessMicro.com, and Techsumer.com.

3.       GOING CONCERN

         The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company had a loss of approximately $3.5 million for the year ended December 31, 1999 and had a negative working capital of approximately $1.6 million as of December 31, 1999. Additionally, the Company is in violation of certain covenants related to a line of credit. As a result, the Company's independent certified public accountants have expressed substantial doubt about its ability to continue as a going concern.

         The Company has recently taken a number of steps to eliminate unprofitable business. In July 2000, the Company refocused its efforts on its key customer base and on SKU's where the Company believes it has a competitive advantage. As a result, sales have declined and the Company laid off approximately 35% of its workforce. During July 2000, the Company also stopped making payments to certain creditors and its largest supplier.

         During July through October 2000, the Company renegotiated its debt with our primary vendors. As a result, it converted approximately $345,000 in accounts payable and accrued liabilities to common stock, converted approximately $1,228,000 in accounts payable and accrued liabilities into notes payable, and converted $120,000 convertible debt and accrued interest to common stock. See below.

         During 1999, the Comapny relied on the proceeds from short-term loans and private placement of its common stock, which aggregated approximately $2.9 million, to fund its operating requirements. The Company raised an additional $950,000 from a private placement of its common stock in October 2000, and are exploring various options to raise additional capital during the fourth quarter 2000.

4.       DEBT AND EQUITY TRANSACTIONS

         In April, 2000, the Company signed agreements which provided it with a $1.5 million bridge loan and a $24 million equity line of credit. The interest rate on the bridge loan is 10%, payable quarterly, or in full upon redemption or conversion, and matures eighteen months from the closing date. The bridge loan may be converted by the investor 150 days after the closing date at 90% of the daily volume weighted average price (VWAP) of the Company's common stock for the 22 trading days prior to notice of conversion. The $24 million equity line of credit can be funded through twelve (12) monthly draws of up to $2 million each, commencing one month after the effective date of this registration statement. The shares sold under the equity line of credit will be at a price equal to 87% of the volume weighted average price for the Company's common stock for 22 days prior to the draw down. The minimum amount the Company may draw down at any one time is $250,000 unless otherwise agreed by Plumrose. Given recent declines in the price of the Company's stock and current trading volumes, the Company is not currently able to draw on the equity line without a waiver of the minimum draw down amount. Accordingly, the Company cannot make any assurances that it will be able to complete any draw downs under this line.

         The investors also received warrants to purchase 372,449 shares of our common stock at $1.875 and 100,00 warrants priced at $2.316 per share.

         In August 2000, the Company engaged Josephthal & Co., Inc. as its financial advisor and to assist the Company in obtaining additional financing.

         In August 2000, the Company entered into an agreement with Mcglen's Founders, Alex Chen, Mike Chen, and George Lee (the Founders), to provide up to 10 million shares of their stock, or approximately one-half of their current holdings, to assist the Company in raising capital to fund its operations, growth, and development of Mcglen, and mergers and acquisitions.

         The Founders have made these shares available for an eighteen-month period and shares not used for permitted purposes at the end of that period will be retained by the Founders. Under the agreement, the Founders are entitled to receive a fee equal to 5% of the amount of cash raised by the Company using the shares included in the pool.

         In August 2000, the Company issued 855,000 shares of common stock from the Founders Pool to various consultants and employees. The shares issued to employees were 30% vested upon the date of grant, with the remainder vesting over a two year period or upon a change of control.

         In September 2000, the Company received a $120,000 loan from Lan Plus Corporation. This loan was repaid in October 2000 through the proceeds of a private placement of common stock, as discussed below.

         In October 2000, the Company received stock subscription agreements for $500,000 of common stock for $0.75 per share, and an additional $500,000 at $0.6875 per share, from Lan Plus Corporation. The purchasers of $500,000 at $0.75 per share also received three year warrants to purchase up to an additional 666,668 shares of common stock at $1.00 per share. Shares from the Founders Agreement will be issued to the purchasers, resulting in no dilution to current Mcglen shareholders. Pursuant to the terms of the Founders Agreement, $50,000 of the funds raised will be remitted to the Founders.

5.       MERGER WITH LAN PLUS CORPORATION

         On October 11, 2000, the Company entered into a definitive agreement with Lan Plus Corporation to merge the two companies. Lan Plus is a manufacturer of both private-label and branded turnkey computer solutions and services, with over 9 years of operating history.

         The merger is subject to customary closing conditions, including due diligence, shareholder and regulatory approval. Management anticipates the merger closing in the first quarter of 2001. At the closing of the merger, Lan Plus shareholders will receive a number of shares such that the Lan Plus shareholders will own 50.1% of shares of the post merger combined entity.

         Lan Plus manufactures computers and turnkey computer offerings through high profile business partners in the retail, catalog, telemarketing, as well as other industries. Lan Plus markets under the Northgate(R), Protek(R), e-PCdirect(R), and Netway(R) brands, and through private label programs with systems integrators and resellers. Lan Plus has also developed excellent corporate clients and actively pursues Internet-based marketing programs for federal government organizations, such as the U.S. Armed Forces, state and local government organizations, and various school districts in California, Arizona, and Virginia.

         Andy Teng, founder, Chairman and Chief Executive Officer of Lan Plus, will become the Chief Executive Officer and Chairman of the Board of the combined company. Richard Shyu, currently President and Chief Operating Officer of Lan Plus, will become President of the combined company. Both will be added to the Board of Directors at closing. Grant Trexler, currently Mcglen's Chief Financial Officer, will become Chief Financial Officer of the combined company. Mcglen's founders, Mike Chen, George Lee, and Alex Chen, will assume management and executive positions within the new company.

6.       FINANCING AGREEMENT WITH DILLOW & DILLOW, INC.

         On December 22, 2000, we entered into a financing agreement with Dillow & Dillow, Inc. Under the agreement, Dillow & Dillow has agreed to arrange for us to receive loans totaling $700,000 from certain lenders identified by Dillow & Dillow. The promissory notes for the loans are secured by a first priority security interest on all of our assets, and will convert into shares of our common stock automatically upon the date this registration statement becomes effective at a conversion price of $0.25 per share. Pursuant to the agreement, the loan amounts were placed into escrow; $400,000 was released to us on December 28, 2000, and the remainder will be released to us before January 8, 2001. We have also sold to certain purchasers identified by Dillow & Dillow up to an aggregate of 3,200,000 shares of our common stock at a price of $0.25 per share, with the proceeds therefor to be held in escrow until this registration statement becomes effective. The agreement provides Dillow & Dillow with a one-year warrant to purchase one share of our common stock for every eight shares of our common stock issued to lenders and investors under the financing agreement, for a maximum of 750,000 shares. In addition, Dillow & Dillow will receive a finders fee equal to 10% of any loan or investment proceeds under the agreement, half payable in cash and half payable in stock at a price of $0.25 per share, for a total of 300,000 shares. The financing agreement requires us to file this registration statement covering 7,050,000 shares.

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our certificate of incorporation provides that none of our directors shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability

         o for any breach of the director's duty of loyalty to us or our stockholders;

         o for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

         o        under section 174 of the Delaware General Corporation Law; or

         o for any transaction from which such director derives improper personal benefit.

         The effect of this provision is to eliminate our rights and those of our stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of his or her fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described above. The limitations summarized above, however, do not affect our ability or that of our stockholders to seek non-monetary remedies, such as an injunction or rescission, against a director for breach of his or her fiduciary duty.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers, or persons controlling our Company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         It is expected that the following expenses will be incurred in connection with the issuance and distribution of the common stock being registered. All such expenses are being paid by us.

             SEC Registration fee                              $  2,506.00
             *Printing and EDGARization                        $  2,000.00
             *Accountants' fees and expenses                   $ 10,000.00
             *Attorneys' fees and expenses                     $ 40,000.00
             *Miscellaneous                                    $  5,494.00
                                                               -----------
             *Total                                            $ 60,000.00
                                                               -----------

        *Estimated

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

         1. In June 1998, the Company effected a private offering of 400,000 shares (adjusted for the 1 for 3 split) of common stock and 100,000 warrants (adjusted for the 1 for 3 split) for aggregate consideration (net of expenses) of $397,927. The warrants have expired. These securities were issued without registration under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon the exemption from the registration requirements of the Securities Act set forth in Section 4(2) of the Securities Act.

           2. During the Company's fiscal year ended June 30, 1998, the Company issued the following securities, without registration under the Securities Act:

  156,817 shares were issued in exchange for $265,000 of convertible debentures; 127,618 shares were issued in settlement of $240,123 of accounts payable; 39,177 shares were issued in settlement for $60,547 of notes payable; and 189,666 shares were issued for consulting services.

         These securities were issued without registration under the Securities Act in reliance upon the exemption from the registration requirements of the Securities Act set forth in Section 4(2) of the Securities Act.

         3. On June 30, 1998, subscription agreements for an aggregate of 208,334 shares (adjusted for the 1 for 3 split) of common stock were executed. Net proceeds were received in July, 1998 in the amount of $435,000. These securities were issued without registration under the Securities Act in reliance upon the exemption from the registration requirements of the Securities Act set forth in Section 4(2) of the Securities Act.

         4. On January 18, 1999, the issuer granted nonqualified stock options to purchase up to 45,000 shares of the common stock of the Company at an exercise price equal to $0.75 per share to a consultant to the Company. 50% of such options vested as of the date of grant and 50% vest on and as of the date that the issuer consummates the acquisition of another entity pursuant to which the issuer maintains its listing on the Nasdaq SmallCap Market (whether such acquisition occurs by means of a merger or consolidation, a stock-for-stock exchange, a purchase of all or substantially all of the assets of another entity in exchange for the issuer's Common Stock or other equity securities or other reorganization whereby the issuer acquires ownership of not less than a majority of the voting power or voting interest of such other entity). The options expire on January 17, 2004. These securities were issued without registration under the Securities Act in reliance upon the exemption from the registration requirements of the Securities Act set forth in Section 4(2) of the Securities Act. No underwriter was employed in connection with the grant of such options and no underwriting discounts or commissions were paid in connection therewith.

         5. In January and February 1999, the issuer issued an aggregate of 217,765 shares of common stock pursuant to the cashless exercise by transferees of MacKenzie Shea, Inc. ("MSI") of an aggregate of 249,998 post-split warrants originally issued to MSI by the Company in October and December 1997. These securities were issued without registration under the Securities Act in reliance upon the exemption from the registration requirements of the Securities Act set forth in Section 4(2) of the Securities Act. No underwriter was employed in connection with such issuance and no underwriting discounts or commissions were paid in connection therewith.

         6. In February 1999, the Company issued an aggregate of 18,423 shares of common stock at a price equal to $1.50 per share to two providers of services in exchange for such providers' cancellation of an aggregate of $27,634.50 of accounts payable owed by the Company to such providers. These securities were issued without registration under the Securities Act in reliance upon the exemption from the registration requirements of the Securities Act set forth in
Section 4(2) of the Securities Act. No underwriter was employed in connection with such issuance and no underwriting discounts or commissions were paid in connection with such issuance.

         7. On February 22, 1999, the issuer granted nonqualified stock options to purchase up to 25,000 shares of the issuer's common stock to a new Director, Edward H. Mackay, at an exercise price equal to $1.50 per share. Such options were 100% vested as of the date of grant and such options expire on February 21, 2004. These securities were issued without registration under the Securities Act in reliance upon the exemption from the registration requirements of the Securities Act set forth in Section 4(2) of the Securities Act. No underwriter was employed in connection with the grant of such options and no underwriting discounts or commissions were paid in connection therewith.

         8. During the Company's fiscal year ended June 30, 1999, the Company issued the following securities without registration under the Securities Act:

              35,000 shares issued for consulting services.
              18,423 shares issued in settlement of $27,634 of accounts payable. 237,502 shares issued upon cashless exercise of warrants for
                274,998 shares of common stock.
              Options for 70,000 shares of common stock issued for services. $24,969 of furniture was acquired by capital lease.

         These securities were issued without registration under the Securities Act in reliance upon the exemption from the registration requirements of the Securities Act set forth in Section 4(2) of the Securities Act.

         9. On July 12, 1999, the Company and a private investor entered into a stock purchase agreement under which the Company issued 293,255 shares of common stock for $1,250,000. An additional 138,090 shares for an aggregate additional consideration of $750,000 were issued and purchased upon the closing of the reverse merger between Mcglen and Adrenalin. The agreement provided for two repricing periods which resulted in the issuance of 143,127 additional shares. In addition to the shares issued, the Company issued a warrant for 29,325 shares exercisable at $4.843 per share through July 31, 2002 and a warrant for 13,809 shares exercisable at $6.172 per share through December 3, 2002. These securities were issued without registration under the Securities Act in reliance upon the exemption from the registration requirements of the Securities Act set forth in Section 4(2) of the Securities Act.

         10. The Company entered into a purchase agreement to sell 293,255 shares of common stock to Escalade Investors, LLC ("Escalade") in July 1999, which allowed for repricing rights if Mcglen's stock price dropped below certain prices as defined in the agreement. Escalade exercised its repricing rights relating to two-thirds of the shares it obtained in the financing in January 2000 and received 103,775 shares of the Company's common stock. Escalade exercised its repricing rights relating to the final one-third of the shares it obtained in the financing in April 2000 and received an additional 39,352 shares of the Company's common stock. These securities were issued without registration under the Securities Act in reliance upon the exemption from the registration requirements of the Securities Act set forth in Section 4(2) of the Securities Act.

         11. On April 10, 2000, the Company issued a $1.5 million convertible debenture to AMRO International, S.A. (the "Convertible Debenture"). The Convertible Debenture is convertible, at the option of the holder, into shares of Common Stock of the Company at a conversion price equal to 90% of the market price of a share of Common Stock of the Company on the date of conversion. The Convertible Debenture was issued without registration under the Securities Act in reliance upon the exemption from the registration requirements of the Securities Act set forth in Section 4(2) of the Securities Act.

         12. On April 10, 2000, in connection with the issuance of the Convertible Debenture, the Company issued to AMRO International, S.A. a warrant to purchase 372,449 shares of common stock of the Company (the "AMRO Warrant") at an exercise price of $2.316 per share. The AMRO Warrant was issued without registration under the Securities Act in reliance upon the exemption from the registration requirements of the Securities Act set forth in Section 4(2) of the Securities Act.

         13. On April 10, 2000, the Company issued to Ladenburg Thalman & Co. a warrant to purchase 49,660 shares of common stock of the Company (the "Ladenburg Warrant") at an exercise price of $2.0137 per share in connection with its role as placement agent in connection with the issuance of the Convertible Debenture to AMRO International, S.A. The Ladenburg Warrant was issued without registration under the Securities Act in reliance upon the exemption from the registration requirements of the Securities Act set forth in Section 4(2) of the Securities Act.

         14. On April 26, 2000, the Company issued to Plumrose Holdings, Inc. a warrant to purchase 100,000 shares of common stock of the Company (the "Plumrose Warrant") at an exercise price of $1.875 per share. The Plumrose Warrant was issued under the terms of a common stock purchase agreement between the Company and Plumrose Holdings, Inc. The Plumrose Warrant was issued without registration under the Securities Act in reliance upon the exemption from the registration requirements of the Securities Act set forth in Section 4(2) of the Securities Act.

         15. On August 18, 2000, the Company entered into a corporate consulting agreement with Global Integrated Business Solutions ("Global"). In exchange for various corporate consulting and public relations services, the Company agreed to issue to Global 20,000 warrants per month to purchase an equal number of shares of the Company's common stock at an exercise price of $0.25 per share. The Company currently owes Global 140,000 warrants under the agreement. These warrants were issued without registration under the Securities Act in reliance upon the exemption from the registration requirements of the Securities Act set forth in Section 4(2) of the Securities Act.

         16. On October 4, 2000, the Company sold 266,667 shares of common stock to Harold A. Poling ("Poling") at a price of $0.75 per share, and issued an immediately-exercisable three-year warrant to Poling to purchase up to 266,667 shares of common stock at an exercise price of $1.00. These securities and warrants were issued without registration under the Securities Act in reliance upon the exemption from the registration requirements of the Securities Act set forth in Section 4(2) of the Securities Act.

         17. On October 6, 2000, the Company sold 266,667 shares of common stock to Liberty Holdings, AG ("Liberty") at a price of $0.75 per share, and issued an immediately-exercisable three-year warrant to Liberty to purchase up to 266,667 shares of common stock at an exercise price of $1.00. These securities and warrants were issued without registration under the Securities Act in reliance upon the exemption from the registration requirements of the Securities Act set forth in Section 4(2) of the Securities Act.

         18. On October 11, 2000, in connection with the execution of the agreement and plan of merger between the Company and Lan Plus Corporation, the Company issued 727,273 shares to Lan Plus for an aggregate consideration of $500,000. These securities were issued without registration under the Securities Act in reliance upon the exemption from the registration requirements of the Securities Act set forth in Section 4(2) of the Securities Act.

         19. On October 16, 2000, the Company sold 133,333 shares of common stock to Radyr Group Investments, Ltd. ("Radyr") at a price of $0.75 per share, and issued an immediately-exercisable three-year warrant to Radyr to purchase up to 133,333 shares of common stock at an exercise price of $1.00. These securities and warrants were issued without registration under the Securities Act in reliance upon the exemption from the registration requirements of the Securities Act set forth in Section 4(2) of the Securities Act.

         20. On October 26, 2000, the Company issued a warrant to Deutsche Financial Services Corporation ("DFS") in connection with a forbearance agreement dated September 20, 2000 between the Company and DFS. Under the terms of the warrant, DFS had the right to convert debt in an amount not to exceed $268,000 for up to 275,000 shares of the Company's common stock at the average closing price of the common stock on the 22 trading days immediately preceding the notice of conversion ("Conversion Shares"), and for 365 days after such conversion to purchase in cash up to 50% of the number of Conversion Shares ("Warrant Shares") at a price equal to 75% of the conversion price for the Conversion Shares. Pursuant to a settlement and release agreement dated December 28, 2000 between the Company and DFS, DFS exercised its rights with respect to the Conversion Shares and received 275,000 shares of our common stock. In addition, DFS retains its right to purchase up to 137,500 Warrant Shares. These warrants and securities were issued without registration under the Securities Act in reliance upon the exemption from the registration requirements of the Securities Act set forth in Section 4(2) of the Securities Act.

         21. On December 28, 2000, in connection with a settlement and release agreement settling all debts owed by DFS pursuant to a financing agreement between McGlen Micro, Inc. and DFS dated December 5, 1997, the Company issued 35,000 shares of common stock to DFS. These securities were issued without registration under the Securities Act in reliance upon the exemption from the registration requirements of the Securities Act set forth in Section 4(2) of the Securities Act.

ITEM 27.  EXHIBITS

Exhibit
  No.    Description
  ---    -----------------------------------------------------------------------

2.1 Agreement and Plan of Merger, dated as of April 28, 1999, among Adrenalin, Adrenalin's subsidiary, Mcglen Micro, Inc. and Mcglen Micro, Inc.'s principal shareholders, incorporated by reference from Exhibit
         2.1 to our Current Report on Form 8-K, dated April 30, 1999.
2.2 First Amendment to Agreement and Plan of Merger, dated July 23, 1999, among Adrenalin, Adrenalin's subsidiary, Mcglen Micro, Inc. and Mcglen Micro, Inc.'s principal shareholders, incorporated by reference from
         Exhibit 2.1 to our Current Report on Form 8-K, dated July 23, 1999 ("July 23, 1999 Form 8-K").
2.3 Second Amendment to Agreement and Plan of Merger, dated October 4, 1999, by and among Adrenalin Interactive, Inc., Adrenalin Acquisition Corporation, Mcglen Micro, Inc. and the shareholders of Mcglen Micro, Inc., incorporated by reference from Exhibit 2.3 to Amendment No. 1 filed April 17, 2000 to our Form 10-KSB for the year ended December 31, 1999 ("April 2000 Form 10-KSB/A").
2.4 Third Amendment to Agreement and Plan of Merger, dated December 2, 1992, by and among Adrenalin Interactive, Inc., Adrenalin Acquisition Corporation, Mcglen Micro, Inc. and the shareholders of Mcglen Micro, Inc., incorporated by reference from Exhibit 2.4 to our April 2000 Form 10-KSB/A.
3.1 Amended Certificate of Incorporation of Adrenalin Interactive, Inc., incorporated by reference from Exhibit 3.1 to our Current Report on Form 8-K, dated December 8, 1999.
3.2      Bylaws of Mcglen Internet Group, Inc., incorporated by reference from
         Exhibit 3.2 to our April 2000 Form 10-KSB/A.
3.3 Certificate of Amendment of Certificate of Incorporation of Adrenalin, filed with the Delaware Secretary of State on December 6, 1999, incorporated by reference from Exhibit 3.1 to our Current Report on Form 8-K, dated February 1, 2000 ("February 1, 2000 Form 8-K").
4.1 Common Stock Purchase Agreement, dated July 12, 1999, between Adrenalin and Escalade, incorporated by reference from Exhibit 4.1 to our Current Report on Form 8-K, dated July 12, 1999 ("July 12, 1999 Form 8-K").
4.2 Registration Rights Agreement, dated July 12, 1999, between Adrenalin and Escalade, 4.2 incorporated by reference from Exhibit 4.2 to our July 12, 1999 Form 8-K.
4.3 Form of Warrant issued and to be issued by Adrenalin to Escalade, incorporated by reference from Exhibit 4.3 to our July 12, 1999 Form 8-K.
4.4 Form of Escrow Instructions to be entered into between Adrenalin and Escalade, 4.4 incorporated by reference from Exhibit 4.4 to our July 12, 1999 Form 8-K.
4.5 Form of Warrant issued to affiliates and transferees of MacKenzie Shea, Inc. ("MSI"), incorporated by reference from Exhibit 4.1 to our Quarterly Report on Form 10-QSB for our quarterly period ended March 31, 1998 ("March 1998 Form 10-QSB").
4.6* Warrant to Purchase Common Stock issued to Redstone Securities, Inc. ("Redstone"), dated August 12, 1999.
4.7 Private Placement Memorandum, dated September 30, 1999, between Mcglen Micro, Inc. and Redstone, incorporated by reference from Exhibit 4.1 to our February 1, 2000 Form 8-K.

4.8* Loan Agreement, dated as of April 10, 2000, between Mcglen Internet Group, Inc. and the Lenders signatory thereto.
4.9* Common Stock Purchase Agreement, dated April 12, 2000, between Mcglen Internet Group, Inc. and Plumrose Holdings Inc.
4.10* Stock Purchase Warrant, dated as of April 12, 2000, issued to Plumrose Holdings Inc.
4.11* Stock Purchase Warrant, dated as of April 12, 2000, issued to Ladenburg Thalmann & Co. Inc.
5.15**   Opinion of O'Melveny & Myers, LLP.
10.1 1999 Stock Option Plan of Mcglen Micro, Inc., as amended, as adopted by the Company after the merger with Adrenalin Interactive, Inc., incorporated by reference from Exhibit 10.1 to our April 2000 Form 10-KSB/A.
10.2 Consulting Agreement, dated October 1, 1997, as amended, between Adrenalin Interactive, Inc. and MSI, incorporated by reference from
         Exhibit 10.1 to our Form 10-KSB for the year ended June 30, 1998.
10.3 Letter Agreement, dated November 18, 1997, as amended on April 21, 1998 and August 31, 1998, between Adrenalin and Kayne relating to management consulting services provided to Adrenalin by Kayne, incorporated by reference from Exhibit 10.2 to our Form 10-KSB for the year ended June 30, 1998 ("June 1998 Form 10-KSB").
10.4 Employment Agreement, dated December 16, 1997, between Adrenalin and Jay Smith, III, incorporated by reference from Exhibit 10.1 to our March 1998 Form 10-QSB.
10.5 Consulting Agreement, dated April 10, 1998, between Adrenalin and Robert A.D. Wilson relating to general consulting services provided to Adrenalin by Mr. Wilson, incorporated by reference from Exhibit 10.5 to our June 1998 Form 10-KSB.
10.6 Optional Advance Note for $400,000 plus Interest, dated June 30, 1998, issued by Adrenalin to Bay Area Financial Corporation, incorporated by reference from Exhibit 10.8 to our June 1998 Form 10-KSB.
10.7 Secured Promissory Note, dated July 23, 1999, by Mcglen to Adrenalin in the principal amount of $500,000 and payable on July 23, 2000, incorporated by reference from Exhibit 10.1 to our Current Report on our July 23, 1999 Form 8-K.
10.8 Adrenalin's 1995 Stock Option Plan, as amended, incorporated by reference from Exhibit 10.4 to our Registration Statement on Form SB-2, No. 333-00178.
10.9 Amendment No. 2 to Adrenalin's 1995 Stock Option Plan, dated December 1, 1997, incorporated by reference from Exhibit 10.13 to our June 1998 Form 10-KSB.
10.10 Adrenalin's 1996 Stock Option Plan, as amended, incorporated by reference from Exhibit A to Adrenalin's definitive proxy materials in respect of Adrenalin's 1996 Annual Meeting of Shareholders.
10.11 Amendment No. 2 to Adrenalin's 1996 Stock Option Plan, dated December 1, 1997, incorporated by reference from Exhibit 10.15 to our June 1998 Form 10-KSB.
10.12 Acquisition Agreement among Adrenalin, Western and Jay Smith III d/b/a Smith Engineering, dated as of December 30, 1996, incorporated by reference from Exhibit 7(c)(1) to our Current Report on Form 8-K, dated February 4, 1997 ("February 4, 1997 Form 8-K").
10.13 License Agreement, dated February 4, 1997, between Western and Jay Smith, III, incorporated by reference from Exhibit 7(c)(2) to our February 4, 1997 Form 8-K.

10.14 Convertible Promissory Note, dated March 20, 2000, by and between Mcglen Internet Group, Inc. and various Lenders introduced by Institutional Equity Holdings Corporation, incorporated by reference from Exhibit 10.14 to our April 2000 Form 10-KSB/A.
10.15 Employment Agreement, dated January 1, 2000, between Mcglen Internet Group, Inc. and Grant Trexler, incorporated by reference from Exhibit
         10.15 to our April 2000 Form 10-KSB/A.
10.16 Employment Agreement, dated December 2, 1999, between Adrenalin Interactive, Inc. and George Lee, incorporated by reference from
         Exhibit 10.16 to our April 2000 Form 10-KSB/A.
10.17 Employment Agreement, dated December 2, 1999, between Adrenalin Interactive, Inc. and Mike Chen, incorporated by reference from Exhibit
         10.17 to our April 2000 Form 10-KSB/A.
10.18 Employment Agreement, dated December 2, 1999, between Adrenalin Interactive, Inc. and Alex Chen, incorporated by reference from Exhibit
         10.18 to our April 2000 Form 10-KSB/A.
10.20 Employment Agreement, dated September 1, 1999, between Mcglen Micro, Inc. and Robert Brown, incorporated by reference from Exhibit 10.20 to our April 2000 Form 10-KSB/A.
10.21*   2000 Stock Option Plan.
10.22* Founders Agreement, dated August 15, 2000, between Mcglen Internet Group, Inc. and George Lee, Mike Chen and Alex Chen.
10.23 Financing Agreement, dated December 22, 2000, between Mcglen Internet Group, Inc. and Dillow and Dillow, Inc.
21 Subsidiaries of Mcglen Internet Group, Inc., incorporated by reference from Exhibit 21 to our April 2000 Form 10-KSB/A.
23.1**   Consent of O'Melveny & Myers, LLP (included in Exhibit 5.1).
23.2*    Consent of BDO Seidman, LLP.
23.3*    Consent of Singer Lewak Greenbaum & Goldstein LLP.


      *  Previously filed.

      ** To be filed by amendment.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly authorized this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, in the City of Industry, State of California, on January 10, 2001.

                                         MCGLEN INTERNET GROUP, INC.


                                         By:        /s/ George Lee
                                            -----------------------------------
                                            George Lee, Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature                              Title                                                     Date
---------                              -----                                                     ----
                                       Chief Executive Officer and Director (Principal           January 10, 2001
/s/ George Lee                         Executive Officer)
------------------------
George Lee
                                                                                                 January 10, 2001
                                       President, Chief Technology Officer, Secretary and
/s/ Mike Chen                          Director
------------------------
Mike Chen
                                       Chief Financial Officer (Principal Financial Officer      January 10, 2001
/s/ Grant Trexler                      and Principal Accounting Officer)
------------------------
Grant Trexler
                                                                                                 January 10, 2001
*                                      Chairman of the Board
------------------------
Peter Janssen
                                                                                                 January 10, 2001
*                                      Director
------------------------
Calbert Lai
                                                                                                 January 10, 2001
*                                      Director
------------------------
David P. Jones


* By:      /s/Grant Trexler
     ---------------------------------
           Grant Trexler
           Attorney-in-Fact